Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

HEALTHCARE SERVICES GROUP, INC.

and

PLATINUM HEALTH SERVICES, LLC

and

PLATINUM HEALTH SERVICES PEO, LLC

and

JOSEPH FOY

and

PLATINUM SG EQUITIES LLC

and

WALNUT COURT CAPITAL ADVISORS, LLC

and

Z CAPITAL, LLC

and

SIMON GANZ

and

SETH E. GRIBETZ,
personally, for his own account, and as Member Representative

DATED AS OF: July 11, 2013

(i)

(continued)

3.27. No Other Representations or Warranties	46
4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.	46
4.1. Organization and Good Standing	46
4.2. Authority; No Conflict.	46
4.3. Capitalization, Etc.	47
4.4. Reports and Financial Statements	47
4.5. Certain Proceedings	48
4.6. Brokers or Finders	48
4.7. Use of Information Regarding Employees	48
4.8. Service Agreements	48
4.9. No Other Representations or Warranties	48
5. COVENANTS OF COMPANY AND OTHER SELLERS; CERTAIN MUTUAL COVENANTS OF PARTIES.	48
5.1. Return of Certain Payments.	48
5.2. Mutual Covenants Regarding Apportioned Obligations	48
5.3. Tax Returns	49
5.4. Excluded Liabilities	49
5.5. Bulk Transfer Laws	49
5.6. Receivables	49
5.7. Intentionally Omitted.	49
5.8. Intentionally Omitted.	49
5.9. Reliance by Purchaser	49
5.10. Use of Similar Names	49
5.11. Transfer of Title to Motor Vehicle; Inspection of Motor Vehicle	50
5.12. Access	50
5.13. Operation of the Business of Company and Platinum PEO	50
5.14. Negative Covenant	51
5.15. No Negotiation	51
5.16. Mutual Covenants Regarding Governmental Authorizations and Other Consents; Specific Covenants of Sellers.	52
5.17. Supplementation and Correction of Information	53
5.18. Efforts Regarding Completion	53
5.19. Withdrawal Liability and Union Employees	54
6. COVENANTS OF PURCHASER.	55
6.1. Assumed Liabilities; Post‑Closing Liabilities.	55
6.2. Employees	55
6.3. Registration Statement.	56
7. CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE.	59
7.1. Accuracy of Representations	59
7.2. Company’s Performance.	60

(ii)

(continued)

7.3. Intentionally Omitted.	60
7.4. No Proceedings	60
7.5. No Prohibition	60
7.6. Client Meetings	60
8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE.	60
8.1. Accuracy of Representations	60
8.2. Purchaser’s Performance.	61
8.3. No Prohibition	61
8.4. No Proceedings	61
9. TERMINATION.	61
9.1. Termination Events	61
9.2. Effect of Termination	62
10. INDEMNIFICATION; REMEDIES.	62
10.1. Survival	62
10.2. General Indemnification and Reimbursement by Company Control Group	62
10.3. General Indemnification and Reimbursement by Purchaser	63
10.4. Tax Indemnification.	64
10.5. Time Limitations.	64
10.6. Limitations on Amount of Liability.	65
10.7. Procedure for Indemnification ‑ Third Party Claims.	68
10.8. Set‑Off	70
10.9. Exclusive Remedy; Etc.	71
10.10. Time Limitations Applicable to Claims Against Purchaser	71
10.11. Claims Taken Into Account in Determining Adjusted Working Capital	71
10.12. No Double Recovery; Insurance	72
10.13. Pre-Closing Breaches	72
10.14. Procedure Regarding Known Specific Indemnity Claim	73
11. AGREEMENT NOT TO COMPETE; ETC.	73
11.1. Noncompetition	73
11.2. Confidentiality	73
11.3. Reformation	74
11.4. Equitable Relief	74
11.5. Extension of Noncompetition Period	75
11.6. PEO Noncompetition	75
12. GENERAL PROVISIONS.	75
12.1. Expenses	75
12.2. Public Announcements	75
12.3. Confidentiality	75
12.4. Notices	76
12.5. Governing Law; Jurisdiction; Service of Process	76

(iii)

(continued)

12.6. Further Assurances	77
12.7. Waiver	77
12.8. Entire Agreement and Modification	77
12.9. Assignments, Successors, and No Third‑Party Rights	77
12.10. Severability	78
12.11. General Provisions; Section Headings, Construction	78
12.12. Counterparts	78
12.13. Records Retention	78
12.14. Risk of Loss	79
12.15. Time of Essence	79
12.16. Member Representative; Etc.	79

(iv)

EXHIBITS
Exhibit “A”	‑	Bill of Sale from Company
Exhibit “B”	‑	Assignment, Delegation and Assumption Agreement of Company
Exhibit “C”	‑	Bill of Sale from Platinum PEO
Exhibit “D”	‑	Platinum PEO Assumption Agreement
Exhibit “E”	‑	Closing Certificate of Sellers
Exhibit “F”	‑	Escrow Agreement
Exhibit “G”	‑	Closing Certificate of Purchaser

SCHEDULES
Schedule 1.1.1	‑	Material Items of Tangible Personal Property, Acquired Motor Vehicles
Schedule 1.1.2	‑	Assumed Contracts
Schedule 1.1.3	‑	Balance Sheet
Schedule 1.1.4	‑	Selected Service Agreements
Schedule 1.1.5	‑	Company Creditors
Schedule 1.1.6	‑	Company Debt
Schedule 1.1.7	‑	Excluded Motor Vehicles
Schedule 1.1.8	‑	Existing Mutual Clients
Schedule 1.1.9	‑	Leases
Schedule 1.1.10*	‑	Receivables
Schedule 1.1.11	‑	Relevant Facility
Schedule 2.5(a)	‑	Example of Adjusted Working Capital Statement
Schedule 3.2(b)	‑	Conflicts Regarding Company and Platinum PEO
Schedule 3.2(c)(i)	‑	Governmental Consents to be Obtained by Sellers
Schedule 3.2(c)(ii)	‑	Other Consents to be Obtained by Sellers
Schedule 3.2(c)(iii)	‑	Non-Transferable Licenses
Schedule 3.2(d)	‑	Conflicts Regarding Members
Schedule 3.3(a)	‑	Exceptions to GAAP (Financial Statements)
Schedule 3.3(b)	‑	Exceptions to GAAP (Interim Financial Statements)
Schedule 3.4(a)	‑	Exceptions Regarding Receivables
Schedule 3.5(a)	‑	Leased Personal Property; Leased Real Property
Schedule 3.6	‑	Warranty Claims
Schedule 3.7(a)	‑	Tax Returns and Payments
Schedule 3.7(b)	‑	Tax Audits

(v)

Schedule 3.8(a)	‑	Officers, Managing Members, Salaried Employees and Related Employment Agreements, Etc.
Schedule 3.8(b)	‑	Employee Benefit Plans
Schedule 3.8(c)	‑	Exceptions Regarding Employee Benefit Plans
Schedule 3.8(d)	‑	Certain Payments to Employees, Etc.
Schedule 3.8(e)	‑	Contributions; Absence of Events
Schedule 3.9(a)	‑	Exceptions to Compliance with Legal Requirements; Etc.
Schedule 3.9(b)	‑	Governmental Authorizations; Exceptions
Schedule 3.10(a)	‑	Proceedings
Schedule 3.10(b)	‑	Orders
Schedule 3.10(c)	‑	Workers’ Compensation Claims
Schedule 3.11(a)	‑	Absence of Certain Changes and Events Since the Interim Balance Sheet Date
Schedule 3.11(b)	‑	Material Adverse Effect
Schedule 3.12(a)	‑	Material Contracts
Schedule 3.12(b)	‑	Exceptions Regarding Material Contracts
Schedule 3.13(a)	‑	Insurance Policies
Schedule 3.13(b)	‑	Contracts and Arrangements Regarding Third Party Insurance Coverage
Schedule 3.13(d)	‑	Prior Insurance Policies
Schedule 3.14(a)	‑	Environmental Matters
Schedule 3.14(b)	‑	Environmental Permits
Schedule 3.16*	‑	Labor Matters
Schedule 3.17(a)	‑	Disputes Regarding Contracts Relating to Intellectual Property
Schedule 3.17(b)	‑	Intellectual Property; Exceptions Regarding Intellectual Property
Schedule 3.17(c)	‑	Software
Schedule 3.17(e)	‑	Royalty Payments; Etc.
Schedule 3.18	‑	Relationships with Related Persons
Schedule 3.19	‑	Exceptions Regarding Brokers; Finders; Etc.
Schedule 3.20(b)	‑	Certain Suppliers and Vendors of Company
Schedule 3.21	‑	Security Deposits
Schedule 3.22	‑	Undisclosed Liabilities
Schedule 4.2(b)	‑	Conflicts Regarding Purchaser
Schedule 4.2(c)	‑	Consents to be Obtained by Purchaser
Schedule 5.19	‑	Pension Plans

(vi)

Schedule 6.2	‑	Retained Employees
Schedule 7.6	‑	Client Visits

* Subject to update at Closing.

(vii)

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of the 11th day of July, 2013, by and among HEALTHCARE SERVICES GROUP, INC., a Pennsylvania corporation (“Purchaser”), PLATINUM HEALTH SERVICES, LLC, a Delaware limited liability company (“Company”) , PLATINUM HEALTH SERVICES PEO, LLC, a Delaware limited liability company (“Platinum PEO”), JOSEPH FOY, an adult individual (“Mr. Foy”), PLATINUM SG EQUITIES LLC, a New York limited liability company (“SG Equities”), WALNUT COURT CAPITAL ADVISORS, LLC, a New Jersey limited liability company (“Walnut Court”), Z CAPITAL, LLC, a New Jersey limited liability company (“Z Capital”) (Mr. Foy, SG Equities, Walnut Court and Z Capital shall be collectively referred to herein as the “Members”), SIMON GANZ, an adult individual and the manager of SG Equities (“Mr. Ganz”) in his personal capacity, and for his own account, solely for the purposes of (a) making the representations and warranties set forth in Section 3 jointly and severally with the Company Control Group (as hereinafter defined), (b) agreeing to perform the covenants set forth in Section 5 jointly and severally with the Company Control Group, and (c) agreeing to be bound by Sections 7, 9, 10, 11, and 12, and SETH E. GRIBETZ, an adult individual and the managing member of Walnut Court (“Mr. Gribetz”) (a) in his capacity as the Member Representative (as such term is hereinafter defined) hereunder solely for the purpose of agreeing to be bound by the provisions of Sections 2.4, 2.5, 2.7, and 12.16 and (b) in his personal capacity, and for his own account, solely for the purposes of (i) making the representations and warranties set forth in Section 3 jointly and severally with the Company Control Group, (ii) agreeing to perform the covenants set forth in Section 5 jointly and severally with the Company Control Group, and (iii) agreeing to be bound by Sections 7, 9, 10, 11, and 12. Company, Platinum PEO and the Members shall be collectively referred to herein as the “Sellers.”
BACKGROUND
A. Company is engaged, either directly, or indirectly through its wholly‑owned subsidiary, Platinum PEO, throughout the United States in the business of marketing, selling and providing (1) housekeeping, maintenance, janitorial and laundry services on a turnkey basis to nursing homes, retirement communities, rehabilitation centers, hospitals and other healthcare or skilled nursing facilities (each, a “Healthcare Facility” or collectively, the “Healthcare Facilities”) and (2) employee staff leasing services as an adjunct service only to Healthcare Facilities to which it also provides housekeeping, maintenance, janitorial and laundry services (collectively, the “Business”).
B.    The Members own, in the aggregate, one hundred (100%) of the issued and outstanding membership interests of Company.
C.    Purchaser desires to purchase from Company and Platinum PEO, and Company and Platinum PEO desire to sell, transfer and assign to Purchaser, on a going concern basis, all of the rights of Company and Platinum PEO in, to and under substantially all of the assets owned or used by Company and Platinum PEO in connection with the Business, all pursuant to, and in accordance with, the terms and conditions set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations, and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
1.    DEFINED TERMS; BACKGROUND.
1.1.    Definitions. For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:
“10‑Day VWAP” - as defined in Section 6.3(f)(ii).
“Accrued Payroll and Paid Time‑Off Expense” ‑ collectively, as of any given date, an amount, determined in accordance with GAAP, consistently applied (with such exceptions as are noted on Schedule 3.3(b)), equal to the sum of (a) all accrued, unpaid wages and salaries as of such date and (b) all accrued, unpaid vacation pay and other paid time‑off as of such date as determined in accordance with the paid time‑off policies of Company and Platinum PEO, each as disclosed on Schedule 3.8(b), which in either case is payable by either Company or Platinum PEO solely to those employees of Company or Platinum PEO who perform services with respect to the Business and who are hired by Purchaser as Retained Employees as provided in Section 6.2.
“Acquired Assets” ‑ collectively, all assets, properties, rights, privileges, and interests of Company and Platinum PEO, of whatever kind or nature, personal, tangible, and intangible, known and unknown, and wherever located, which are owned, used, or usable by either Company or Platinum PEO in connection with the Business as of the Closing Date, other than the Excluded Assets, which “Acquired Assets” will include all of the following assets of Company and Platinum PEO: (a) all Receivables, notes receivables, and other amounts owed or otherwise payable to either Company or Platinum PEO which are attributable to the Business; (b) all inventories (both on hand and on order) of any housekeeping, janitorial, and on‑site laundry and linen supplies relating to the Business, and all other supplies, packaging materials, forms, labels, sales and promotional materials, and other inventory items, wherever located, relating to the Business; (c) the Acquired Motor Vehicles and all items of machinery, equipment, trade fixtures, furnishings, furniture, displays, display materials, signs, tools, computer hardware and servers, accessories, artwork, office and other equipment, telephone and telecommunications equipment, appliances, and other tangible personal property relating to the Business, the major items of which are identified on Schedule 1.1.1, and any replacement parts for any of such tangible assets, which tangible personal property will include (i) any of the foregoing leased by either Company or Platinum PEO and (ii) any such tangible assets which have been acquired by Company since the Balance Sheet Date; (d) all operating data, books, records, ledgers, files, documents, correspondence, lists, specifications, studies, reports, systems, procedures manuals, and related materials, in whatever form or media, relating to the Business, including all customer or prospect lists and files, credit records and information, purchase order files, customer history reports, customer correspondence and mailing lists, supplier and vendor lists, sales records, research, statistical, production, marketing and promotional materials, advertising, marketing, and promotional know‑how and materials, market research, business plans and projections, artwork, and other similar items relating to the Business; (e) all Intellectual Property and all goodwill associated therewith, including the names “Platinum Health Services, LLC”, “Platinum Health Services PEO, LLC” and “Platinum Health Services” and the other Marks, Copyrights, Trade Secrets, Software, and Website identified on Schedule 3.17(b), and all other inventions, processes and know‑how relating or pertaining to the Business, together with all licenses and sublicenses granted and obtained with respect to any of the foregoing, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under applicable Legal Requirements of all jurisdictions; (f) all of Company’s and Platinum PEO’s rights and interests as of the Closing Date under or relating to the Assumed Contracts, together with all warranties, indemnities, rights, claims, and causes of action in favor of Company or Platinum PEO thereunder; (g) all security deposits deposited by Company or Platinum PEO with any Person in connection with the Business and all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set‑off, and rights of recoupment of Company or Platinum PEO relating to or arising in connection with the Business; (h) all transferable approvals, permits, licenses, orders, registrations, certificates, variances, and other Governmental Authorizations relating to the Business; (i) all noncompetition and confidentiality agreements executed by any and all Retained Employees in favor of Company or Platinum PEO, as well as all other noncompetition and confidentiality agreements with Persons other than employees entered into for the benefit of Company or Platinum PEO, to the extent transferable; (j) all employee personnel records of Company or Platinum PEO (subject to Company or Platinum PEO obtaining all requisite Consents to release such employee records pursuant to applicable Legal Requirements); (k) all the goodwill and going concern value of the Business and the Acquired Assets; and (l) all other tangible and intangible assets of Company or Platinum PEO pertaining to the Business.
“Acquired Motor Vehicles” ‑ collectively, the motor vehicles owned or leased by Company and used by Company’s area managers or floor team members in connection with the Business, all of which motor vehicles are identified on Schedule 1.1.1.
“Acquisition Transaction” ‑ as defined in Section 5.15.
“Adjusted Working Capital” ‑ as of any given date, an amount equal to Current Assets as of such date less Current Liabilities as of such date.
“Affiliate” ‑ with respect to a specified Person, any other Person which directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified Person.
“Agreement” ‑ this Asset Purchase Agreement, including all amendments hereof and all Exhibits and Schedules hereto.
“Asset Acquisition Statements” - as defined in Section 2.8(a).
“Assumed Contracts” ‑ those Contracts specifically identified on Schedule 1.1.2 that will be specifically assumed by Purchaser from Company and Platinum PEO at the Closing pursuant to the respective Assumption Agreements, which “Assumed Contracts” shall include all Contracts (other than those Contracts which comprise a portion of the Excluded Assets), to which Company or Platinum PEO is a party, including (a) all Service Agreements and (b) all unfulfilled Contracts or commitments made or entered into by either Company or Platinum PEO in the ordinary course of the Business relating to any inventory (both on hand or on order) of Company or Platinum PEO, as applicable, which comprises a portion of the Acquired Assets.
“Assumed Liabilities” ‑ collectively, the liabilities of Company and Platinum PEO to be assumed by Purchaser pursuant to Section 2.2.
“Assumed Service Agreements” ‑ as defined in this Section 1.1 in the definition of “Net Revenues.”
“Assumption Agreement” ‑ as defined in Section 2.6(a)(ii).
“Assumption Agreements” ‑ collectively, the Assumption Agreement and the Platinum PEO Assumption Agreement.
“Balance Sheet” ‑ the audited balance sheet of Company as of December 31, 2012, a copy of which is attached hereto as Schedule 1.1.3.
“Balance Sheet Date” ‑ December 31, 2012.
“Basket” – as defined in Section 10.6(a).
“Breach” ‑ a “Breach” of a representation, warranty, covenant or obligation of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been any inaccuracy in any such representation or warranty or any failure to perform or comply with any such covenant or obligation.
“Business” ‑ as defined in Paragraph A of the Background provisions of this Agreement.
“Business Day” ‑ any day other than a Saturday, a Sunday or a day on which banks in the City of Philadelphia, Pennsylvania are authorized or required to close.
“Claim Notice” ‑ an indemnity claim notice as described and defined in Section 10.7(b).
“Closing” ‑ the completion of the Contemplated Transactions pursuant to Section 2.7.
“Closing Adjusted Working Capital Statement” ‑ as defined in Section 2.5(b).
“Closing Date” ‑ as defined in Section 2.7.
“Code” ‑ the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations promulgated by the IRS pursuant to that code or any successor law.
“Common Stock” ‑ as defined in Section 4.3(a).
“Company” ‑ as defined in the introductory paragraph of this Agreement.

“Company Acquired Assets” ‑ collectively, that portion of the Acquired Assets which is owned, leased or licensed by Company.
“Company Control Group” - collectively, the Sellers, Mr. Ganz and Mr. Gribetz.
“Company Creditors” ‑ collectively, Israel Discount Bank of New York and the other Persons identified on Schedule 1.1.5 to which any Company Debt is owing as of the Closing Date.
“Company Debt” ‑ collectively all indebtedness and other obligations of either Company or Platinum PEO to the Company Creditors for borrowed money as of the Closing Date (including any capitalized lease obligations or other funded debt), in each instance under the respective Contracts evidencing or securing such indebtedness or obligations, including the indebtedness listed on Schedule 1.1.6, together with all accrued, unpaid interest on such indebtedness or obligations and all fees, expenses and other amounts payable by either Company or Platinum PEO in connection with the repayment of such indebtedness or obligations, including any prepayment privilege fees or penalties or any breakage or similar fees.
“Company Indemnitees” ‑ as defined in Section 10.3.
“Competing Business” ‑ any Person which engages in the business of marketing, selling or providing any housekeeping, janitorial, laundry, linen, maintenance, food, dietary or nutritional services to any Healthcare Facility anywhere in the Restricted Territory.
“Confidential Information” ‑ as defined in Section 11.2.
“Consent” ‑ any approval, consent, notice, ratification, waiver, or other authorization or release (including any Governmental Authorization).
“Contemplated Transactions” ‑ collectively, all of the transactions contemplated by this Agreement.
“Contingent Stock Consideration” ‑ as defined in Section 2.4.
“Contract” ‑ any agreement or contract (whether written or oral) that is legally binding.
“Control” ‑ or any derivation thereof, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise); provided, however, that, in any event, any Person that owns or holds, directly or indirectly, more than fifty percent (50%) of the voting securities or more than ten percent (10%) of the partnership or other equity interests of any other Person (other than as a limited partner of such Person) will be deemed to Control such other Person.
“Copyrights” ‑ as defined in this Section 1.1 in the definition of “Intellectual Property.”
“Current Assets” ‑ as of any given date, those Acquired Assets consisting of (a) the Receivables, (b) prepaid expenses and (c) other current assets of Company and Platinum PEO as of such date as determined on a consolidated basis in accordance with GAAP, consistently applied, with such exceptions as are noted on Schedule 2.5(a).
“Current Liabilities” ‑ as of any given date, those Assumed Liabilities consisting of (a) all trade accounts payable, (b) Accrued Payroll and Paid Time‑Off Expense and any related accrued, unpaid payroll taxes regarding the Retained Employees and (c) accrued expenses relating to the operation of the Business, which are accrued in the ordinary course consistent with past practice, as of such date, all as determined on a consolidated basis in accordance with GAAP, consistently applied, with such exceptions as are noted on Schedule 2.5(a). For purposes of Assumed Liabilities, “Current Liabilities” shall include all liabilities and accrued expenses on the Final Closing Adjusted Working Capital Statement.
“Damages” ‑ collectively, all claims, Liabilities, obligations, losses, damages, deficiencies, assessments, Encumbrances, judgments, penalties, costs, and expenses (including reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand); provided, however, that “Damages” shall not include any punitive, consequential, or indirect damages, unless and to the extent that any of such damages are actually paid or incurred by an Indemnified Party in connection with a Third Party Claim.
“Deductible” – as defined in Section 10.6(a).
“Delivery Period” - means with respect to each Earn Out Period (a) the ninety (90) day period immediately following the end of such Earn Out Period; provided, however, that in the event that the Member Representative notifies Purchaser pursuant to Section 2.4(a) that (i) Company has no objections or disputes with respect to the Net Revenue Statement applicable to such Earn Out Period or (ii) assuming that all objections or disputes with respect to the Net Revenue Statement applicable to such Earn Out Period would be resolved in favor of Purchaser, the minimum Net Revenues would have nevertheless been achieved for such Earn Out Period as determined solely by reference to the original Net Revenue Statement delivered by Purchaser for such Earn Out Period, without regard to any objection or dispute, Purchaser shall deliver the Contingent Stock Consideration for such Earn Out Period within the five (5) Business Day period immediately following receipt of such notice from the Member Representative, or (b) if (i) Company and Purchaser have selected an Independent Accounting Firm pursuant to Section 2.4(a) to resolve any Disputed Net Revenue Items and (ii) such Disputed Net Revenue Items have not been resolved within the ninety (90) day period immediately following the end of such Earn Out Period then, in such circumstances, the five (5) Business Day period immediately following the resolution of such Disputed Net Revenue Items by such Independent Accounting Firm in accordance with Section 2.4(a).
“Disputed Net Revenue Items” ‑ as defined in Section 2.4(a).
“Disputed Purchase Price Adjustment Items” ‑ as defined in Section 2.5(c).
“Disputed Selected Service Agreement Net Revenue Items” ‑ as defined in in Section 2.4(e)(iv).
“DTC” ‑ as defined in Section 2.3(b).

“DWAC System” ‑ as defined in Section 2.3(b).
“Earn Out Period” or “Earn Out Periods” ‑ individually, the First Earn Out Period, the Second Earn Out Period or the Third Earn Out Period (as the context requires) and, collectively, the First Earn Out Period, the Second Earn Out Period and the Third Earn Out Period.
“Effective Date” ‑ means the date upon which the SEC declares the Registration Statement effective under the Securities Act.
“Employee Benefit Plans” ‑ collectively, any “employee benefit plan” as defined in § 3(3) of ERISA that is maintained by either Company or Platinum PEO, or to which Company or Platinum PEO, as applicable, contributes to, or has any obligation to contribute to, or with respect to which either Company or Platinum PEO has or would be reasonably likely to have any Liability, including any of the Pension Plans.
“Encumbrance” ‑ any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or right of others.
“Environmental, Health and Safety Liabilities” ‑ collectively, any Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law.
“Environmental Law” ‑ collectively, all Legal Requirements (including rules, regulations, codes, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) concerning pollution or protection of the environment, including laws relating to emissions, discharges, Releases, or threatened Releases of pollutants, contaminants, or Hazardous Substances into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Emergency Planning and Community Right‑to‑Know Act of 1986, 42 U.S.C. §§ 1001 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.
“Environmental Permits” ‑ as defined in Section 3.14(b).
“ERISA” ‑ the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and any regulations and rules issued pursuant to that act or to any successor law.
“Escrow Agreement” ‑ as defined in Section 2.6(a)(xi).
“Escrow Holder” ‑ PNC Bank, National Association, or another bank, financial institution, trust company or financial services company mutually satisfactory to both Purchaser and the Member Representative, which shall serve as escrow holder pursuant to the Escrow Agreement.
“Exchange Act” ‑ the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time‑to‑time thereunder.

“Excluded Assets” ‑ collectively, those assets of Company and Platinum PEO which will not be transferred by Company or Platinum PEO to Purchaser at the Closing, which “Excluded Assets” will consist solely of the following assets of Company and Platinum PEO as of the Closing Date: (a) all cash and cash equivalents (including marketable equity securities and short‑term investments) of Company and Platinum PEO; (b) any real property owned by Company or Platinum PEO; (c) any real property leased by Company or Platinum PEO and any furniture, fixtures and equipment located at such real property; (d) the motor vehicles identified on Schedule 1.1.7; (e) all Tax Returns, Tax and accounting books and records and taxpayer and other identification numbers of Company and Platinum PEO; (f) the Company or Platinum PEO seal, membership interest transfer ledgers, minute books, certificate of formation, operating agreement and other organizational documents of Company or Platinum PEO, any qualifications of Company or Platinum PEO to transact business as a foreign limited liability company in any jurisdictions and arrangements with registered agents regarding such foreign qualifications; (g) any premiums, whether or not prepaid, for any policies of insurance under which either Company or Platinum PEO is insured as of the Closing Date or for which applications for policies are pending or any rights to receive any insurance rebates or other retrospective premium adjustments; (h) any Tax credits or refunds (or any rights thereto); and (i) any Contracts to which either Company or Platinum PEO is a party, other than the Assumed Contracts, including (A) Company’s administrative services agreement with Platinum HR Management LLC, its administrative services agreement with Horizon ASO LLC and its shared office arrangement regarding the real property located at 4512 Farragut Road, Brooklyn, New York and (B) any Contracts relating to any Employee Benefit Plans.
“Excluded Liabilities” ‑ collectively, all Liabilities of Company and Platinum PEO, other than the Assumed Liabilities, including any Liabilities of Company or Platinum PEO under, or with respect to, or otherwise relating to or arising out of: (a) this Agreement; (b) any Company Debt or any debt owed to any Affiliate of Company or Platinum PEO; (c) any Proceeding arising out of or in connection with either Company’s or Platinum PEO’s conduct of the Business or otherwise, or any other conduct of Company, Platinum PEO or their respective officers, managing member, Members, employees, consultants, agents or advisors prior to the Closing Date; (d) Company’s or Platinum PEO’s employment of any employee prior to the Closing Date or the termination of any employee’s employment with Company or Platinum PEO, as applicable; (e) any Employee Benefit Plan, including any Liabilities imposed under Subtitle E, part I of Title IV of ERISA; (f) any of its Members, Affiliates, employees or officers, including any Liability of Company to distribute to any of its Members or otherwise pay or apply all or any part of the consideration delivered or to be delivered by Purchaser pursuant to this Agreement; (g) any obligation to indemnify, reimburse or advance amounts to any officer, director, Member, employee or agent of either Company or Platinum PEO while acting as such; (h) any Contract that is not an Assumed Contract; (i) the operation of the Business or the ownership of the Acquired Assets prior to the Closing Date, including any Environmental, Health and Safety Liabilities, any Liability related to Taxes with respect to such period and any accrued expenses or other Liability to any insurer for the payment of any premiums or retrospective premium adjustments; (j) any collective bargaining agreement or similar Contract to which either Company or Platinum PEO is a party or by which it is bound; and (k) any pending or Threatened claims or Proceedings regarding work‑related injuries to any employee or former employee of Company or Platinum PEO, including any workers’ compensation claims or Proceedings.
“Existing Mutual Clients” – as set forth on Schedule 1.1.8.

“Fair Market Value” ‑ means (a) with respect to the Contingent Stock Consideration (if any) to be paid pursuant to Section 2.4, the average closing price for a share of Common Stock as reported on the NASDAQ Stock Market during the ten (10) trading days immediately preceding the second trading day occurring prior to the Closing Date, and (b) with respect to the Initial Stock Consideration to be paid pursuant to Section 2.3(b), the closing price for a share of Common Stock as reported on the NASDAQ Stock Market on the trading day immediately preceding the Effective Date.
“Final Closing Adjusted Working Capital” ‑ as defined in Section 2.5(c).
“Final Closing Adjusted Working Capital Statement” ‑ as defined in Section 2.5(c).
“Financial Statements” ‑ as defined in Section 3.3(a).
“First Earn Out Period” ‑ means the eighteen (18) month period commencing on August 1, 2013 and ending on January 31, 2015.
“First Earn Out Period Net Revenues” ‑ shall mean the Net Revenues during the First Earn Out Period as determined in accordance with Section 2.4(a).
“GAAP” ‑ at any particular time, generally accepted accounting principles as in effect in the United States at such time.
“Governmental Authorization” ‑ any Consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” ‑ any federal, state, local, municipal, foreign or other governmental or quasi‑governmental entity or authority of any nature.
“Hazardous Substances” ‑ any substance that forms the basis for liability under any applicable Environmental Law, or that is defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law, Legal Requirement or Order, as a “hazardous substance,” “hazardous material,” “hazardous air pollutant,” “extremely hazardous substance,” or “hazardous waste,” “toxic substance,” “toxic pollutant,” or any other formulation intended to define, list, regulate or classify substances by reason of their potentially deleterious properties including, radioactive materials, explosives, urea formaldehyde, asbestos, polychlorinated biphenyls (PCBs) and also including petroleum products, byproducts and wastes or byproducts associated with the extraction, refining or use of petroleum, petroleum products or other hydrocarbons, whether or not any such petroleum products, byproducts, wastes or other hydrocarbons are listed or classified in such laws or regulations.
“Healthcare Facility” ‑ as defined in Paragraph A of the Background provisions of this Agreement.
“Holding Period End Date” - as defined in Section 6.3(f)(i)(A).
“Indemnification Escrow” ‑ that portion of the Initial Stock Consideration initially consisting of shares of Common Stock having an aggregate Fair Market Value equal to One Million

Seven Hundred Fifty-Three Thousand One Hundred Twenty-Five Dollars ($1,753,125.00), which are to be deposited by Purchaser with the Escrow Holder pursuant to Section 2.3(b)(ii) and thereafter liquidated, with the proceeds thereof being held and administered by the Escrow Holder pursuant to, and in accordance with, the Escrow Agreement and disbursed to (a) Purchaser to fund indemnity claims made by any of the Purchaser Indemnitees hereunder or (b) Company, as a portion of the Purchase Price, as provided in Section 2.3(b)(ii).
“Indemnified Party” ‑ as defined in Section 10.7(b).
“Indemnifying Party” ‑ as defined in Section 10.7(b).
“Independent Accounting Firm” ‑ as defined in Section 2.4(a).
“Initial Stock Consideration” ‑ as defined in Section 2.3(b).
“Intellectual Property” ‑ collectively, the following intangible assets that are owned or used by Company or Platinum PEO in connection with the Business: (a) all fictitious business names, and any trade names, registered and unregistered trademarks, servicemarks and logos (including, the names “Platinum Health Services, LLC,” “Platinum Health Services PEO, LLC,” and “Platinum Health Services” and any trademarks related thereto), together with all translations, adaptations, derivations and combinations thereof that are used in connection therewith and including all goodwill associated therewith and any applications or registrations therefor, and renewals in connection therewith (collectively, the “Marks”); (b) all copyrights in both published works and unpublished works and all applications, renewals and registrations thereof (collectively, the “Copyrights”); (c) all inventions (whether or not patentable), all proprietary rights and business information (including all photographic images, research and development, know‑how, techniques, technical data, designs, drawings, customer/subscriber lists, supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (d) all computer software and databases (including data and related documentation) (collectively, “Software”); and (e)  the URL www.platinumhs.net (the “Website”).
“Interim Balance Sheet Date” - May 31, 2013, which is the date of the Interim Financial Statements as referred to in Section 3.3(b).
“Interim Financial Statements” ‑ the consolidated interim financial statements of Company as of the Interim Balance Sheet Date as referred to in Section 3.3(b).
“IRS” ‑ the United States Internal Revenue Service.
“Israel Discount Bank of New York” ‑ Israel Discount Bank of New York, a New York banking corporation.
“Knowledge” ‑ a Person will be deemed to have “Knowledge” of a particular fact or matter if such Person is actually aware of such fact or matter; provided, however, that (a) Company will be deemed to have “Knowledge” of a particular fact or matter if, after reasonable inquiry by Company’s (i) Managing Member, Mr. Ganz, (ii) President and Chief Executive Officer, Mr. Gribetz, and (iii) Chief Operating Officer, Mr. Foy, any of such Persons is, or would reasonably be expected to have been, aware of such fact or matter and (b) Purchaser will be deemed to have “Knowledge” of a particular fact or matter if either Purchaser’s President and Chief Operating Officer, Theodore Wahl, or Purchaser’s Chief Financial Officer and Secretary, John C. Shea, is actually aware of such fact or matter. The phrase “reasonable inquiry,” as used in this definition, shall include (A) communication with other members of Company’s or Platinum PEO’s management who report to any of the Persons identified in clause (a) of this definition in connection with the day‑to‑day operation of the Business in the ordinary course consistent with Company’s or Platinum PEO’s past reporting practices and (B) reasonable review of the relevant books and records of each of Company and Platinum PEO by the Persons identified in clauses (a)(ii) and (a)(iii) of this definition.
“Leased Personal Property” ‑ collectively, all photocopiers, telephone systems, computers and other tangible personal property described on Schedule 3.5(a), including all tangible personal property with respect to which a Lease is in effect under which Company or Platinum PEO currently makes annual rental payments of Three Thousand Five Hundred Dollars ($3,500.00) or more.
“Leases” ‑ collectively, the respective leasehold interests of Company or Platinum PEO in the Leased Personal Property pursuant to the leases identified on Schedule 1.1.9.
“Legal Requirement” ‑ any federal, state or local law, ordinance, principle of common law, regulation or statute.
“Liabilities” ‑ collectively, any debt, obligation or liability (whether known or unknown, liquidated, contingent or otherwise), regardless of whether any such debt, obligation or liability would be required to be disclosed on a balance sheet (or in the notes thereto) prepared in accordance with GAAP.
“Marks” ‑ as defined in this Section 1.1 in the definition of “Intellectual Property.”
“Material Adverse Effect” ‑ with respect to any Person, any event, circumstance, change or occurrence that has a material adverse effect on the assets, liabilities, financial condition, operations, or results of operations of such Person or the business of such Person, taken as a whole; provided, however, that no event, circumstance, change or occurrence arising from or relating to any of the following will be deemed to constitute, nor will it be taken into account in determining whether there has been or will be, a “Material Adverse Effect:” (a) conditions generally affecting (i) the healthcare services industry (including that part of the healthcare services industry in which such Person’s business is conducted) or (ii) the economy of the United States taken as a whole, which in either event does not have a disproportionate effect on such Person or such Person’s business, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories or possessions, (c) conditions generally affecting the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in Legal Requirements by any Governmental Body which do not have a disproportionate effect on such Person or such Person’s business (including any change in Medicare or Medicaid reimbursement guidelines which may be reasonably likely to have a disproportionate effect), and (f) the taking of any action required or permitted by this Agreement, including any attempt to obtain the Consents described in Section 5.16.
“Material Contracts” ‑ as defined in Section 3.12(a).
“Measurement Date” - the date that is the sixth (6th) business day following the Effective Date.
“Member Representative” ‑ as defined in Section 12.16(a).
“Members” ‑ as defined in the introductory paragraph of this Agreement.
“Minimum Adjusted Working Capital Target Amount” ‑ an amount equal to One Million Four Hundred Thousand Dollars ($1,400,000.00).
“Mr. Foy” ‑ as defined in the introductory paragraph of this Agreement.
“Mr. Ganz” ‑ as defined in the introductory paragraph of this Agreement.
“Mr. Gribetz” ‑ as defined in the introductory paragraph of this Agreement.
“Net Revenue Statement” ‑ as defined in Section 2.4(a).
“Net Revenues” ‑ means with respect to any given Earn Out Period, an amount equal to the aggregate gross revenues accrued by the Purchaser Group for such Earn Out Period as determined in accordance with GAAP, consistently applied, but net of any discounts, allowances, chargebacks, refunds, adjustments for doubtful or uncollectible accounts or any similar adjustments, which are solely and directly attributable to services performed by any member of the Purchaser Group during such Earn Out Period pursuant to: (a) any Service Agreement which comprises a portion of the Assumed Contracts (collectively, and as any such Service Agreement may be replaced, renewed or extended from time‑to‑time after the Closing Date, the “Assumed Service Agreements”); and (b) any new service agreement which is entered into by any member of the Purchaser Group after the Closing Date with respect to a Relevant Facility regarding the providing of housekeeping, laundry, linen, maintenance, food, dietary or nutritional services to such Relevant Facility (collectively, the “New Services Agreements”); provided, however, that (i) with respect to any revenues attributable to the food, dietary or nutritional services provided pursuant to any New Services Agreement, only sixty percent (60%) of such revenues will be taken into account in determining Net Revenues and (ii) Net Revenues will not include the following: (A) any revenues attributable to New Services Agreements with Existing Mutual Clients and (B) any revenues attributable to any New Services Agreement with respect to a Relevant Facility for the specific line of services being provided (other than under Assumed Service Agreements) by any member of the Purchaser Group to such Relevant Facility at the time of the execution of such New Services Agreement. In determining Net Revenues, Purchaser shall grant and determine gross revenue discounts, allowances, chargebacks, refunds, adjustments for doubtful or uncollectible accounts or any similar adjustments in a manner consistent with facilities serviced by Purchaser Group that are not included in the determination of Net Revenues.

“New Services Agreements” ‑ as defined in this Section 1.1 in the definition of “Net Revenues.”
“Non-Purchaser Withdrawal Event” ‑ as defined in Section 5.19(d).
“Noncompetition Period” ‑ the period commencing on the Closing Date and continuing until and including the fourth (4th) anniversary of the Closing Date.
“Occupational Safety and Health Law” ‑ any Legal Requirement or governmental program designed to provide safe and healthful working conditions, and to reduce occupational safety and health hazards.
“Order” ‑ any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or arbitral panel.
“Pay‑Off Amount” - as defined in Section 2.6(a)(viii).
“Pension Plans” - as defined in Section 5.19.
“PEO Services” – means services provided to a Person by a professional employer organization, consisting of, among other services, the administration of all or some of such Person’s employee benefits, payroll and workers' compensation, recruiting, and risk/safety management functions, the providing of which services is effected by the professional employer organization’s hiring of such Person’s employees, thereby establishing a co-employment relationship with such employees and becoming the employer of record with respect to such employees for Tax and certain insurance purposes.
“Person” - any individual, corporation, general or limited partnership, limited liability company or partnership, joint venture, estate, trust, association, organization, or other legal entity or Governmental Body.
“Platinum PEO” - as defined in the introductory paragraph of this Agreement.
“Platinum PEO Acquired Assets” ‑ collectively, that portion of the Acquired Assets which is owned, leased or licensed by Platinum PEO.
“Platinum PEO Assumption Agreement” – as defined in Section 2.6(a)(iv).
“Pre‑Closing Breaches” - as defined in Section 10.13.
“Preliminary Adjusted Working Capital” ‑ as defined in Section 2.5(a).
“Preliminary Adjusted Working Capital Statement” ‑ as defined in Section 2.5(a).
“Proceeding” ‑ any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitral panel.

“Purchase Price” ‑ the aggregate amount of consideration payable by Purchaser for the Acquired Assets, which, subject to the adjustments described in Section 2.5, shall be an amount equal to (a) Five Million Dollars ($5,000,000.00) plus (b) the Initial Stock Consideration plus (c) the Assumed Liabilities plus (d) the Contingent Stock Consideration, if any, to which Company is entitled pursuant to Section 2.4.
“Purchaser” ‑ as defined in the introductory paragraph of this Agreement.
“Purchaser Group” ‑ collectively, and at any given time during any Earn Out Period or Selected Service Agreement Net Revenues Measurement Period, Purchaser and any Person which directly, or indirectly through one or more intermediaries, is Controlled by Purchaser, excluding, however, any Person who is an individual.
“Purchaser Financial Statements” ‑ as defined in Section 4.4.
“Purchaser Indemnitees” ‑ as defined in Section 10.2.
“Purchaser Identified Pre‑Closing Breaches” ‑ as defined in Section 10.13.
“Qualified Plans” ‑ the Employee Benefit Plans referred to in Section 3.8(c).
“Receivables” ‑ collectively, as of any given date, all trade accounts receivable of Company or Platinum PEO which are outstanding as of such date and which arose by reason of the sale of goods or services by Company or Platinum PEO to any Person on or before such date, including those receivables which were billed by Company or Platinum PEO in advance of the performance of the services or delivery of the goods to which such bill relates, as well as all amounts owed to Company or Platinum PEO by any Person as of such date which arose by reason of the sale of goods or services by the Company or Platinum PEO to such Person on or before such date, but with respect to which Company or Platinum PEO has not yet issued an invoice. A complete and accurate list of the Receivables with the agings therefor as of two (2) Business Days immediately prior to the date of this Agreement is set forth on Schedule 1.1.10, which Schedule 1.1.10 will be updated by Company prior to the Closing as provided in Section 5.6.
“Registration Period” ‑ as defined in Section 6.3(a).
“Registration Statement” ‑ as defined in Section 6.3(a).
“Related Agreements” ‑ collectively, all written and executed agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement or the Contemplated Transactions, including the bills of sale referred to in Sections 2.6(a)(i) and 2.6(a)(iii), the Assumption Agreements, and the Escrow Agreement, and all exhibits, annexes and schedules to any of the foregoing.
“Related Person” ‑ with respect to a Person who is an individual: (a) any other individual having a relationship with such specified individual (by blood, marriage or adoption) of grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin (collectively, “Relatives”), (b) any Person that is directly or indirectly Controlled by such individual or any one or more members of such individual’s Relatives, and (c) any Person with respect to which such individual or one or more members of such individual’s Relatives serves as a director, officer, partner, or trustee (or in a similar capacity); or, with respect to a specified Person other than an individual: (i) any Affiliate of such specified Person and (ii) each Person that serves as a director, officer, partner, or trustee (or in a similar capacity) of such specified Person.
“Relatives” ‑ as defined in this Section 1.1 in the definition of “Related Person”.
“Release” ‑ any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, or dumping, including any “release” as defined in the Comprehensive Environmental Compensation, Response and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.
“Relevant Facility”‑ means, collectively, (a) those healthcare facilities set forth on Schedule 1.1.11 to which Company or Platinum PEO provides services as of the Closing Date pursuant to an Assumed Service Agreement and (b) any other facility that is owned or operated by the owner or manager of, or an Affiliate of the owner or manager of, a facility identified in clause (a) of this definition.
“Remedial Action” ‑ any action required by a Governmental Body to clean‑up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Substances in the indoor or outdoor environment; or to prevent or minimize a Release or threatened Release of Hazardous Substances in amounts or concentrations which would be reasonably likely to exceed the limits established under any applicable Environmental Law.
“Representative” ‑ with respect to a particular Person shall include any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, investment bankers and other financial advisors.
“Restricted Stock Delivery Date” - as defined in Section 6.3(f)(i)(A).
“Restricted Territory” ‑ the United States of America.
“Retained Employees” ‑ as defined in Section 6.2.
“SEC” ‑ the United States Securities and Exchange Commission.
“SEC Reports” ‑ as defined in Section 4.4.
“Securities Act” ‑ the Securities Act of 1933, as amended.
“Second Earn Out Period” ‑ means the twenty‑four (24) month period commencing on August 1, 2013 and ending on July 31, 2015.
“Second Earn Out Period Net Revenues” ‑ shall mean the Net Revenues during the Second Earn Out Period as determined in accordance with Section 2.4(a).
“Selected Service Agreements” - means that portion of the Assumed Contracts consisting of the Service Agreements with those facilities identified on Schedule 1.1.4.

“Selected Service Agreement Earn Out” – as defined in Section 2.4(e)(iv).
“Selected Service Agreement First Net Revenues Measurement Period” - means the nine (9) month period immediately following the Closing Date.
“Selected Service Agreement First Net Revenues Statement” – as defined in Section 2.4(e)(i).
“Selected Service Agreement Initial Threshold Amount” - as defined in Section 2.4(e)(iv).
“Selected Service Agreement Net Revenues Statement” - means the Selected Service Agreement First Net Revenues Statement or the Selected Service Agreement Second Net Revenues Statement, as applicable.
“Selected Service Agreement Net Revenues” - means an amount equal to the aggregate gross revenues accrued by the Purchaser Group for the Selected Service Agreement Net Revenues Measurement Period as determined in accordance with GAAP, consistently applied (but net of any discounts, allowances, chargebacks, refunds, adjustments for doubtful or uncollectible accounts or any similar adjustments), which are solely and directly attributable to services performed by any member of the Purchaser Group during the Selected Service Agreement Net Revenues Measurement Period pursuant to the Selected Service Agreements. In determining Selected Service Agreement Net Revenues, Purchaser shall grant and determine gross revenue discounts, allowances, chargebacks, refunds, adjustments for doubtful or uncollectible accounts or any similar adjustments in a manner consistent with facilities serviced by Purchaser Group that are not included in the determination of Selected Service Agreement Net Revenues.
“Selected Service Agreement Net Revenues Measurement Period” – means the Selected Service Agreement First Net Revenues Measurement Period or the Selected Service Agreement Second Net Revenues Measurement Period, as applicable.
“Selected Service Agreement Second Net Revenues Measurement Period” - means the three (3) month period immediately following the end of the Selected Service Agreement First Net Revenue Measurement Period.
“Selected Service Agreement Second Net Revenues Statement” – as defined in Section 2.4(e)(ii).
“Seller Identified Pre‑Closing Breaches” - as defined in Section 10.13.
“Sellers” ‑ as defined in the introductory paragraph of this Agreement.
“Service Agreements” ‑ as defined in Section 3.12(a)(i).
“Set‑Off Shares” ‑ as defined in Section 10.8.
“SG Equities” ‑ as defined in the introductory paragraph of this Agreement.

“Software” ‑ as defined in this Section 1.1 in the definition of “Intellectual Property”.
“Specified Withdrawal Liability” ‑ as defined in Section 10.3.
“Specified Withdrawal Liability Amount” ‑ as defined in Section 10.3.
“Supplemental Closing” ‑ as defined in Section 2.5(d).
“Supplemental Closing Date” ‑ means the date upon which the Supplemental Closing occurs.
“Tax” ‑ any tax, levy, assessment, tariff or duty of any kind or character imposed, assessed or collected by or under the authority of any Governmental Body, together with any penalties, fines or interest related thereto which are imposed by any such Governmental Body.
“Tax Claim” ‑ the Tax claims referred to in Section 10.5(b).
“Tax Return” ‑ any return, report, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, including any amendments thereto.
“Third Earn Out Period” ‑ means the thirty‑six (36) month period commencing on August 1, 2013 and ending on July 31, 2016.
“Third Earn Out Period Net Revenues” ‑ shall mean the Net Revenues during the Third Earn Out Period as determined in accordance with Section 2.4(a).
“Third Party Claims” ‑ as defined in Section 10.7(b).
“Threatened” ‑ a Proceeding, claim, dispute or other matter will be deemed to have been “Threatened” with respect to any Person, if such Person has received any demand, statement or other notice regarding the commencement, assertion or existence of any such Proceeding, claim, dispute or other matter.
“Trade Secrets” ‑ as defined in this Section 1.1 in the definition of “Intellectual Property”.
“Transfer Agent” ‑ as defined in Section 2.3(b).
“Transfer Taxes” - as defined in Section 2.2(b).
“Volume Limitation” - as defined in Section 6.3(f)(i)(A).
“Walnut Court” ‑ as defined in the introductory paragraph of this Agreement.
“WARN” ‑ the Worker Adjustment and Retraining Notification Act.

“Website” ‑ as defined in this Section 1.1 in the definition of “Intellectual Property”.
“Z Capital” ‑ as defined in the introductory paragraph of this Agreement.
1.2.    Incorporation of Background. The Background provisions set forth above are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.2.
2.    PURCHASE AND SALE OF ACQUIRED ASSETS; CLOSING.
2.1.    Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Purchaser will purchase and accept from Company and Platinum PEO, and Company and Platinum PEO will sell, transfer, assign, convey and deliver to Purchaser, the Acquired Assets in exchange for the Purchase Price, consisting of (a) the cash consideration specified in Section 2.3(a), (b) Purchaser’s issuance and delivery of the Initial Stock Consideration to Company pursuant to Section 2.3(b), (c) Purchaser’s issuance and delivery of the Contingent Stock Consideration to Company pursuant to Section 2.4 (but only if Company becomes entitled to receive the Contingent Stock Consideration as provided in Section 2.4) and (d) Purchaser’s assumption of the Assumed Liabilities pursuant to Section 2.2(a). The Acquired Assets will be transferred to Purchaser free and clear of any Encumbrances. Company and Platinum PEO shall specifically retain, and the Acquired Assets shall not include any of, the Excluded Assets.
2.2.    Assumption of Liabilities; Excluded Liabilities.
(a)    On and subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser shall assume and become responsible for, and agree to perform, only the following Assumed Liabilities:
(i)    all obligations of Company and Platinum PEO under the Assumed Contracts identified on Schedule 1.1.2 which are to be performed after, and relate exclusively to the period after, the Closing Date, but specifically excluding any obligations to be performed prior to the Closing and any obligations relating to breaches, defaults or nonperformance under any of the Assumed Contracts occurring prior to the Closing; provided, however, that Purchaser will nevertheless be responsible for any liabilities arising under the Assumed Contracts solely as a result of the failure to obtain any Consents that may be required under any of the Assumed Contracts in connection with the completion of the Contemplated Transactions as provided in Section 5.16(a)(iii); and
(ii)    all Current Liabilities.
(b)    Sellers shall pay, or cause to be paid, when due all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively “Transfer Taxes”) incurred in connection with the consummation of the Contemplated Transactions. Purchaser shall reimburse Sellers for one-half of all such Transfer Taxes (excluding any penalties and interest) within five (5) Business Days following receipt of an invoice from Sellers and evidence reasonably satisfactory to Purchaser of the payment by Sellers of the relevant Transfer Tax. Sellers will, at their own expense, file all, or cause to be filed, necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Legal Requirements, Purchaser will join in the execution of any such Tax Returns and other documentation.
(c)    Notwithstanding the provisions of Section 2.2(a), Purchaser shall not assume or agree to pay, perform, fulfill, discharge or otherwise be responsible for, nor will Purchaser purchase the Acquired Assets subject to, any of the Excluded Liabilities, all of which will continue to be the responsibility of Company and Platinum PEO. It is expressly understood and agreed that Purchaser and Sellers intend that Purchaser shall not be considered to be a successor to Company or Platinum PEO by reason of any theory of law or equity and that, except as otherwise expressly provided in Section 2.2(a), Purchaser shall not be liable or otherwise responsible for any Liabilities of Company or Platinum PEO.
2.3.    Payment of the Cash Portion of the Purchase Price; Issuance of Initial Stock Consideration. In consideration of the purchase and sale of the Acquired Assets pursuant to Section 2.1, Purchaser, subject to the provisions of Section 2.4 regarding the Contingent Stock Consideration and the adjustments described in Section 2.5, will pay the Purchase Price to Company as follows:
(a)    At the Closing, Purchaser shall, pursuant to written wire transfer instructions delivered by Company to Purchaser at least two (2) Business Days prior to the Closing Date, pay the following amounts, in cash, by wire transfer of immediately available funds:
(i)    to each of the Company Creditors, for the account of Company and Platinum PEO, the Pay-Off Amounts owed by Company or Platinum PEO to each of such Company Creditors, as determined by reference to the respective pay‑off letters referred to in Section 2.6(a)(viii); and
(ii)    to Company, for its own account and for the account of Platinum PEO, a net amount equal to Five Million Dollars ($5,000,000.00) less a sum equal to the aggregate Pay-Off Amounts paid to the Company Creditors, for the account of Company and Platinum PEO pursuant to Section 2.3(a)(i), minus the amount of the reduction to the Purchase Price, if any, required to be made at the Closing pursuant to Section 2.5(a) based upon the determination of the Preliminary Adjusted Working Capital.
(b)    Subject to Section 6.3(e), on the Effective Date, Purchaser shall cause its transfer agent (the “Transfer Agent”) to deliver to:
(i)    Company, for its own account and for the account of Platinum PEO, or Company’s designated broker, for receipt by Company or such broker on the first Business Day immediately following the Effective Date, duly executed stock certificates registered in the name of “SSGG Holdings, LLC” (which will be the new name of Company after giving effect to the name change of Company contemplated by Section 2.6(a)(ix)) or in the name of such Member or Members as Company may designate in writing at least two (2) Business Days prior to the Closing Date) evidencing such number of shares of Common Stock (collectively, the “Initial Stock Consideration”) as shall have a Fair Market Value equal to (A) Thirty Million Sixty-Two Thousand Five Hundred Dollars ($30,062,500.00) (after giving effect to an adjustment to eliminate any fractional shares of Common Stock) less (B) the sum of One Million Seven Hundred Fifty-Three Thousand One Hundred Twenty-Five Dollars ($1,753,125.00), which sum represents the Fair Market Value of the shares of Common Stock which will comprise the Indemnification Escrow; and
(ii)    the Escrow Holder, for its receipt on the first Business Day immediately following the Effective Date, duly executed stock certificates registered in the name of “SSGG Holdings, LLC” evidencing such number of shares of Common Stock as shall have a Fair Market Value of One Million Seven Hundred Fifty-Three Thousand One Hundred Twenty-Five Dollars ($1,753,125.00) and representing the shares of Common Stock which will initially comprise the Indemnification Escrow, which shares of Common Stock are to be liquidated by the Escrow Holder on the Measurement Date on behalf of Sellers and the proceeds thereof held and administered by the Escrow Holder pursuant to, and in accordance with, the terms of the Escrow Agreement and disbursed, in whole or in part, to (A) Purchaser to fund indemnity claims made by any of the Purchaser Indemnitees hereunder or (B) Company or such Member or Members as Company may designate, all as provided in the Escrow Agreement.
If the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, Purchaser shall use commercially reasonable efforts to cause the Transfer Agent to, in lieu of delivering a certificate or certificates representing the shares of Common Stock described in Sections 2.3(b)(i) and 2.3(b)(ii), electronically transfer on the Effective Date (1) the shares of Common Stock described in Section 2.3(b)(i) by crediting the account of the prime broker of Company or its designee with DTC through its Deposit/Withdrawal At Custodian system (the “DWAC System”), and (2) the shares of Common Stock described in Section 2.3(b)(i) by crediting the account of the prime broker of the Escrow Holder with DTC through the DWAC System.
2.4.    Contingent Stock Consideration. Subject to the provisions of this Section 2.4 and Section 10.8, Purchaser, as additional consideration for the purchase and sale of the Acquired Assets pursuant to Section 2.1, shall issue to Company, for its own account and for the account of Platinum PEO, such number of additional shares of Common Stock (such additional shares of Common Stock being collectively referred to herein as the “Contingent Stock Consideration”) determined as follows:
(a)    As soon as practicable, but in no event later than thirty (30) days following the last day of each Earn Out Period, Purchaser will cause to be prepared and delivered to Company and the Member Representative an internally prepared statement as of the end of each such Earn Out Period (each a “Net Revenue Statement”) setting forth the aggregate total amount of the Net Revenues during such Earn Out Period. Each Net Revenue Statement shall be prepared by Purchaser in accordance with the terms of this Agreement, including the definition of Net Revenues. The Member Representative, on behalf of and for Company, shall be permitted to review each Net Revenue Statement, and the work papers created by Purchaser in connection with its preparation thereof, for a period of thirty (30) days following Company’s receipt of such Net Revenue Statement to determine whether such Net Revenue Statement was prepared in accordance with the terms of this Agreement. If the Member Representative determines that such Net Revenue Statement was not prepared in accordance with the terms of this Agreement (including the terms of this Agreement relating to the definition of Net Revenues), the Member Representative shall notify Purchaser in writing of his objections within thirty (30) days following his receipt of such Net Revenue Statement and shall set forth, in reasonable detail, the reasons for the Member Representative’s objections. If the Member Representative fails to deliver a notice of objections with respect to any Net Revenue Statement within thirty (30) days following the Member Representative’s receipt thereof, Company shall be deemed to have irrevocably accepted as final such Net Revenue Statement. If the Member Representative delivers to Purchaser any such notice of objections with respect to any Net Revenue Statement within thirty (30) days following the Member Representative’s receipt thereof, the Member Representative and Purchaser shall endeavor in good faith to resolve any disputed items within thirty (30) days after Purchaser’s receipt of such notice of objections. If there are any such disputed items, but after assuming that all such disputed items with respect to the Net Revenue Statement applicable to an Earn Out Period are resolved in favor of Purchaser, the minimum Net Revenues have nevertheless been achieved for the applicable Earn Out Period, as determined by reference to such Net Revenue Statement, then the applicable Contingent Stock Consideration shall be delivered to Company in accordance with this Section 2.4 and Purchaser and the Member Representative may mutually determine to endeavor to resolve any such disputed items at that time in accordance with this Section 2.4(a) or wait for the next Net Revenue Statement to resolve any such disputed items; provided, however, that if the parties fail to mutually agree to resolve any such disputed items currently, then such items will be resolved in accordance with this Section 2.4(a) in connection with the review of the Net Revenue Statement for the next ensuing Earn Out Period, unless such disputed items pertain to the Net Revenue Statement for the Third Earn Out Period, in which event such disputed items shall be resolved currently in accordance with this Section 2.4(a). If Purchaser and the Member Representative are able to resolve all disputed items within such thirty (30) day period, Purchaser and the Member Representative shall be deemed to have accepted, as final, a revised Net Revenue Statement which shall be prepared jointly by Purchaser and the Member Representative and shall reflect the agreed resolution of such disputed items. If Purchaser and the Member Representative are unable to resolve all disputed items within such thirty (30) day period, Purchaser and the Member Representative shall select, within three (3) days following the expiration of such thirty (30) day period, a firm of independent certified public accountants of national or regional recognition (other than Grant Thornton LLP or any other national or regional accounting firm which is then serving as an accountant or other advisor to (A) Purchaser or any of its Affiliates or (B) Company, any of the Members or the Member Representative or any of their respective Affiliates) (the “Independent Accounting Firm”) to resolve the items remaining in dispute (the “Disputed Net Revenue Items”). Within ten (10) days following the engagement of the Independent Accounting Firm, each of the Member Representative and Purchaser shall submit to the Independent Accounting Firm their respective positions with regard to the Disputed Net Revenue Items. The Independent Accounting Firm shall, within thirty (30) days following its engagement, resolve all the Disputed Net Revenue Items by choosing the position of either the Member Representative or Purchaser. The selection by the Independent Accounting Firm of the position of either the Member Representative or Purchaser shall be conclusive and binding on Sellers and Purchaser absent manifest error. The scope of the Independent Accounting Firm’s review shall be limited to only the Disputed Net Revenue Items. After the Independent Accounting Firm has resolved the Disputed Net Revenue Items, Purchaser and

Sellers shall be deemed to have accepted as final a revised Net Revenue Statement, which shall be prepared by the Independent Accounting Firm and which shall reflect (1) the disputed items, if any, resolved by agreement of the Member Representative and Purchaser and (2) the Disputed Net Revenue Items resolved by the Independent Accounting Firm. All fees and expenses of any Independent Accounting Firm selected in accordance with this Section 2.4(a) shall be borne equally by Purchaser and the Sellers. It is understood and agreed that no Contingent Stock Consideration will be delivered to Company until all Disputed Net Revenue Items (if any) have been resolved in accordance with this Section 2.4(a).
(b)    If the First Earn Out Period Net Revenues, as finally determined in accordance with Section 2.4(a), equal or exceed Eighty‑Nine Million Two Hundred Fifty Thousand Dollars ($89,250,000.00) for the First Earn Out Period, then Purchaser shall, within the Delivery Period, deliver to Company duly executed original share certificates registered in the name of Company (or in the name of such Member or Members as may be designated by Company, in writing, at least ten (10) Business Days prior to the expiration of the Delivery Period) evidencing such number of shares of Common Stock as shall have a Fair Market Value of Four Million Three Hundred Seventy‑Five Thousand Dollars ($4,375,000.00) (after giving effect to an adjustment to eliminate any fractional shares of Common Stock).
(c)    If the Second Earn Out Period Net Revenues, as finally determined in accordance with Section 2.4(a), equal or exceed One Hundred Nineteen Million Dollars ($119,000,000.00) for the Second Earn Out Period, then Purchaser shall, within the Delivery Period, deliver to Company duly executed original share certificates registered in the name of Company (or in the name of such Member or Members as may be designated by Company, in writing, at least ten (10) Business Days prior to the expiration of the Delivery Period) evidencing such number shares of Common Stock as shall have a Fair Market Value of Four Million Three Hundred Seventy‑Five Thousand Dollars ($4,375,000.00) (after giving effect to an adjustment to eliminate any fractional shares of Common Stock).
(d)    If the Third Earn Out Period Net Revenues, as finally determined in accordance with Section 2.4(a), equal or exceed One Hundred Seventy‑Eight Million Five Hundred Thousand Dollars ($178,500,000.00) for the Third Earn Out Period, then Purchaser shall, within the Delivery Period, deliver to Company duly executed original share certificates registered in the name of Company (or in the name of such Member or Members as may be designated by Company, in writing, at least ten (10) Business Days prior to the expiration of the Delivery Period) evidencing such number shares of Common Stock as shall have a Fair Market Value of Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000.00) (after giving effect to an adjustment to eliminate any fractional shares of Common Stock).
(e)    (i) As promptly as practicable following the last day of the Selected Service Agreement First Net Revenues Measurement Period, but in no event later than thirty (30) days following the last day of the Selected Service Agreement First Net Revenues Measurement Period, Purchaser will cause to be prepared and delivered to the Member Representative, on behalf of and for Company and Platinum PEO, an internally prepared statement (the “Selected Service Agreement First Net Revenues Statement”) setting forth the calculation of Selected Service Agreement Net Revenues for the Selected Service Agreement First Net Revenues Measurement Period.

(ii)    In the event the Selected Service Agreement Initial Threshold Amount is not achieved during the Selected Service Agreement First Net Revenues Measurement Period or the determination of the final Selected Service Agreement First Net Revenues Statement is subject to review pursuant to Section 2.4(e)(iii) at the end of the Selected Service Agreement Second Net Revenues Measurement Period, as promptly as practicable following the last day of the Selected Service Agreement Second Net Revenues Measurement Period, but in no event later than thirty (30) days following the last day of the Selected Service Agreement Second Net Revenues Measurement Period, Purchaser will cause to be prepared and delivered to the Member Representative, on behalf of and for Company and Platinum PEO, an internally prepared statement (the “Selected Service Agreement Second Net Revenues Statement”) setting forth the calculation of Selected Service Agreement Net Revenues for the Selected Service Agreement Second Net Revenues Measurement Period.
(iii)    The Member Representative shall be permitted to review any Selected Service Agreement Net Revenues Statement, and the work papers created by Purchaser in connection with its preparation of a Selected Service Agreement Net Revenues Statement, for a period of thirty (30) days following the Member Representative’s receipt of such Selected Service Agreement Net Revenues Statement, to determine whether such Selected Service Agreement Net Revenues Statement was prepared in accordance with the terms of this Agreement. If the Member Representative determines that such Selected Service Agreement Net Revenues Statement was not prepared in accordance with the terms of this Agreement, the Member Representative shall notify Purchaser in writing of his objections within thirty (30) days following his receipt of such Selected Service Agreement Net Revenues Statement and shall set forth, in reasonable detail, the reasons for the Member Representative’s objections. If the Member Representative fails to deliver a notice of objections with respect to a Selected Service Agreement Net Revenues Statement within thirty (30) days following the Member Representative’s receipt thereof, Sellers shall be deemed to have irrevocably accepted as final the applicable Selected Service Agreement Net Revenues Statement. If the Member Representative delivers to Purchaser a notice of objections with respect to a Selected Service Agreement Net Revenues Statement within thirty (30) days following the Member Representative’s receipt thereof, the Member Representative and Purchaser shall endeavor in good faith to resolve any disputed items within thirty (30) days after Purchaser’s receipt of such notice of objections. If Purchaser and the Member Representative are able to resolve all disputed items within such thirty (30) day period, Purchaser and Sellers shall be deemed to have accepted, as final, a revised Selected Service Agreement Net Revenues Statement for the applicable period, which shall be prepared jointly by Purchaser and the Member Representative and shall reflect the agreed resolution of such disputed items. With respect to any Selected Service Agreement Net Revenues Statement, if Purchaser and the Member Representative are unable to resolve all disputed items within such thirty (30) day period, Purchaser and the Member Representative shall select, within three (3) days following the expiration of such thirty (30) day period, an Independent Accounting Firm to resolve the items remaining in dispute (the “Disputed Selected Service Agreement Net Revenues Items”). Within ten (10) days following the engagement of the Independent Accounting Firm, each of the Member Representative and Purchaser shall submit to the Independent Accounting Firm their respective positions with regard to the Disputed Selected Service Agreement Net Revenues Items. The Independent Accounting Firm shall, within thirty (30) days following its engagement, resolve all the Disputed Selected Service Agreement Net Revenues Items by choosing the position of either the Member Representative or Purchaser with respect to each of the Disputed Selected Service Agreement Net Revenues Items. The selection by the Independent Accounting Firm of the position of either the Member Representative or Purchaser shall be conclusive and binding on Sellers and Purchaser absent manifest error. The scope of the Independent Accounting Firm’s review shall be limited to only the Disputed Selected Service Agreement Net Revenues Items. After the Independent Accounting Firm has resolved the Disputed Selected Service Agreement Net Revenues Items, Purchaser and Sellers shall be deemed to have accepted as final a revised Selected Service Agreement Net Revenues Statement for the applicable period, which shall be prepared by the Independent Accounting Firm and which shall reflect (i) the disputed items, if any, resolved by agreement of the Member Representative and Purchaser and (ii) the Disputed Selected Service Agreement Net Revenues Items resolved by the Independent Accounting Firm. All fees and expenses of any Independent Accounting Firm selected in accordance with this Section 2.4(e) shall be borne equally by Purchaser on the one hand and the Sellers on the other hand.
(iv)    If (A) the Selected Service Agreement Net Revenues for the Selected Service Agreement First Net Revenues Measurement Period, as finally determined in accordance with Section 2.4(e)(i) and Section 2.4(e)(iii), equal or exceed Eight Million Four Hundred Thousand Dollars ($8,400,000.00) (the “Selected Service Agreement Initial Threshold Amount”) or (B) the Selected Service Agreement Net Revenues for the Selected Service Agreement Second Net Revenues Measurement Period, as finally determined in accordance with Section 2.4(e)(ii) and Section 2.4(e)(iii), equal or exceed Two Million Eight Hundred Thousand Dollars ($2,800,000.00), Purchaser shall, within five (5) Business Days following the final determination of the applicable Selected Service Agreement Net Revenues pursuant to the foregoing provisions of this Section 2.4(e): (1) deliver to Company duly executed original share certificates registered in the name of Company (or in the name of such Member or Members as may be designated by Company, in writing, at least ten (10) Business Days prior to the expiration of the Selected Service Agreement First Net Revenues Measurement Period) evidencing such number of shares of Common Stock as shall have a Fair Market Value of Seven Million Sixty-Five Thousand Six Hundred Twenty-Five Dollars ($7,065,625.00) (after giving effect to an adjustment to eliminate any fractional shares of Common Stock), and (2) deliver to Escrow Holder such number of shares of Common Stock as shall have a Fair Market Value of Three Hundred Seventy-One Thousand Eight Hundred Seventy-Five Dollars ($371,875.00) (after giving effect to an adjustment to eliminate any fractional shares of Common Stock) (collectively, the “Selected Service Agreement Earn Out”) by crediting the account of the prime broker of the Escrow Holder with DTC through the DWAC System. It is understood and agreed that none of the Contingent Stock Consideration which comprises the Selected Service Agreement Earn Out will be delivered to Company or Escrow Holder pursuant to this Section  2.4(e) until all applicable Disputed Selected Service Agreement Net Revenues Items (if any) have been resolved in accordance with this Section 2.4(e).
(f)    If the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program, at the written instruction of Company at least three (3) Business Days prior to the expiration of the relevant Delivery Period, Purchaser shall cause the Transfer Agent to, in lieu of delivering a certificate or certificates representing the shares of Common Stock constituting the Contingent Stock Consideration, if any, electronically transfer, within the Delivery Period, evidencing such number of shares of Common Stock as constituting the Contingent Stock Consideration, as determined in accordance with this Section 2.4.
(g)    If, prior to the date of the issuance of all or any portion of the Contingent Stock Consideration to Company in accordance with this Section 2.4, a stock split, reverse stock split, stock dividend or other similar stock adjustment is completed with respect to the Common Stock, the number of shares of Common Stock which comprise the Contingent Stock Consideration will be increased or decreased (as appropriate) to reflect any such stock split, reverse stock split, stock dividend or similar stock adjustment to the same extent as if the Contingent Stock Consideration had been issued and outstanding as of the Closing Date. Nothing set forth in this Section 2.4(g) will afford to, or be deemed to afford to, Company any rights of a shareholder with respect to any of the Contingent Stock Consideration (including any right to receive any dividends or distributions of any kind or character on or with respect to any such Contingent Stock Consideration) until such time as such Contingent Stock Consideration is issued and delivered to Company in accordance with this Agreement.
(h)    In the event that any “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3(a)(3) promulgated under the Exchange Act) is consummated by or with respect to Purchaser at any time prior to the last day on which any additional shares of Common Stock comprising the Contingent Stock Consideration are required to be issued by Purchaser pursuant to this Section 2.4, Purchaser, in its sole discretion, shall have the right to either (i) maintain the Registration Statement during the balance of the Registration Period pursuant to Section 6.3(a) or (ii) convert the right of Company, for its own account and the account of Platinum PEO, to receive the shares of Common Stock that constitute only that portion of the Contingent Stock Consideration to be earned in any Earn Out Period (if any) following the consummation of such Rule 13e-3 transaction pursuant to this Section 2.4 into the right to receive the consideration (including cash) into which the Common Stock issuable immediately prior to such Rule 13e-3 transaction would have been entitled to receive upon consummation of such Rule 13e-3 transaction. In determining the kind and amount of consideration receivable in connection with Section 2.4(h)(ii) following the consummation of such Rule 13e-3 transaction, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Rule 13e-3 transaction, then the consideration that Company, for its own account and the account of Platinum PEO, shall be entitled to receive in connection with any such Earn Out Period as described in Sections 2.4(b), 2.4(c), 2.4(d), and 2.4(e) following the consummation of such Rule 13e-3 transaction shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock (at the time of such Rule 13e-3 transaction) that affirmatively make an election (or of all such holders if none make an election). Nothing set forth in this Section 2.4(h) will afford to, or be deemed to afford to, Company any rights of a shareholder with respect to any of the Contingent Stock Consideration (including any right to receive any consideration of any kind or character on or with respect to any such Contingent Stock Consideration) until such time as such Contingent Stock Consideration is to be issued and delivered to Company in accordance with Sections 2.4(b), 2.4(c), 2.4(d), and 2.4(e).
(i)    In the event that Purchaser is not the successor entity in a Rule 13e-3 transaction that is consummated, Purchaser shall cause such successor entity to specifically assume all of the obligations of Purchaser in Sections 2.4(a) through (g) and, at the election of Purchaser, either Section 2.4(h)(ii) or Sections 2.4(h)(i) and 6.3(a) prior to consummating such Rule 13e-3 transaction.
2.5.    Estimated Purchase Price Adjustment; Post Closing Reconciliation.
(a)    On the day that occurs two (2) Business Days prior to the Closing Date, Company will deliver to Purchaser a statement (the “Preliminary Adjusted Working Capital Statement”) setting forth the calculation of Adjusted Working Capital as of May 31, 2013 (the “Preliminary Adjusted Working Capital”). The Preliminary Adjusted Working Capital Statement will be prepared by Company based upon the Interim Financial Statements and in accordance with GAAP, consistently applied, and on a basis consistent with, and subject to, the estimates, prorations, methods, principles, practices and policies employed in the preparation of Company’s calculation of Adjusted Working Capital as of May 31, 2013, a copy of which calculation is attached hereto as Schedule 2.5(a). The cash portion of the Purchase Price payable at the Closing pursuant to Section 2.3(a)(iii) will be decreased, Dollar‑for‑Dollar, if and to the extent that Preliminary Adjusted Working Capital, as reflected on the Preliminary Adjusted Working Capital Statement, is less than the Minimum Adjusted Working Capital Target Amount. No adjustment will be made to the amount of the Purchase Price payable at the Closing if Preliminary Adjusted Working Capital, as reflected on the Preliminary Adjusted Working Capital Statement, is greater than the Minimum Adjusted Working Capital Target Amount.
(b)    As promptly as practicable following the Closing Date, but in no event later than sixty (60) days following the Closing Date, Purchaser shall cause to be prepared and delivered to the Member Representative, on behalf of and for Company and Platinum PEO, an internally prepared statement (the “Closing Adjusted Working Capital Statement”) setting forth the calculation of Adjusted Working Capital as of the Closing Date and reconciling and recalculating Adjusted Working Capital as reflected on the Preliminary Adjusted Working Capital Statement. The Closing Adjusted Working Capital Statement will be prepared by Purchaser on a basis consistent with the estimates, prorations, methods, principles, practices and policies employed in the preparation of Company’s calculation of Adjusted Working Capital as set forth on Schedule 2.5(a). The Member Representative shall be permitted to review the work papers created by Purchaser in connection with its preparation of the Closing Adjusted Working Capital Statement for purposes of determining whether the Closing Adjusted Working Capital Statement is correct and was prepared on a basis consistent with the estimates, prorations, methods, principles, practices and policies that were employed by Company in the preparation of Company’s calculation of Adjusted Working Capital set forth on Schedule 2.5(a).

(c)    In the event that the Member Representative determines that the Closing Adjusted Working Capital Statement (i) does not fairly present the Adjusted Working Capital as of the Closing Date in accordance with GAAP and on a basis consistent with the estimates, prorations, methods, principles, practices, and policies employed in the preparation of Company’s calculation of Adjusted Working Capital as of May 31, 2013 as set forth on Schedule 2.5(a), or (ii) was not prepared on a basis consistent with the terms of this Agreement relating to the definition of “Adjusted Working Capital,” the Member Representative shall notify Purchaser in writing of his objections within thirty (30) days after his receipt of the Closing Adjusted Working Capital Statement and shall set forth, in reasonable detail, the reasons for the Member Representative’s objections. If the Member Representative fails to deliver a notice of objections within such thirty (30) day period, Sellers shall be deemed to have irrevocably accepted as final the Closing Adjusted Working Capital Statement. If the Member Representative delivers to Purchaser a notice of objections within such thirty (30) day period, the Member Representative and Purchaser shall endeavor in good faith to resolve any disputed items within thirty (30) days after Purchaser’s receipt of the Member Representative’s notice of objections. If Purchaser and the Member Representative are able to resolve all disputed items within such thirty (30) day period, Purchaser and Sellers shall be deemed to have accepted, as final, a revised Closing Adjusted Working Capital Statement which shall be prepared jointly by Purchaser and the Member Representative and shall reflect the agreed resolution relating to the computation of Adjusted Working Capital as of the Closing Date. If Purchaser and the Member Representative are unable to resolve all disputed items within such thirty (30) day period, Purchaser and the Member Representative shall select, within three (3) days following the expiration of such thirty (30) day period, an Independent Accounting Firm to resolve the items remaining in dispute (the “Disputed Purchase Price Adjustment Items”). Within ten (10) days following the engagement of the Independent Accounting Firm, each of the Member Representative and Purchaser shall submit to the Independent Accounting Firm its respective positions with regard to the Disputed Purchase Price Adjustment Items. The Independent Accounting Firm shall, within thirty (30) days following its engagement, resolve all the Disputed Purchase Price Adjustment Items by choosing the position of either the Member Representative or Purchaser with respect to each of the Disputed Purchase Price Adjustment Items. The selection by the Independent Accounting Firm of the position of either the Member Representative or Purchaser shall be conclusive and binding on Sellers and Purchaser absent manifest error. The scope of the Independent Accounting Firm’s review shall be limited to only the Disputed Purchase Price Adjustment Items. After the Independent Accounting Firm has resolved the Disputed Purchase Price Adjustment Items, Purchaser and Sellers shall be deemed to have accepted as final a revised Closing Adjusted Working Capital Statement, which shall be prepared by the Independent Accounting Firm and which shall reflect (1) the disputed items, if any, resolved by agreement of the Member Representative and Purchaser and (2) the Disputed Purchase Price Adjustment Items resolved by the Independent Accounting Firm. The Closing Adjusted Working Capital Statement of Company as of the Closing Date as finally determined pursuant to this Section 2.5(c) (whether by failure of the Member Representative to deliver a notice of objections, by agreement of the parties hereto or by final determination of the Independent Accounting Firm) shall be referred to herein as the “Final Closing Adjusted Working Capital Statement.” The Adjusted Working Capital as of the Closing Date as set forth on the Final Closing Adjusted Working Capital Statement shall be referred to herein as the “Final Closing Adjusted Working Capital.”
(d)    If the Final Closing Adjusted Working Capital is less than the Minimum Adjusted Working Capital Target Amount, the cash portion of the Purchase Price shall be decreased,

on a Dollar‑for‑Dollar basis, by an amount equal to such difference (after taking into account any reduction to the Purchase Price made at the Closing based upon the Preliminary Adjusted Working Capital Statement pursuant to Section 2.5(a)) at a supplemental closing (the “Supplemental Closing”) to be held, if necessary, promptly after the final determination of the Final Closing Adjusted Working Capital pursuant to Section 2.5(c), but in no event later than ten (10) Business Days after the delivery of the Final Closing Adjusted Working Capital Statement pursuant to Section 2.5(c). No adjustment will be made to the amount of the Purchase Price if the Final Closing Adjusted Working Capital is greater than the Minimum Adjusted Working Capital Target Amount.
(e)    Any decrease to the cash portion of the Purchase Price required pursuant to Section 2.5(d) shall be effected by means of a payment by Company to Purchaser at the Supplemental Closing in an amount equal to any such decrease.
(f)    Any payments due pursuant to Section 2.5(d) shall be paid at the Supplemental Closing by means of wire transfer of funds to an account designated by Purchaser in writing at least two (2) Business Days prior to the Supplemental Closing Date. All fees and expenses of any Independent Accounting Firm selected in accordance with Section 2.5(c) shall be borne equally by Purchaser and the Sellers.
2.6.    Closing Deliveries. At the Closing:
(a)    Sellers will deliver, or cause to be delivered, to Purchaser:
(i)    a bill of sale in the form attached hereto as Exhibit “A” and such other documents and instruments evidencing the sale, transfer, conveyance and assignment of the Company Acquired Assets as Purchaser may reasonably request (including the Certificates of Title for those Acquired Motor Vehicles which are owned by Company and comprise a portion of the Company Acquired Assets), together with physical possession of all tangible personal property which comprises the Company Acquired Assets;
(ii)    the Assignment, Delegation and Assumption Agreement in the form attached hereto as Exhibit “B” (the “Assumption Agreement”), executed by Company;
(iii) a bill of sale in the form attached hereto as Exhibit “C” and such other documents and instruments evidencing the sale, transfer, conveyance and assignment of the Platinum PEO Acquired Assets as Purchaser may reasonably request (including the Certificates of Title for those Acquired Motor Vehicles which are owned by Platinum PEO and comprise a portion of the Platinum PEO Acquired Assets), together with the right to physical possession of all tangible personal property which comprises the Platinum PEO Acquired Assets;
(iv) the Assignment, Delegation and Assumption Agreement in the form attached hereto as Exhibit “D” (the “Platinum PEO Assumption Agreement”), executed by Platinum PEO;

(v) a certificate of the Secretary of Company certifying (A) as to the incumbency and signatures of the officers of Company executing this Agreement and the Related Agreements, (B) that attached to such certificate are true and correct copies of the certificate of formation and operating agreement of Company, (C) that attached to such certificate are true and correct copies of resolutions duly adopted or consented to by the managing member of Company and the Members approving Company’s execution and delivery of this Agreement and any other Related Agreements to which it is a party and to the completion of all of the Contemplated Transactions, and (D) that attached to such certificate is a good standing or similar certificate for Company issued by the secretary of state of the State of Delaware, in each case dated as of a date that is within fifteen (15) Business Days of the Closing Date;
(vi) a certificate of the Secretary of Platinum PEO certifying (A) as to the incumbency and signatures of the officers of Platinum PEO executing this Agreement and the Related Agreements, (B) that attached to such certificate are true and correct copies of the certificate of formation of Platinum PEO, (C) that attached to such certificate are true and correct copies of resolutions duly adopted or consented to by the sole member of Platinum PEO approving Platinum PEO’s execution and delivery of this Agreement and any other Related Agreements to which it is a party and to the completion of all of the Contemplated Transactions, and (D) that attached to such certificate is a good standing or similar certificate for Platinum PEO issued by the secretary of state of the State of Delaware, dated as of a date that is within fifteen (15) Business Days of the Closing Date;
(vii) a closing certificate in the form attached hereto as Exhibit “E,” executed by Sellers;
(viii) separate payoff letters executed by each Company Creditor in a form and substance reasonably satisfactory to Purchaser, each of which will (A) specify the aggregate amount of the Company Debt payable by Company or Platinum PEO to the Company Creditor executing such payoff letter that is outstanding as of the Closing Date (collectively, the “Pay‑Off Amount”) and (B) provide that, upon the payment of the Pay‑Off Amount in accordance with the wire transfer instructions set forth in such payoff letter, all Encumbrances (if any) in or on any of the Acquired Assets granted by either Company or Platinum PEO to the Company Creditor executing such payoff letter will be terminated and released;
(vii)    fully executed certificate of amendment and related resolutions amending Company’s certificate of formation to change Company’s corporate name from “Platinum Health Services, LLC” to “SSGG Holdings, LLC” effective as of the Closing Date;
(ix) fully executed certificate of amendment and related resolutions amending Platinum PEO’s certificate of formation to change Platinum PEO’s corporate name from “Platinum Health Services PEO, LLC” to “SSGG Holdings II, LLC” effective as of the Closing Date;

(x)    the Escrow Agreement substantially in the form attached hereto as Exhibit “F” (the “Escrow Agreement”), executed by Sellers;
(x)    the Consents required from any Governmental Body identified on Schedule 3.2(c)(i), all of which must be in full force and effect; and
(xi)    an agreement signed by Platinum HR Management LLC regarding certain transition services to be provided by Platinum HR Management LLC to Purchaser following the Closing to, among other things, facilitate the transfer to Purchaser of certain electronically stored data and records that constitute part of the Acquired Assets, which agreement will be reasonably satisfactory to Purchaser in all respects.
(b)    Purchaser will deliver, or cause to be delivered, to Company:
(i)    the portion of the cash Purchase Price described in Section 2.3(a), payable to the Persons and in the manner described therein;
(ii)    the Assumption Agreement, executed by Purchaser;
(iii)    the Platinum PEO Assumption Agreement, executed by Purchaser;
(iv)    a closing certificate executed by Purchaser in the form attached hereto as Exhibit “G”;
(v)    the Escrow Agreement, executed by Purchaser and Escrow Holder; and
(vi)    an agreement signed by Purchaser regarding certain transition services to be provided by Platinum HR Management LLC to Purchaser following the Closing to, among other things, facilitate the transfer to Purchaser of certain electronically stored data and records that constitute part of the Acquired Assets, which agreement will be reasonably satisfactory to Purchaser in all respects.
(c)    Notwithstanding anything herein to the contrary, to the extent any schedules, certificates, documents or other materials are deliverable within a certain number of days prior to Closing and there are not a sufficient number of days between the execution hereof and the Closing to comply with any such requirement, any and all such schedules, certificates, documents or other materials shall be deemed timely if delivered at Closing.
2.7.    Closing. Unless this Agreement is terminated in accordance with Section 9, the Closing will take place at the offices of Purchaser’s counsel, Stevens & Lee, P.C., at 1818 Market Street, Philadelphia, Pennsylvania, at 10:00 A.M. on Friday, July 12, 2013, but only if all approvals, Consents and other conditions set forth in Sections 7 and 8 have been obtained, waived or satisfied (or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied); provided, however, that if such approvals, Consents or other conditions have not been so obtained, waived or satisfied or are not capable of being satisfied as of such date, the Closing will take place at such other time, date or place as may be mutually agreed upon by Purchaser, Company and the Member Representative in writing.
2.8.    Allocation of the Purchase Price.
(a)    Within ninety (90) days after the Closing Date, Purchaser will provide the Member Representative with a draft of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statements”) setting forth Purchaser’s proposed allocation of the Purchase Price paid among the Company Acquired Assets and the Platinum PEO Acquired Assets in accordance with section 1060 of the Code; provided, however, that the portion of the Acquired Assets consisting of assets taken into account in the calculation of Final Closing Adjusted Working Capital will include the values used in the determination of Final Closing Adjusted Working Capital.  For purposes of this Section 2.8, the consideration paid shall be equal to the Purchase Price (as adjusted pursuant to Section 2.5) plus that portion of the Assumed Liabilities that are considered assumed liabilities for federal income Tax purposes.  Within forty-five (45) days after receiving such Asset Acquisition Statements, the Member Representative will propose to Purchaser any changes to the Asset Acquisition Statements which it believes are necessary to comply with section 1060 of the Code and a reasonably detailed explanation of the basis for any such proposed changes.  Purchaser and the Member Representative will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statements within thirty (30) days after Purchaser’s receipt of written notice of objection from the Member Representative.
(b)    Subject to the provisions of the following sentence of this Section 2.8(b), the Purchase Price (together with any Assumed Liabilities) will be allocated in accordance with the Asset Acquisition Statements provided by Purchaser to the Member Representative pursuant to Section 2.8(a), reflecting any changes agreed upon by the parties pursuant to Section 2.8(a), and, subject to the requirements of applicable Tax law or election (including but not limited to IRS Form 8594 and any comparable report under state or local Tax law), all Tax returns and reports filed by Purchaser and Sellers will be prepared consistently with such allocations.  If the Member Representative withholds its consent to the allocations reflected in the Asset Acquisition Statements, and Purchaser and the Member Representative have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and thereafter are unable to resolve any differences, then any remaining disputed matters will be finally and conclusively determined by an Independent Accounting Firm mutually selected by Purchaser and the Member Representative.  Promptly, but not later than thirty (30) days after its acceptance of its appointment hereunder, the Independent Accounting Firm will determine (based solely on presentations by Purchaser and the Member Representative and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (including any Assumed Liabilities), which report shall be conclusive and binding upon the parties.  Purchaser and Sellers shall, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistent with the allocation provided in the Asset Acquisition Statements or, if applicable, the determination of the Independent Accounting Firm.  The fees and expenses of the Independent Accounting Firm incurred in resolving the disputed matter shall be split equally between Purchaser on the one hand and Sellers on the other.

3.    REPRESENTATIONS AND WARRANTIES OF COMPANY CONTROL GROUP.
Each member of the Company Control Group hereby, jointly and severally, represents and warrants to Purchaser as follows:
3.1.    Organization and Good Standing. Each of Company and Platinum PEO is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to (i) conduct the Business as it is now being conducted and (ii) own or use the property and assets that it owns or uses. Each of Company and Platinum PEO is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.
3.2.    Authority; No Conflict; Etc.
(c)    Each of the Sellers, Mr. Ganz and Mr. Gribetz has all requisite legal right, power and authority to execute and deliver this Agreement and the Related Agreements to which each such Person is a party and to fully perform their respective obligations hereunder and thereunder. This Agreement constitutes the legal, valid, and binding obligation of each of the Sellers, Mr. Ganz and Mr. Gribetz, as applicable, enforceable against each of the Sellers, Mr. Ganz and Mr. Gribetz, as applicable, in accordance with its terms and, upon the execution and delivery by any Seller, Mr. Ganz or Mr. Gribetz, as applicable, of the Related Agreements to which such Seller, Mr. Ganz or Mr. Gribetz, as applicable, is a party, such Related Agreements will constitute the legal, valid, and binding obligations of each such Person, enforceable against such Seller, Mr. Ganz and Mr. Gribetz, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
(d)    Except as set forth on Schedule 3.2(b), neither Company’s nor Platinum PEO’s execution, delivery or performance of this Agreement or the Related Agreements nor Company’s and Platinum PEO’s completion of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the certificate of formation, operating agreement, or other organizational documents of Company or Platinum PEO; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or Platinum PEO is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization applicable to Company or Platinum PEO that is listed on Schedule 3.9(b); (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate any Material Contract (including any Lease or any of the Service Agreements) to which Company or Platinum PEO is a party or by which Company or Platinum PEO or any of their respective properties or assets are bound; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the property or assets of Company or Platinum PEO (including the Acquired Assets).
(e)    Except as set forth on Schedule 3.2(c)(i), each of Company, Platinum PEO and the Members are not, or will not be, required to give any notice to, or to obtain any Consent from, any Governmental Body in connection with their execution, delivery and performance of this Agreement or any of the other Related Agreements or their completion of the Contemplated Transactions. Except as set forth on Schedule 3.2(c)(ii), but subject to Section 5.16(a), each of Company, Platinum PEO and the Members are not, or will not be, required to give any notice to, or obtain any Consent from, any Person (other than a Governmental Body) in connection with their execution, delivery and performance of this Agreement and the Related Agreements or their completion of the Contemplated Transactions. The Company and Platinum PEO hold certain licenses identified on Schedule 3.2(c)(iii) that are not transferrable and (A) will not be transferrable to Purchaser, (B) will be terminated or allowed to lapse with respect to the Company and/or Platinum PEO, in the sole discretion of Company and/or Platinum PEO, as applicable, and (C) to the extent necessary for Purchaser to operate the Business will be acquired by Purchaser for its own use in operating the Business, if not already held by Purchaser in its current operations.
(f)    Except as set forth on Schedule 3.2(d), neither the Members’ execution, delivery and performance of this Agreement or the Related Agreements to which any Member is a party, nor the completion by the Members of any of the Contemplated Transactions, will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, (i) any Legal Requirement or any Order to which any of the Members are subject or (ii) any Contract to which any of the Members are a party or by which it is bound.
3.3.    Financial Statements; Etc.
(j)    Schedule 3.3(a) contains true, correct and complete copies of Company’s audited consolidated balance sheets as of December 31, 2010, December 31, 2011 and December 31, 2012 and the related audited consolidated statements of income of Company for the respective periods then ended (such financial statements, including the notes thereto (if any), being collectively referred to herein as the “Financial Statements”). The Financial Statements present fairly the financial position, results of operations and changes in members’ equity of Company as at the respective dates of and for the periods referred to in such Financial Statements, all in conformity with GAAP consistently applied throughout the periods involved except as specifically set forth on Schedule 3.3(a). Other than Platinum PEO, no financial statements of any Person other than Company are required by GAAP to be included in the Financial Statements.
(k)    Schedule 3.3(b) contains true, correct and complete copies of the internally prepared unaudited consolidated balance sheet of Company as at the Interim Balance Sheet Date and the related internally prepared unaudited statement of income of the Company for the five (5) month period then ended (such financial statements, including the notes thereto (if any), being collectively referred to herein as the “Interim Financial Statements”). The Interim Financial

Statements present fairly (in all material respects) the financial position and the results of operations of Company as at the Interim Balance Sheet Date and for the respective periods then ended, in accordance with GAAP applied on a basis consistent with the Financial Statements, except (i) for customary year‑end adjustments, (ii) for the absence of detailed notes and (iii) as otherwise disclosed on Schedule 3.3(b).
3.4.    Receivables; Tangible Property; Books and Records.
(g)    Except as set forth on Schedule 3.4(a), all Receivables (i) represent amounts receivable for goods delivered, or to be delivered, or services provided, or to be provided, by Company or Platinum PEO, (ii) have arisen from bona fide transactions in the ordinary course of business of either Company or Platinum PEO consistent with past practice, (iii) are not subject to any counterclaims or offsets asserted in writing or, to Company’s Knowledge, which have otherwise been Threatened, and (iv) have been billed, or will be, properly billed and represent valid and enforceable obligations payable to either Company or Platinum PEO in accordance with their terms.
(h)    The material items of machinery, equipment, furniture, leasehold improvements, fixtures and other tangible personal property (other than inventory) which comprise a portion of the Acquired Assets and which are identified on Schedule 1.1.1 are (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) suitable for their intended use; provided, however, that Sellers make no representations or warranties to Purchaser with respect to the physical condition of any of the Acquired Motor Vehicles, it being acknowledged that the Acquired Motor Vehicles will, subject to the provisions of Sections 3.5(a) and 12.14, be transferred to Purchaser at the Closing on an “AS‑IS” basis. That portion of the Acquired Assets which is comprised of inventory consists of good and merchantable items of a quality and quantity usable or saleable in the ordinary course of business. Except as otherwise provided in this Section 3.4(b), the Sellers make no other representations or warranties (express or implied) with respect to the physical condition of any of the tangible personal property which comprises a portion of the Acquired Assets, including any warranty of merchantability or fitness for a particular purpose.
(i)    The books of account and other similar business records of Company and Platinum PEO that comprise a portion of the Acquired Assets are complete and correct in all material respects and have been maintained in accordance with sound business practices.
3.5.    Title To Assets; Sufficiency of Acquired Assets; Encumbrances. Neither Company nor Platinum PEO owns any real property or any interests in real property. Except as set forth on Schedule 3.5(a), neither Company nor Platinum PEO leases any real property. Schedule 3.5 sets forth a true and complete list of all Leased Personal Property. Each of Company and Platinum PEO has (a) good and marketable title to all of its owned property and assets which comprise a portion of the Company Acquired Assets or the Platinum PEO Acquired Assets, respectively, none of which Acquired Assets will, at the Closing, be subject to any Encumbrances; and (b) a valid leasehold interest in the Leased Personal Property pursuant to the respective Leases. The Acquired Assets (i) constitute all of the properties and assets of any nature whatsoever, other than the Excluded Assets, whether real or personal, tangible, intangible, or mixed, necessary to operate the Business in the manner presently operated by Company and Platinum PEO and (ii) include all of the operating assets of Company and Platinum PEO, in each case other than the Excluded Assets.

3.6.    Products and Services; Warranties; Claims. Except as set forth on Schedule 3.6, (a) there is no Liability, or, to Company’s Knowledge, any basis for any present or future Proceeding against Company or Platinum PEO (i) that would be reasonably likely to result in any Liability to Company or Platinum PEO for the replacement, repair or remedying of any products or services that Company or Platinum PEO has sold, leased or provided, or (ii) arising out of any injury to individuals or property that occurred by reason of the ownership, possession, or use of any product sold by, or service performed by, Company or Platinum PEO, and (b) to Company’s Knowledge, no claim in respect thereof has been asserted by any Person. Except as set forth on Schedule 3.6, no product sold by, or service performed by, Company or Platinum PEO is subject to any express warranty nor any other warranty.
3.7.    Taxes.
(c)    Except as set forth on Schedule 3.7(a): (i) Each of Company and Platinum PEO has filed or caused to be filed all Tax Returns that are or were required to be filed by it (taking into account any valid extensions of time for filing) pursuant to applicable Legal Requirements; (ii) all Tax Returns filed by Company or Platinum PEO were prepared in good faith and in accordance with the Code and any other applicable Legal Requirement and are true and correct in all material respects; (iii) each of Company and Platinum PEO has paid, or made provision for the payment of, all Taxes that have become due and payable by it, regardless of whether or not shown on such Tax Returns, except such Taxes, if any, as are listed on Schedule 3.7(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet or the Interim Financial Statements; and (iv) each of Company and Platinum PEO has withheld from its employees (and timely paid to the appropriate Governmental Body) proper and accurate amounts for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable Legal Requirements (including income, social security and employment tax withholding for all types of compensation).
(d)    Except as set forth on Schedule 3.7(b), during the five (5) year period immediately preceding the date hereof, there has been no audit commenced against Company or Platinum PEO regarding Taxes.
(e)    No federal or state Tax liens or related Encumbrances exist with respect to Company or Platinum PEO or any of the Acquired Assets that arose in connection with any failure to pay any Tax and no Taxes remain unpaid which if not paid when due could give rise to any such liens or Encumbrances, nor are any claims being asserted with respect to such Taxes, which would reasonably be expected to subject Purchaser or any of the Acquired Assets to any transferee or similar Liability under the Code or under applicable Legal Requirements of the State of Delaware or any other applicable jurisdiction.
(f)    All Tax Returns filed by Company and Platinum PEO (i) were prepared in good faith and in accordance with the Code and any other applicable Legal Requirement and (ii) are true and correct in all material respects.
(g)    No Tax is required to be withheld pursuant to § 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

3.8.    Employees; Employment Agreements; Employee Benefits; ERISA. With respect to both Company and Platinum PEO:
(a)    Schedule 3.8(a) sets forth an accurate list of (i) all of the respective officers, directors, managers and salaried employees and (ii) all employment, noncompetition and nonsolicitation agreements with any such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, draw, commission, bonus and other compensation, respectively, if any) of each of such officers, directors, managers or salaried employees as of the last payroll date immediately preceding the date of this Agreement. Company has provided to Purchaser true, complete and correct copies of any existing employment agreements for the officers, directors, managers or employees listed on Schedule 3.8(a). Schedule 3.8(a) reflects any increases in the compensation payable or any special bonuses to any officer, director, manager or salaried employee listed on Schedule 3.8(a) since the Balance Sheet Date.
(b)    Schedule 3.8(b) sets forth an accurate description of all Employee Benefit Plans, and true, complete and correct copies of such plans, and any agreements, insurance contracts and trusts related thereto that are identified on Schedule 3.8(b), have been delivered to Purchaser. Except for the Employee Benefit Plans described on Schedule 3.8(b), neither Company nor Platinum PEO sponsors, maintains, contributes to or has any Liability with respect to any other Employee Benefit Plan. As of the date hereof, all payments due from, or accrued contribution obligations of, either Company or Platinum PEO, as applicable, with respect to all of the Employee Benefit Plans described on Schedule 3.8(b) have either been, or will be, timely paid or are properly reflected on the books of Company. In addition, all required contributions to the Pension Plans due, or to be due, attributable to hours worked on or prior to the Closing Date, have been, or will be, made by Company or Platinum PEO (as applicable) and there has not been any event that has resulted in, or which may give rise to, any withdrawal liability under any Pension Plan.
(c)    Except as set forth on Schedule 3.8(c), all Employee Benefit Plans listed on Schedule 3.8(b) that are intended to qualify (collectively, “Qualified Plans”) under § 401(a) of the Code are, and have been so qualified and have been determined by the IRS to be so qualified, and nothing has occurred that has or, to the Company’s Knowledge, is reasonably likely to, and the completion of the Contemplated Transactions will not, adversely affect such qualification. All Employee Benefit Plans and the administration thereof comply with the terms thereof and all applicable provisions of ERISA, the Code or any other Legal Requirements applicable to any Employee Benefit Plans.
(d)    Except as set forth on Schedule 3.8(d), the completion of the Contemplated Transactions will not, either alone or, to Company’s Knowledge, together with any other event, (i) entitle any employee or former employee of Company or Platinum PEO to any payment in such capacity as an employee or manager thereof, (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting or payment of any compensation, stock incentive or other benefit or (iv) result in any “parachute payment” under § 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.
(e)    Except as described on Schedule 3.8(e), (i) with respect to each Employee Benefit Plan, there are no actions, suits or claims pending (other than routine claims for benefits) or, to Company’s Knowledge, Threatened, with respect to such Employee Benefit Plan or against the assets or fiduciaries of such Employee Benefit Plan and (ii) no event has occurred as a result of which Company, Platinum PEO or any such Employee Benefit Plan would be reasonably likely to be subject to any Liability to any Governmental Body or other Person under ERISA, the Code or any other Legal Requirement applicable to any such Employee Benefit Plan, including any Liability to the Pension Benefit Guaranty Corporation or any multiemployer pension plan under § 302 or Title IV of ERISA or § 412 of the Code, except for the sale and transfer of the Acquired Assets contemplated hereby, as may be addressed in Section 5.19. Neither Company nor Platinum PEO has any Liability with respect to or in connection with providing post‑employment health and welfare benefits to any of their respective employees, except as required under § 4980(B) of the Code.
3.9.    Compliance With Certain Legal Requirements; Governmental Authorizations.
(a)    Except as set forth on Schedule 3.9(a): (i) Each of Company and Platinum PEO has complied and is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties or assets; (ii) to Company’s Knowledge, no event has occurred or circumstances exist that (A) would constitute or result in a violation by Company or Platinum PEO of, or a failure on the part of Company or Platinum PEO to comply with, any Legal Requirement, or (B) would give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any material remedial action pursuant to any such Legal Requirement; and (iii) neither Company nor Platinum PEO or any of the Members has received any notice from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential obligation on the part of such party to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any applicable Legal Requirement.
(b)    Schedule 3.9(b) contains a complete and accurate list of each Governmental Authorization that is held by Company or Platinum PEO or that otherwise relates to the Business. Except as set forth on Schedule 3.9(b), the Governmental Authorizations listed on Schedule 3.9(b) constitute all Governmental Authorizations required under applicable Legal Requirements to permit the operation of the Business by Company or Platinum PEO in the manner in which it is currently conducted. Except as set forth on Schedule 3.9(b), each Governmental Authorization listed on Schedule 3.9(b) is valid and in full force and effect. Except as set forth on Schedule 3.9(b): (i) each of Company and Platinum PEO has complied in all material respects with all of the terms and requirements of each Governmental Authorization identified on Schedule 3.9(b) that is held by it; and (ii) to Company’s Knowledge, no event has occurred or circumstance exists that would result in the revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization listed on Schedule 3.9(b).
3.10.    Legal Proceedings; Orders; Workers’ Compensation Claims.
(a)    Except as set forth on Schedule 3.10(a): (i) there is no Proceeding that has been commenced by or against Company or Platinum PEO or any of their properties or assets or that otherwise relates to the Business or any of such properties or assets; or (ii) there is no Proceeding pending of which Company or its Representatives has received any notice that challenges, or that is reasonably likely to have the effect of preventing, delaying or rendering illegal any of the Contemplated

Transactions; or (iii) to Company’s Knowledge, (A) no Proceeding of the type described in Sections 3.10(a)(i) or 3.10(a)(ii) has been Threatened, and (B) no event has occurred or circumstances exist that would be reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. No attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws are pending against Company, Platinum PEO or any of the Members.
(b)    Except as set forth on Schedule 3.10(b): (i) there is no Order to which either Company or Platinum PEO, or any of their respective property or assets, or the Business is subject; and (ii) each of Company and Platinum PEO has complied in all respects with all of the terms and requirements of each Order set forth on Schedule 3.10(b) that is applicable to it.
(c)    Schedule 3.10(c) sets forth a complete and accurate summary and current status of all pending and Threatened workers’ compensation claims by any current or former employees of Company, or Platinum PEO, as applicable, which in the reasonable judgment of Company may exceed Five Thousand Dollars ($5,000.00)
3.11.    Absence of Certain Changes and Events.
(a)    Except for the Contemplated Transactions and as set forth on Schedule 3.11(a), since the Balance Sheet Date, each of Company and Platinum PEO has conducted the Business only in the ordinary course consistent with past practice and there has not been any: (i) merger by Company or Platinum PEO with or into, or consolidation by Company or Platinum PEO, with any other Person or change or agreement to change in any manner the character of the Business; (ii) material increase by either Company or Platinum PEO of any bonuses, salaries, or other compensation to any director, officer or employee listed on Schedule 3.8(a) or the execution or amendment by either Company or Platinum PEO of any employment, severance, deferred compensation or similar Contract with any director, officer or employee; (iii) adoption or amendment of any Employee Benefit Plan, or increase in the payments to or benefits under any of the Employee Benefit Plans identified on Schedule 3.8(b); (iv) damage to or destruction or loss of any property or assets of either Company or Platinum PEO, whether or not covered by insurance, which in the aggregate exceeded Fifteen Thousand Dollars ($15,000.00); (v) acquisition, sale, lease, or other disposition of any property or assets of either Company or Platinum PEO or any mortgage, pledge, or imposition of any Encumbrance on any of its property or assets, other than (A) the consumption or sale of inventory in the ordinary course of Business or (B) the sale or other disposition of used machinery, equipment, motor vehicles or other property or assets no longer used or useful in connection with the Business; (vi) change in the accounting methods used by Company; (vii) issuance of securities or the declaration or payment of any distributions of any kind to the Members by Company or any direct or indirect redemption, retirement, purchase or other acquisition by Company of any of its respective membership interests or options, warrants or rights to purchase such membership interests; (viii) failure by Company or Platinum PEO to pay and discharge current liabilities (whether or not subject to a bona fide dispute) within thirty (30) days of the due date thereof; (ix) loans, advances or capital contributions made by Company or Platinum PEO to, or investments made by Company or Platinum PEO in, any Person other than loans or advances to employees in the ordinary course of their business and which, in the aggregate, do not exceed Ten Thousand Dollars ($10,000.00); (x) amendment, cancellation, termination, relinquishment, waiver or release of any Material Contract or other material right; (xi) capital expenditures by Company or Platinum PEO or capital additions or betterments to the Business in excess of Ten Thousand Dollars ($10,000.00) individually or Twenty Thousand Dollars ($20,000.00) in the aggregate; (xii) incurring by Company or Platinum PEO of indebtedness for borrowed money (including capitalized lease obligations), other than the incurring of trade indebtedness or any borrowing or reborrowing from time to time under the Contracts evidencing Company’s working capital line of credit loan with Israel Discount Bank of New York; (xiii) acceleration or delay in the collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business of Company or Platinum PEO, consistent with past practice; (xiv) delay or acceleration of the payment of any accounts payable or other liabilities beyond or in advance of their due dates or the dates when such liabilities would have been paid in the ordinary course of business of Company or Platinum PEO, consistent with past practice; (xv) settlement of any Proceeding or release of any Threatened Proceeding, as a result of which (A) any restrictions were imposed (I) on the ability of Company or Platinum PEO to conduct the Business or (II) which would be reasonably likely to adversely affect Company or Platinum PEO (other than by reason of such payment of monies), or (B) the amounts payable by Company or Platinum PEO exceed Twenty‑Five Thousand Dollars ($25,000.00); or (xvi) agreement, whether oral or written, by Company or Platinum PEO to do any of the foregoing set forth in clauses (i) through (xv) of this Section 3.11(a).
(b)    Except as set forth on Schedule 3.11(b), since the Balance Sheet Date, neither Company nor Platinum PEO has experienced any event, circumstance, change or occurrence which had, or, to Company’s Knowledge, would reasonably be expected to have, a Material Adverse Effect with respect to Company or Platinum PEO.
3.12.    Contracts; Leases; Absence of Certain Practices.
(a)    Schedule 3.12(a) sets forth a complete and accurate list of each Contract to which either Company or Platinum PEO is a party, or by which Company or Platinum PEO or their respective properties or assets are bound, of the type described below (collectively, “Material Contracts”): (i) each Contract that involves the performance of housekeeping services, maintenance or janitorial services, or on-site or off-site laundry services or PEO Services (collectively, “Service Agreements”); (ii) each Contract (other than open sales orders or Service Agreements) that involves the performance of services or the delivery of goods or materials by Company or Platinum PEO of an amount or value in excess of Five Thousand Dollars ($5,000.00) annually; (iii) each Contract (other than open purchase orders) that involves the performance of services or the delivery of goods or materials to Company or Platinum PEO of an amount or value in excess of Five Thousand Dollars ($5,000.00) annually; (iv) each Contract that was not entered into in the ordinary course of Business and that involves expenditures or receipts of Company or Platinum PEO in excess of Five Thousand Dollars ($5,000.00); (v) each licensing agreement (whether as licensor or licensee) or other Contract relating to any Intellectual Property owned, licensed or used by Company or Platinum PEO in connection with the Business; (vi) each Contract to or with any employee, or Representative of a group of employees, of Company or Platinum PEO relating to salary, wages, bonuses, draws, commissions, hours, and other conditions or terms of employment, or any consulting agreement (including any such Contracts with any of the management personnel of Company); (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by Company or Platinum PEO with any other Person; (viii) each

Contract containing covenants that purport to restrict a Person’s business activity or limit the freedom of a Person to engage in any line of business or to compete with any other Person; (ix) each outstanding Contract for capital expenditures in excess of Ten Thousand Dollars ($10,000.00); (x) each of the Leases; (xi) each Contract for the sale of any properties, assets or operations of Company or Platinum PEO or the Business, or for the grant of option or preferential rights to purchase any such properties, assets or operations; (xii) each Contract relating to the acquisition by Company or Platinum PEO of any operating business or the capital stock or all or substantially all of the assets of any other Person consummated within the last three (3) years; (xiii) each Contract pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party; (xiv) each Contract relating to the lending or borrowing of money, including loan agreements, guarantees of obligations of Affiliates and other Persons, performance bonds, letters of credit, and similar instruments or arrangements, and any security agreement, factoring agreement or other agreement pursuant to which any lien, security interest or similar Encumbrance is created with respect to Company or their respective assets as security for its obligations with respect to any such borrowed money excluding any such Contracts with the Company Creditors; (xv) each Contract with a Governmental Body; (xvi) each other Contract that involves expenditures by Company or Platinum PEO in excess of Ten Thousand Dollars ($10,000.00) per year; (xvii) each Contract with any independent sales representative; and (xviii) each amendment, supplement, and modification in respect of any of the Contracts or Leases identified in Sections 3.12(a)(i) through 3.12(a)(xvii), inclusive. Except for the Service Agreements (redacted copies of which have been delivered, or made available, by Company), Company has delivered to Purchaser, or made available to Purchaser for its review, true and complete copies of all Material Contracts or, if such Material Contracts are oral, complete and accurate descriptions of the terms of all such oral Material Contracts.
(b)    Except as set forth on Schedule 3.12(b): (i) each Material Contract is, and at the Closing Date will be, in full force and effect and is, and at the Closing Date will be, valid and enforceable against Company or Platinum PEO (as applicable) in accordance with its terms; (ii) Company and Platinum PEO and, to the Company’s Knowledge, each other Person that has or had any Liability under any Material Contract, has complied in all material respects with all applicable terms and requirements of such Material Contract; and (iii) (A) to Company’s Knowledge, no event has occurred or circumstance exists that would contravene, conflict with, or result in a violation or breach of, or give Company or Platinum PEO or any other Person the right to renegotiate or to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate, any Material Contract; (B) neither Company nor Platinum PEO or any of the Members have received from any Person that is a party to any Material Contract (I) any notice that any such Person intends to terminate any Material Contract, or (II) any claim for indemnification from any such Person with respect to the delivery or performance of products or services; and (C) except as noted in such Material Contract or a written amendment thereto, neither Company nor Platinum PEO has waived any of its rights under, or modified the material terms of, any Material Contract to which it is a party. With respect to each Service Agreement, all material obligations and commercial terms (including, for example, the general type of services, the duration of such Service Agreement, payment amounts, credit terms and all other financial, credit and other similar economic or operational obligations or matters) are ascertainable by reference to the written provisions of such Service Agreement as disclosed in writing to Purchaser by either Company or Platinum PEO before the Closing Date.

(c)    No direct or indirect payments have been made to any Person by Company, Platinum PEO or the Members for the purposes of inducing such Person to sell any products or services to Company or Platinum PEO or to purchase any products or services from Company or Platinum PEO or any of their respective Representatives or to induce such Person not to purchase or sell any products or services to or from any other Person and neither the Members, Company, Platinum PEO nor any of their respective officers, directors, managers or employees has, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution or similar benefit, to any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder Company or Platinum PEO or the Business or to assist Company or Platinum PEO in connection with any actual or proposed transaction relating to the Business or any of its property or assets.
3.13.    Insurance.
(a)    Schedule 3.13(a) sets forth a complete and accurate list of: (i) all comprehensive general liability and other liability policies of insurance under which Company or Platinum PEO is presently insured; (ii) all property and casualty policies of insurance under which Company or Platinum PEO is presently insured; and (iii) all pending applications for policies of insurance.
(b)    Schedule 3.13(b) describes: (i) any Contract other than a policy of insurance, for the transfer or sharing of any risk by Company or Platinum PEO; and (ii) all obligations of Company or Platinum PEO to provide coverage to third parties (for example, under Leases, Service Agreements or other Material Contracts) and identifies the policy under which such coverage is provided.
(c)    Each policy of insurance described on Schedule 3.13(a) is in full force and effect.
(d)    Except as set forth on Schedule 3.13(d), at all times during the three (3) year period immediately preceding the date of this Agreement, each of Company and Platinum PEO has maintained insurance covering itself, its employees and its assets at commercially reasonable levels for its size at any such time.
3.14.    Environmental Matters.
(a)    Except as set forth on Schedule 3.14(a): (i) Each of Company and Platinum PEO has complied in all material respects with all applicable Environmental Laws and Occupational Safety and Health Laws (which compliance includes, possession by Company and Platinum PEO of all Governmental Authorizations required), and, to Company’s Knowledge, no event has occurred or circumstances exist that (A) would be reasonably likely to constitute or result in a violation by Company or Platinum PEO of, or a failure on the part of Company or Platinum PEO to comply with, any such Environmental Laws or Occupational Safety and Health Laws in connection with the operation of the Business, or (B) would be reasonably likely to give rise to any obligation on the part of Company or Platinum PEO arising in connection with the operation of the Business to undertake, or to bear all or any portion of the cost of, any Remedial Action pursuant to any such Environmental Laws or Occupational Safety and Health Laws; (ii) no Proceeding arising under or relating to any Environmental Laws, Occupational Safety and Health Laws or any Environmental, Health, and Safety Liabilities, is pending, or to Company’s Knowledge is Threatened, against Company or Platinum PEO in connection with the operation of the Business; and (iii) within the past three (3) years, neither Company nor Platinum PEO or any of the Members has received any notification, citation, complaint, violation, notice or Order of any kind from any Governmental Body or any other Person relating or pertaining to the actual, alleged or potential failure of Company or Platinum PEO to comply with any Environmental Laws or Occupational Safety and Health Laws in connection with the operation of the Business or alleging that Company or Platinum PEO has any Environmental, Health, and Safety Liabilities or regarding the making, storing, handling, treating, disposing, generating, transporting or Release of any Hazardous Substances in connection with the operation of the Business.
(b)    Except as set forth on Schedule 3.14(b), each of Company and Platinum PEO has obtained all Governmental Authorizations required through the date hereof with respect to the operation of the Business under any applicable Environmental Law (collectively, the “Environmental Permits”), a complete and accurate list of which is set forth on Schedule 3.14(b), all of which Environmental Permits are valid and in full force and effect. Except as set forth on Schedule 3.14(b), (i) each of Company and Platinum PEO has complied in all material respects with all of the terms and conditions of each Environmental Permit identified on Schedule 3.14(b) and (ii) to Company’s Knowledge, no event has occurred or circumstance exists that (A) would constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Environmental Permit listed on Schedule 3.14(b) or (B) would result in the revocation, withdrawal, suspension, cancellation, or termination of any Environmental Permit listed on Schedule 3.14(b).
3.15.    Intentionally Omitted.
3.16.    Labor Disputes; Compliance. Except as set forth on Schedule 3.16, with respect to Company and Platinum PEO:
(a)    Neither Company nor Platinum PEO is a party to or bound by any collective bargaining Contract or other labor Contract, nor are any of their respective employees represented by any union or other employee organization, and there has not been, there is not presently pending or existing and, to Company’s Knowledge, there is not Threatened any organizational activity or other labor dispute against or affecting Company or Platinum PEO and no application for certification of a collective bargaining agent is pending or, to Company’s Knowledge, Threatened;
(b)    To Company’s Knowledge, no event has occurred or circumstances exist that would be reasonably likely to provide the basis for any work stoppage or other labor dispute;
(c)    Each of Company and Platinum PEO has complied with all Legal Requirements relating to, and there are no complaints, charges or claims against either Company or Platinum PEO which are pending or to Company’s Knowledge Threatened, based on, arising out of, in connection with or otherwise relating to, the employment (or termination of employment) by Company or Platinum PEO of any individual, including individuals classified as independent contractors or “leased employees” (within the meaning of § 414(n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, immigration, equal pay, employee safety and health, immigration, wages and hours, workers’ compensation, plant closings or mass layoffs, hours, benefits or the payment of social security and similar Taxes;
(d)    Neither Company nor Platinum PEO is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the Legal Requirements described in Section 3.16(c);
(e)    There are no Liabilities of Company or Platinum PEO relating to workers compensation benefits that are not fully insured against by a bona fide third‑party insurance carrier (except for deductibles, retentions or rights to retroactive premium adjustment that may be provided for in the respective policies of insurance relating thereto); and
(f)    There are no “employment losses” within the meaning of WARN of the type that would require notification pursuant to the provisions of WARN that occurred within the six (6) month period prior to the date hereof. Schedule 3.16 shall be updated not more than one (1) day prior to the Closing Date to reflect any such “employment losses.” With respect to all employees of Company and Platinum PEO, each of Company and Platinum PEO will timely give, or cause to be given, all notices, if any, required to be given under, or will otherwise comply with, WARN or any other similar applicable Legal Requirements relating to any plant closing or mass layoff or as otherwise required by any such Legal Requirement for the period prior to the Closing Date.
3.17.    Intellectual Property.
(a)    With respect to each Material Contract of the type described in Section 3.12(a)(v), except as set forth on Schedule 3.17(a), there are no outstanding and, to Company’s Knowledge, no Threatened disputes or disagreements with respect to any such Material Contract.
(b)    Schedule 3.17(b) sets forth a complete and accurate list of all Intellectual Property owned by Company or Platinum PEO or used by Company or Platinum PEO in the conduct of the Business. Except as set forth on Schedule 3.17(b): (i) Company or Platinum PEO is the owner of all right, title, and interest in and to each item of Intellectual Property identified on Schedule 3.17(b), free and clear of all Encumbrances, except for Encumbrances referred to on Schedule 3.17(b); (ii) all registered Intellectual Property identified on Schedule 3.17(b) currently complies with all Legal Requirements; (iii) to Company’s Knowledge, there is no intellectual property or application of any Person which is reasonably likely to interfere with the Intellectual Property identified on Schedule 3.17(b); (iv) to Company’s Knowledge, no Intellectual Property identified on Schedule 3.17(b) is infringed or has been challenged or misappropriated in any way nor has any Proceeding been Threatened with respect thereto; and (v) the Intellectual Property has not been misappropriated by Company or Platinum PEO nor does it infringe or, to Company’s Knowledge, has it been alleged to infringe, any intellectual property rights of any other Person.
(c)    Except as set forth on Schedule 3.17(c), Company or Platinum PEO owns or has the right to use all Software used or necessary for the operation of the Business, free and clear of all Encumbrances (other than usual and customary restrictions under “shrink wrap” license agreements or similar software license agreements relating to commercially available software). No Software owned by Company or Platinum PEO or, to Company’s Knowledge, used by Company or Platinum PEO and licensed from another Person has been misappropriated or challenged in any way, nor, to Company’s Knowledge, has any Proceeding been Threatened with respect thereto, and none of the subject matter of any such Software has been misappropriated or is alleged to have been misappropriated from any Person.
(d)    Neither Company nor Platinum PEO has caused or permitted any of such Intellectual Property to enter the public domain, or taken any action which has in any way affected its absolute and unconditional ownership of any portion of the Intellectual Property owned by it, or its use of any portion of the Intellectual Property licensed by it.
(e)    No licensing fees, royalties or payments are due and payable in connection with Company’s or Platinum PEO’s use of any Intellectual Property except for (i) those which have been paid or accrued on the Interim Financial Statements in accordance with past practice, (ii) those incurred by Company or Platinum PEO in the ordinary course of their respective business since the Balance Sheet Date, or (iii) those referred to on Schedule 3.17(e).
3.18.    Relationships With Related Persons. Except for the Members’ ownership of all of the issued and outstanding membership interests of Company and as otherwise set forth on Schedule 3.18: (a) no Related Person of Company (including any of the Members) has any interest in the Business or any of its properties and assets; (b) no Related Person of Company or the Members owns of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had business dealings or a financial interest in any transaction with Company or (ii) engaged in competition with Company with respect to any line of products or services of Company in any market presently served by Company, other than as may be permitted under Section 11.6; (c) no Related Person of Company is a party to any Material Contract with, or has any claim or right against, Company; and (d) as of the Closing Date, after giving effect to the Contemplated Transactions, Company will not be required to make any payment to or perform any services for any Related Person of Company.
3.19.    Brokers or Finders. Except as set forth on Schedule 3.19, neither Company nor the Members have incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which Purchaser will have any Liability.
3.20.    Clients and Suppliers.
(a)    As of the date hereof, no Person which is a material client of Company or Platinum PEO has provided notice to Company or Platinum PEO that it intends, or, to Company’s Knowledge, has otherwise Threatened, to stop or materially reduce the rate at which it purchases good or services from Company or Platinum PEO.
(b)    Set forth on Schedule 3.20(b) is the name of the five (5) largest suppliers and vendors from which Company or Platinum PEO ordered supplies and other goods or inventory used in connection with the Business for the year ended December 31, 2012 and the five (5) months ended May 31, 2013, together with (i) the aggregate total amount for which each such supplier or vendor invoiced Company or Platinum PEO during such period and (ii) a general description of the supplies and other goods or inventory ordered by Company or Platinum PEO from each such supplier or vendor. No supplier or vendor of Company identified on Schedule 3.20(b) has informed any of the Sellers that it will not continue to provide supplies and other goods or inventory to Company in a manner consistent with past practices, and, to Company’s Knowledge, no such Person intends to stop or reduce the rate of such sales. None of Company’s suppliers or vendors of supplies or other goods or inventory is the sole supplier of such items to Company.
(c)    The fees stated in (i) the Service Agreements for the various services to be provided thereunder represent, in the aggregate, annualized, consolidated gross revenues of Company and Platinum PEO of not less than Seventy Million Dollars ($70,000,000.00) as of the date hereof and (ii) the Selected Service Agreements for the various services to be provided thereunder represent, in the aggregate, annualized, consolidated gross revenues of Company and Platinum PEO of not more than Fourteen Million Dollars ($14,000,000.00) as of the date hereof.
3.21.    Security Deposits, Etc. Schedule 3.21 sets forth a true, correct and complete list of all outstanding security deposits made by Company in excess of Two Thousand Five Hundred Dollars ($2,500.00).
3.22.    Undisclosed Liabilities. Neither Company nor Platinum PEO has any Liability with respect to the Business which is not fully reflected, reserved against or otherwise disclosed, as appropriate, in the Financial Statements, the Interim Financial Statements or in Schedule 3.22 hereto, other than current liabilities incurred in the ordinary course of the Business consistent with Company’s and Platinum PEO’s past practice since the Interim Balance Sheet Date, none of which arises out of or results from any breach of Contract, breach of warranty, tort, or violation of Legal Requirements.
3.23.    Federal Securities Law Matters.
(a)    Each of Company and Platinum PEO is an “accredited investor” as defined in Regulation D under the Securities Act and will be acquiring the shares of Common Stock which comprise (i) the Initial Stock Consideration and (ii) if applicable, the Contingent Stock Consideration, for its own account, for investment and not with a view to distribution or sale, or for the account of any other Person, except in accordance with Section 3.23(b).
(b)    Each of Company and Platinum PEO understands that the shares of the Common Stock, which will comprise the Initial Stock Consideration and, if applicable, the Contingent Stock Consideration, will, when issued (assuming the effectiveness of the Registration Statement under the Securities Act at such time), be registered for resale on the Registration Statement by Company under the Securities Act and will not, prior to the effectiveness of such Registration Statement, be freely tradeable on the NASDAQ Stock Market.
(c)    Purchaser has afforded to Company, Platinum PEO and the Members the opportunity to ask questions of and receive answers from certain members of management of Purchaser (consisting of Purchaser’s Chief Financial Officer and President and Chief Operating Officer) concerning the business and financial condition of Purchaser, and to obtain any additional information necessary to evaluate the merits and risks of an investment in the shares of Common Stock, or otherwise relating to the financial condition and business of Purchaser and all such questions, if asked, and information, if examined, have been answered or found to be fully satisfactory to Company, Platinum PEO and the Members.
(d)    Company’s knowledge and experience in financial and business matters are such that each of Company and Platinum PEO is capable of evaluating the merits and risks of an investment in the shares of the Common Stock.
3.24.    Intentionally Omitted.
3.25.    Disclosure. No representation or warranty of any of the Sellers in this Agreement or in any of the Related Agreements to which any of them is a party and no statement of any of Sellers in any of the schedules thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.
3.26.    Disclosure Schedules. The disclosure of any matter in any Schedule shall be deemed to qualify such other representations and warranties to the extent that (a) the corresponding Section or subsections are specifically referenced in such Schedule or (b) the relevance or significant to any other Schedule of the fact or the matter disclosed is reasonably apparent from such disclosure.
3.27.    No Other Representations or Warranties. Except for the representations and warranties of Sellers set forth in this Section 3, Sellers make no other representations or warranties (whether express or implied) with respect to Sellers, their Affiliates, the Business, the Assumed Liabilities or the Acquired Assets.
4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser represents and warrants to Sellers as follows:
4.1.    Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.
4.2.    Authority; No Conflict.
(l)    Purchaser has all requisite legal right, power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to fully perform its obligations under this Agreement and such Related Agreements. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and upon the execution and delivery by Purchaser of the Related Agreements to which it is a party, such Related Agreements will constitute the legal, valid, and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
(m)    Except as set forth on Schedule 4.2(b), neither Purchaser’s execution, delivery or performance of this Agreement or the Related Agreements to which it is a party, nor

Purchaser’s completion of the Contemplated Transactions will: (i) contravene, conflict with or result in a violation of any provision of the articles of incorporation, bylaws or other organizational documents of Purchaser or (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or exercise any remedy or obtain any relief under any applicable Legal Requirement or any Order to which Purchaser is subject.
(n)    Except as set forth on Schedule 4.2(c), Purchaser is not, nor will it be, required to give any notice to or obtain any Consent from, any Person in connection with the Contemplated Transactions.
4.3.    Capitalization, Etc.
(j)    The authorized capital stock of Purchaser consists of one hundred million (100,000,000) shares of common voting stock, $.01 par value per share (the “Common Stock”).
(k)    All of the issued and outstanding shares of Common Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable. Upon (i) the issuance to Company at the Closing of the shares of Common Stock which comprise the Initial Stock Consideration and (ii) the issuance to Company of the shares of Common Stock (if any) which will comprise the Contingent Stock Consideration, all of such shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable. All of the shares of Common Stock which comprise (A) the Initial Stock Consideration and (B) the Contingent Stock Consideration (if any) will be issued to Company free and clear of all Encumbrances (including any preemptive rights) assuming the effectiveness of the Registration Statement under the Securities Act at such time, as described in Section 3.23(b).
4.4.    Reports and Financial Statements. Purchaser has made available to Company a copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC since January 1, 2013 (as such documents have since the time of their filing with the SEC been amended, collectively, the “SEC Reports”), which are all of the documents (other than preliminary material) that Purchaser was required to file with the SEC since such date. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as appropriate, and the rules and regulations of the SEC thereunder which are applicable to the SEC Reports. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the SEC Reports (collectively, the “Purchaser Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and, with respect to the unaudited interim financial statements which comprise a portion of the Purchaser Financial Statements, except as permitted by Form 10‑Q of the SEC) and fairly present the financial position of Purchaser and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, however, in the case of the unaudited interim financial statements which comprise a portion of the Purchaser Financial Statements, to normal year‑end and audit adjustments and any other adjustments described therein.

4.5.    Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser which challenges, or would be reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or that would reasonably be expected to have a Material Adverse Effect on Purchaser. To the Knowledge of Purchaser, no such Proceeding has been Threatened.
4.6.    Brokers or Finders. Neither Purchaser nor its Representatives have incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or any of the Contemplated Transactions for which Company or the Members will directly or indirectly have any Liability.
4.7.    Use of Information Regarding Employees. Purchaser acknowledges that it has received certain information from Company and Platinum PEO regarding their respective employees consisting solely of their respective names and addresses, salary, wage and other compensation information, position with Company or Platinum PEO, years of service and social security numbers. Purchaser will only use such information (a) to facilitate the transition of such employees from their employment with Company or Platinum PEO to their anticipated employment with Purchaser (including making the preparations necessary to immediately add such new employees to Purchaser’s payroll system following the Closing) and (b) for other lawful purposes necessary or appropriate to facilitate the completion of the Contemplated Transactions and the transition of the operation of the Business pursuant to the terms and conditions of this Agreement.
4.8.    Service Agreements. As of the date hereof, to the Knowledge of Purchaser, no Person which Purchaser believes to be a material client of Company or Platinum PEO intends to stop or materially reduce the rate at which it purchases goods or services from Company or Platinum PEO, respectively.
4.9.    No Other Representations or Warranties. Except for the representations and warranties of Purchaser set forth in this Section 4, Purchaser makes no other representations or warranties (whether express or implied) with respect to Purchaser, its Affiliates, the respective businesses of Purchaser or its Affiliates, or the Common Stock.
5.    COVENANTS OF COMPANY AND OTHER SELLERS; CERTAIN MUTUAL COVENANTS OF PARTIES.
5.1.    Return of Certain Payments. In the event that, following the Closing Date, (a) either Company or Platinum PEO receives any payment in respect of any Receivable or other Acquired Asset that is transferred to Purchaser on the Closing Date or (b) Purchaser receives any payments in respect of any Excluded Asset which is retained by either Company or Platinum PEO hereunder, Company, on the one hand, or Purchaser, on the other hand, as appropriate, shall (i) promptly notify the Person entitled to such payment of what has occurred with respect to such payment and (ii) transfer such payment to the Person entitled to such payment upon receipt of reasonable written instructions from such Person relating to the manner in which such payment should be transferred.
5.2.    Mutual Covenants Regarding Apportioned Obligations. Taxes with respect to any personal property and any similar ad valorem Taxes, if any, that are levied with respect to the

Acquired Assets or the Business for assessment periods within which the Closing Date occurs shall be apportioned between Company and Platinum PEO, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days in any such period falling on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand; it being understood that Purchaser is responsible for the portion of each such apportioned obligation attributable to the number of days after the Closing Date in the relevant assessment period.
5.3.    Tax Returns. Sellers shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of all Tax Returns required by applicable Legal Requirements to be filed with respect to Company or Platinum PEO, the Acquired Assets or the Business for taxable periods ending on or prior to the Closing Date. All Taxes indicated as due and payable on such Tax Returns will be paid by Company, Platinum PEO or the Members as required by applicable Legal Requirements, except for such Taxes as may be contested by Company, Platinum PEO or the Members in good faith and by appropriate Proceedings.
5.4.    Excluded Liabilities. From and after the Closing Date, the Members and each of Company and Platinum PEO shall pay, perform or discharge, or shall cause to be paid, performed or discharged, when due, all Excluded Liabilities.
5.5.    Bulk Transfer Laws. Sellers acknowledge that no filings are required to be made by Company or Platinum PEO with any Governmental Body as a result of the Contemplated Transactions under the applicable provisions of any bulk transfer laws of the State of Delaware or any other jurisdiction in which Company or Platinum PEO conducts the Business.
5.6.    Receivables. Company will furnish to Purchaser at the Closing a revised Schedule 1.1.10 reflecting the Receivables (and the corresponding agings therefor) as of the Business Day immediately preceding the Closing Date.
5.7.    Intentionally Omitted.
5.8.    Intentionally Omitted.
5.9.    Reliance by Purchaser. The Sellers acknowledge and agree that, the right of the Purchaser Indemnitees to receive indemnification or reimbursement pursuant to, or to pursue any other remedy based on the representations, warranties, covenants, and obligations of the Sellers referred to in, Section 10.2, will not be affected by any investigation, examination or review conducted by Purchaser or any of its Representatives with respect to, or any Knowledge acquired (or capable of being acquired) by Purchaser or any of its Representatives about the accuracy or inaccuracy of, or Sellers’ compliance with, any such representations, warranties, covenants or obligations.
5.10.    Use of Similar Names. From and after the Closing, neither Company nor Platinum PEO or any of the Members shall use, directly or indirectly, the names “Platinum Health Services, LLC”, “Platinum Health Services PEO, LLC”, “Health Services” or “Platinum Health” or any similar names or variations or derivations thereof, and as soon as practicable after the Closing, (a) Company will file all corporate documents necessary to change its corporate name from “Platinum Health Services, LLC” in compliance with this Section 5.10 (including the certificate of amendment described in Section 2.6(a)(ix) and such other documents or instruments as may be necessary or required to take equivalent action with respect to the use of such name in any jurisdiction where it is licensed to be used or filed with any Governmental Body), and (b) Platinum PEO will file all corporate documents necessary to change its corporate name from “Platinum Health Services PEO, LLC” in compliance with this Section 5.10 (including the certificate of amendment described in Section 2.6(a)(x) and such other documents or instruments as may be necessary or required to take equivalent action with respect to the use of such name in any jurisdiction where it is licensed to be used or filed with any Governmental Body).
5.11.    Transfer of Title to Motor Vehicle; Inspection of Motor Vehicle. Sellers will, prior to the Closing Date, cause the Acquired Motor Vehicles which comprise a portion of the Acquired Assets, if no valid vehicle inspection sticker exists with respect thereto, to be repaired and serviced to the extent necessary to cause it to receive a vehicle inspection sticker from the applicable Governmental Body and will provide to Purchaser satisfactory written evidence of such motor vehicle having been issued a current, valid vehicle inspection sticker. In addition, Sellers will, no later than the Closing Date, take all actions within their reasonable control which are necessary to cause unencumbered title to such motor vehicles, to the extent not leased by Company or Platinum PEO, to be validly transferred to Purchaser as of the Closing Date.
5.12.    Access. During the period commencing on the date of this Agreement and continuing through the Closing Date, each of Company and Platinum PEO, upon reasonable prior notice from Purchaser, will (a) afford to Purchaser and its Representatives, at such times as Company and Platinum PEO, as applicable, and Purchaser may mutually agree, reasonable access to the respective personnel, properties, Contracts, books and records, and other documents and data of Company or Platinum PEO, as applicable, (b) furnish Purchaser and its Representatives with copies of all such Contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) furnish Purchaser and its Representatives with such additional financial, operating, and other data and information as Purchaser may reasonably request.
5.13.    Operation of the Business of Company and Platinum PEO. Between the date of this Agreement and the Closing Date, unless otherwise agreed in writing by Purchaser, each of Company and Platinum PEO will (a) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the ordinary course in a manner consistent with past practice; (b) use commercially reasonable efforts to preserve intact the current business organization of Company and Platinum PEO, keep available the services of the current officers, employees, sales representatives and other representatives or agents of Company and Platinum PEO, and maintain the relations and goodwill with all material suppliers, customers, landlords, trade creditors, employees, agents, and others having material business relationships with Company or Platinum PEO; (c) confer with Purchaser concerning business or operational matters of a material nature; (d) use commercially reasonable efforts to maintain all of the assets and properties of Company or Platinum PEO that are material to the operation of the Business in their current condition, ordinary wear and tear excepted, and maintain in full force and effect the insurance described in Section 3.13(a) or insurance providing comparable coverage; (e) perform, or cause to be performed, all of the respective obligations of Company or Platinum PEO under each of the Material Contracts which comprise a portion of the Acquired Assets; (f) incur promotional expenses at levels consistent with its past practices; (g) not enter into, without first obtaining Purchaser’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), any Contract which would constitute an Acquired

Asset (or extend or renew any existing Contract which comprises a portion of the Acquired Assets) which would give rise to a Liability in excess of Ten Thousand Dollars ($10,000.00), individually, or Twenty‑Five Thousand Dollars ($25,000.00), in the aggregate, or, with respect to any such existing Contract that will comprise a portion of the Acquired Assets, extend or renew the term of such Contract for a period exceeding one (1) year; (h) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; and (i) report periodically to Purchaser, as Purchaser may reasonably request from time‑to‑time, and otherwise respond to Purchaser’s reasonable requests concerning the status and operation of the Business.
5.14.    Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, without the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), take any action, or fail to take any commercially reasonable action within their reasonable control, as a result of which any of the changes or events listed in Section 3.11(a) would occur. In addition, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or except as otherwise contemplated or permitted by this Agreement, Company and Platinum PEO will not (a) settle any pending Proceeding or obtain any releases of Threatened Proceedings, if (i) such settlement or release would impose restrictions on the ability of Company or Platinum PEO to conduct the Business or would be reasonably likely to adversely affect Company or Platinum PEO other than by reason of its payment of monies thereunder or (ii) the amounts payable by Company or Platinum PEO pursuant to such settlement or release would exceed Twenty‑Five Thousand Dollars ($25,000.00); (b) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice if the individual amount of any such note or account receivable, or series of related notes or accounts receivable, exceeds Ten Thousand Dollars ($10,000.00); (c) delay or accelerate payment of any accounts payable or other liabilities beyond or in advance of their due dates or the dates when such liabilities would have been paid in the ordinary course of business consistent with past practice if the individual amount of any such account payable, or other liability, or series of related accounts payable or other liabilities, exceeds Ten Thousand Dollars ($10,000.00); and (d) take any action, or fail to take any commercially reasonable action within its reasonable control, which would result in any of the representations and warranties of Sellers set forth in Section 3 not being true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.
5.15.    No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, nor will they cause or permit any of their respective Representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Purchaser and its Representatives) relating to any transaction involving the sale of the Business or any material portion of the property or assets of Company or Platinum PEO or any of the membership interests or other equity interests of Company or Platinum PEO, or any merger, consolidation, business combination, or similar transaction involving Company or Platinum PEO. From the date hereof through the Closing Date, Sellers will not, directly or indirectly, enter into or authorize, or permit any Representatives or Related Persons of Company, Platinum PEO or of any of the Members to enter into, any agreement or agreement in principle with any third Person for the acquisition of

Company, Platinum PEO, or any material portion of the respective assets or properties of Company or Platinum PEO or, in the case of the Members, any of the membership interests or other equity interests of Company or Platinum PEO (an “Acquisition Transaction”). The Sellers will inform Purchaser in writing by facsimile within twenty‑four (24) hours following the receipt by any of the Sellers or any of their Related Persons or Representatives of any bona fide inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction. Purchaser acknowledges that the mere receipt by the Sellers of an unsolicited inquiry or proposal regarding an Acquisition Transaction will not constitute a Breach of the Sellers’ obligations under this Section 5.15, but only if the Sellers notify Purchaser of such unsolicited inquiry or proposal as required by this Section 5.15.
5.16.    Mutual Covenants Regarding Governmental Authorizations and Other Consents; Specific Covenants of Sellers.
(a)    Subject to the provisions of Section 5.16(b), Purchaser, during the period from the date hereof until the Closing Date, will, with Sellers’ reasonable cooperation and assistance, use commercially reasonable efforts to attempt to obtain each of the Consents described on Schedule 3.2(c)(i) and Schedule 3.2(c)(ii), including those Consents from the Persons who are party to the Material Contracts identified on Schedule 3.2(c)(ii); provided, however, that with respect to those Consents identified on Schedule 3.2(c)(i) and Schedule 3.2(c)(ii): (i) neither Sellers nor Purchaser shall be obligated to make any payment or pay any other penalty or sum to any Person in order to obtain such Consents; (ii) Sellers shall not agree to effect any modification to any such Material Contract which would be material and adverse to Purchaser (including any increase in any amounts payable thereunder which is not contemplated by the terms of such Material Contract) without Purchaser’s prior written consent; and (iii) the Closing shall not be conditioned upon obtaining any Consent. Consequently, Purchaser shall assume (A) the risk that such Persons do not grant such Consents prior to the Closing and as a result thereof cancel the Assumed Service Agreements or other Assumed Contracts effective after the Closing and (B) all other risks specifically resulting from the failure to obtain any such Consents, including (1) the ability of Purchaser to otherwise operate the Business after the Closing in a manner consistent with Company’s or Platinum PEO’s past practices and (2) the occurrence of a Material Adverse Effect after the date of this Agreement. However, nothing set forth in this Section 5.16(a) shall alter or affect, or be deemed or construed to alter or affect, any of Purchaser’s (I) obligations with respect to the Assumed Liabilities as specifically set forth in Section 2.2 and Section 6.1 or (II) rights against Sellers with respect to the Excluded Liabilities.
(b)    Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of Section 5.16(a)(iii), to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Purchaser of any Acquired Asset would result in a violation of applicable Legal Requirement, or would require the Consent of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Body), and such Consent shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Sellers and Purchaser shall use commercially reasonable efforts, and shall cooperate with each other, at Purchaser’s expense, to obtain any such required Consent, or any release, substitution or amendment required to novate all Liabilities under any and all Assumed Contracts that constitute Assumed

Liabilities or to obtain in writing the unconditional release of all Persons (other than Company) to such arrangements, so that, in any case, Purchaser shall be solely responsible for such Assumed Liabilities from and after the Closing Date; provided, however, that neither Sellers nor Purchaser shall be required to pay any consideration therefor. Once such Consent, release, substitution or amendment is obtained, Company and Platinum PEO, as applicable, shall sell, assign, transfer, convey and deliver to Purchaser the relevant Acquired Asset to which such Consent, release, substitution or amendment relates for no additional consideration in accordance with the terms of this Agreement.
(c)    Promptly following the execution and delivery hereof, Purchaser will, with Sellers’ cooperation, commence and continue such commercially reasonable actions as shall be required to effect the transfer or reissuance to Purchaser of all Governmental Authorizations identified on Schedule 3.9(b) and Schedule 3.14(b).
(d)    To the extent that any Acquired Asset or Assumed Liability cannot be transferred to Purchaser following the Closing pursuant to this Section 5.16, Purchaser and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) at Purchaser’s expense to provide to the parties the economic and, to the extent permitted under applicable Legal Requirement, operational equivalent of the transfer of such Acquired Asset or Assumed Liability to Purchaser as of the Closing and the performance by Purchaser of its obligations with respect thereto. Purchaser shall, as agent or subcontractor for Company or Platinum PEO, as applicable, pay, perform and discharge fully the liabilities and obligations of Company or Platinum PEO, as applicable, thereunder from and after the Closing Date but only to the extent such liabilities constitute Assumed Liabilities. To the extent permitted under applicable Legal Requirements, Company or Platinum PEO, as applicable, shall, at Purchaser’s expense, hold in trust for and pay to Purchaser promptly upon receipt thereof, such Acquired Asset and all income, proceeds and other monies received by Company or Platinum PEO, as applicable, to the extent related to such Acquired Asset in connection with the arrangements under this Section 5.16(d). Notwithstanding anything herein to the contrary, the provisions of this Section 5.16(d) shall not apply to any Consent or approval required under any Legal Requirement, which consent or approval shall be governed by Section 5.16(c).
5.17.    Supplementation and Correction of Information. Between the date of this Agreement and the Closing Date, Sellers will promptly correct and supplement the information set forth on the Schedules delivered by Company pursuant to this Agreement, to the extent Sellers become aware of any such corrections or supplements, in order to cause such Schedules to remain correct and complete in all material respects. Sellers’ delivery to Purchaser of any corrections or supplements will not, without the prior written consent of Purchaser, constitute an amendment to the Schedules to which such corrections and supplements relate. Nothing set forth in this Section 5.17 shall modify, or be deemed or construed to modify, in any respect whatsoever any of the representations or warranties of Sellers set forth in Section 3 by adding an explicit or implicit “knowledge” or similar qualifier to any of such representations or warranties where such “knowledge” or similar qualifier does not already exist.
5.18.    Efforts Regarding Completion. Subject to the terms and conditions of this Agreement, Purchaser, Company and the Members shall each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are reasonably necessary as promptly as practicable to satisfy their respective conditions set forth in Sections 7 and 8 and to complete the Contemplated Transactions. Each of Company, Platinum PEO, Purchaser and the Members shall cooperate fully with the other in assisting such party in complying with the provisions of this Section 5.18.
5.19.    Withdrawal Liability and Union Employees. The parties acknowledge that Company and Platinum PEO may have obligations to contribute to certain multiemployer pension plans described in Schedule 5.19 (collectively, the “Pension Plans”), which Schedule 5.19 shall be provided at least two (2) Business Days prior to Closing. The parties agree to take all reasonable and necessary steps to qualify for the “sale of assets” exemption from withdrawal liability with respect to any Pension Plans, pursuant to the provisions of Section 4204 of ERISA (29 U.S.C. § 1384) and the regulations and guidance issued pursuant thereto, including Company and Platinum PEO executing and delivering such additional documents, instruments, conveyances and assurances and taking such further action as may reasonably be required, consistent with this Section 5.19, to carry out the foregoing, and do not intend for the Contemplated Transactions to constitute a withdrawal from the Pension Plans. The parties will cooperate with each other, from and after the Closing Date, and take reasonable and necessary steps to qualify for exemptive relief under Section 4204 of ERISA. Accordingly, the parties agree to proceed as follows with respect to the Pension Plans:
(a)     Purchaser shall hire and continue to employ certain of those employees covered by the Pension Plans, such that after the Closing Date Purchaser shall have an obligation to contribute to the Pension Plans with respect to the operations for substantially the same number of contribution base units for which Company had an obligation to contribute prior to the Closing Date.
(b)    Purchaser shall provide to each of the Pension Plans for a period of five (5) plan years commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to such Pension Plan, in an amount equal to the greater of (i) the average annual contribution required to be made by Company or Platinum PEO (as applicable) with respect to operations under that Pension Plan for the full three plan years preceding the plan year which contains the Closing Date, or (ii) the annual contribution that Company or Platinum PEO (as applicable) was required to make with respect to operations under that Pension Plan for the last plan year prior to the plan year which contains the Closing Date, which bond or escrow shall be paid to that Pension Plan if Purchaser withdraws from that Pension Plan, or fails to make contributions to that Pension Plan when due, at any time during the five (5) plan years beginning after the Closing Date. Purchaser’s obligation to provide a bond or escrow shall not apply to a Pension Plan if no bond or escrow is required for that Pension Plan for any reason, expressly including because the parties are able to satisfy the criteria set forth in 29 CFR § 4204.11 and § 4204.12 or § 4204.13, or 4204.21 and 4204.22. The parties agree to make any requests and provide any information and take all steps necessary to meet such criteria.
(c)    If Purchaser withdraws from a Pension Plan during the first five (5) full plan years after the Closing Date, Company or Platinum PEO (as applicable) shall be secondarily liable for withdrawal liability if Purchaser’s withdrawal liability with respect to the Pension Plan is not paid.

(d)    If Purchaser incurs any withdrawal liability related to a Pension Plan due to a Non-Purchaser Withdrawal Event (as defined below) and the bonding or escrow is to be paid to a Pension Plan due to such Non-Purchaser Withdrawal Event, then the Company Control Group shall, to the extent that any such withdrawal liability so incurred by Purchaser is attributable to any period ended immediately prior to the Closing Date, indemnify and promptly pay to Purchaser the bond or escrow amount paid to the Pension Plan. For purposes of this Section 5.19(d), a “Non-Purchaser Withdrawal Event” means any event or action that triggers a withdrawal liability with respect to a Pension Plan during the period that the bond or escrow is required other than due to Purchaser’s withdrawal from the Pension Plan, which events or actions shall include, but are not limited to, (i) a collective bargaining representative’s disclaimer of interest in representing the employees of Purchaser who participate in the Pension Plan; (ii) a “mass withdrawal,” as defined in 29 CFR § 4001.2, from the Pension Plan; (iii) a decertification of the collective bargaining representative to which the Pension Plan relates; (iv) the termination of the Pension Plan pursuant to Sections 4041A(a) or 4042 of ERISA and any rules and regulations issued thereunder; or (v) a reorganization of the Pension Plan within the meaning of Section 4241(a) of ERISA.
(e)    If Company or Platinum PEO liquidates or distributes substantially all of its assets prior to the end of the fifth plan year of the period that the bond or escrow is required, Company or Platinum PEO (as applicable) shall be obligated under Section 4204(a)(3)(A) of ERISA either to purchase a surety bond or to place an amount in escrow for the benefit of the Pension Plans, equal to the present value of the withdrawal liability that would be due and owing by Company or Platinum PEO (as applicable) to the Pension Plans but for the application of ERISA Section 4204.
6.    COVENANTS OF PURCHASER.
6.1.    Assumed Liabilities; Post‑Closing Liabilities.
(l)    From and after the Closing Date, Purchaser shall perform or shall cause to be performed, all of the Assumed Liabilities.
(m)    Purchaser acknowledges that it will be responsible for all liabilities arising after the Closing which are attributable to Purchaser’s (i) use of the Acquired Assets after the Closing Date and (ii) operation after the Closing Date of that portion of the Business which Purchaser acquires from Company pursuant to the Contemplated Transactions; provided, however, that nothing set forth in this Section 6.1(b) will alter or affect, or be deemed or construed to alter or affect, (A) any of the respective covenants, agreements or representations or warranties of any of the Sellers or of Purchaser set forth in this Agreement, including (1) Purchaser’s obligations with respect to the Assumed Liabilities or (2) Purchaser’s rights and remedies against Sellers with respect to any of the Excluded Liabilities or (B) any of the other provisions of this Agreement.
6.2.    Employees. Purchaser, effective as of the Closing Date, shall offer employment to substantially all of the facility level employees of Company and Platinum PEO, as well as certain of the employees of Company and Platinum PEO at the regional, district and area manager level (collectively, the “Retained Employees”) at such rates of compensation and upon such other terms and conditions as Purchaser shall determine in its sole discretion; provided, however, that (a) nothing set forth in this Section 6.2 shall create, or be deemed to create, any duty or obligation on the part of

Purchaser to (i) continue the employment of any such employee so hired by Purchaser after the Closing Date, or (ii) make offers to any such employees who are, as of the Closing Date, on an extended leave of absence, disability, sick leave or lay off status, and (b) Purchaser may elect not to offer employment to any such employees who (i) do not have the unrestricted ability to provide federally reimbursed services, (ii) do not release their personnel files to Purchaser prior to Closing, (iii) do not pass a pre‑employment drug test, background check and physical exam, or (iv) do not otherwise satisfy Purchaser’s standard employment criteria. Purchaser shall have the right to terminate the employment of any or all of the Retained Employees, with or without cause, at any time, it being expressly understood that each Retained Employee shall be employed following the Closing Date as an “at‑will” employee of Purchaser. Purchaser shall deliver to Company and Platinum PEO, at least two (2) Business Days prior to the Closing Date, Schedule 6.2 which will list those regional, district and area manager level employees of Company or Platinum PEO to whom Purchaser does not, as of the date of such Schedule 6.2, intend to make an offer of employment as provided in this Section 6.2; provided, however that, assuming Company will pay any such employee who is not made an offer of employment by Purchaser two (2) weeks’ severance (to mirror a customary two week notice period), the liability to Company and Platinum PEO for such severance costs related to such employees (other than with respect to employees not offered employment with Purchaser in accordance with Section 6.2(b)) shall not exceed Fifty Thousand Dollars ($50,000.00).
6.3.    Registration Statement.
(a)    Promptly following the Closing Date (but in no event later than five (5) Business Days thereafter), Purchaser shall prepare and file a registration statement on Form S‑3 (the “Registration Statement”) with the SEC covering all of the shares of Common Stock which will comprise the Initial Stock Consideration and the Contingent Stock Consideration, if any, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective by the SEC or to otherwise become effective as soon as practicable thereafter such that the Initial Stock Consideration and, if and when issued, the Contingent Stock Consideration will be subject to resale by Company immediately following the time at which the SEC declares the Registration Statement effective under the Securities Act on the Effective Date. Following the Effective Date, Purchaser shall use commercially reasonable efforts to keep such Registration Statement continuously effective (including, if necessary, by re‑filing such Registration Statement if the initial Registration Statement expires) and in compliance with the Securities Act and useable for resale of the Initial Stock Consideration and the Contingent Stock Consideration, if any, for a period commencing on the Effective Date and continuing until the expiration of the twelve (12) month period immediately following the date upon which the shares of Common Stock which comprise the last payment of Contingent Stock Consideration, if any, are issued to Company as provided in Section 2.4 (the “Registration Period”).
(b)    During the Registration Period, Purchaser agrees to, unless available to Company without charge through EDGAR, the SEC’s website or Purchaser’s website, furnish to Company, (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by Purchaser, one (1) copy of the Registration Statement, each preliminary prospectus and the final prospectus, and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents, as Company may reasonably request in order to facilitate the sale or other disposition of the Initial Stock Consideration and the Contingent Stock Consideration, if any, by Company.
(c)    Following the Effective Date, Purchaser agrees to notify Company at any time during the Registration Period of the happening of any event as a result of which the prospectus included in the Registration Statement or a final prospectus with respect thereto, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. During the Registration Period, Purchaser will use all commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
(d)    Purchaser agrees to use its commercially reasonable efforts to cause all of the shares of Common Stock covered by the Registration Statement to be listed on the NASDAQ Stock Market no later than the Effective Date.
(e)    If the Registration Statement is not filed and effective within ninety (90) days after the Closing Date, Purchaser will, at the request of Company, promptly issue and deliver to Company and the Escrow Holder, as applicable, duly executed stock certificates evidencing such number of shares of Common Stock as shall be equal to the quotient obtained by dividing (i) Thirty Million Sixty-Two Thousand Five Hundred Dollars ($30,062,500.00) by (ii) the closing price for a share of Common Stock on the trading day immediately preceding the expiration of such ninety (90) day period, so as to (A) allow Company to dispose of such shares of Common Stock to the extent permitted pursuant to Rule 144 of the Securities Act or another available exemption thereunder and (B) satisfy the respective obligations of Company and Purchaser under Section 2.3(b)(ii) with respect to the funding of the Indemnification Escrow. Under such circumstances, Company will not sell any shares of Common Stock pursuant to Rule 144 of the Securities Act unless and until the shares of Common Stock which comprise the Indemnification Escrow have been liquidated in accordance with the Escrow Agreement. Therefore, with a view to making available to Company the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of Purchaser to the public without registration or pursuant to a registration on Form S‑3 (or any successor form), Purchaser shall:
(i)    make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Closing Date;
(ii)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and
(iii)    so long as Company owns shares of Common Stock constituting the Initial Stock Consideration or the Contingent Stock Consideration (if any), furnish to Company, promptly following Company’s written request therefor, a written statement by Purchaser as to its compliance with the reporting requirements of

(A) Rule 144 of the Securities Act, (B) the Securities Act and (C) the Exchange Act, together with a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents so filed or furnished by Purchaser as Company may reasonably request in connection with the sale of the shares of Common Stock constituting the Initial Stock Consideration or the Contingent Stock Consideration (if any) without registration.
(f)    In the event that both:
(i)    (A) the number of shares of Common Stock that may be sold as calculated pursuant to Rule 144(e)(1) promulgated under the Securities Act (the “Volume Limitation”) as of the one year anniversary of the date the shares constituting the Initial Stock Consideration were acquired by Company from Purchaser (the “Holding Period End Date”) is less than ninety percent (90%) of the Volume Limitation as of the end of the ninety (90) day period immediately following the Closing Date (the “Restricted Stock Delivery Date”) or (B) Company is unable to sell the shares of Common Stock constituting the Initial Stock Consideration pursuant to Rule 144 promulgated under the Securities Act during the six months immediately prior to the Holding Period End Date because Purchaser was not in compliance with Rule 144(c)(1) promulgated under the Securities Act for a period of at least ten (10) consecutive days; and
(ii)    the average of the daily volume weighted average price of the Common Stock for the ten (10) days on which shares of Common Stock trade on the NASDAQ Stock Market (the “10-Day VWAP”) immediately prior to the Holding Period End Date is less than the 10-Day VWAP immediately prior to the Restricted Stock Delivery Date, then the number of shares of Common Stock to be delivered pursuant to Section 6.3(e) shall be adjusted by Purchaser issuing to Company within five (5) Business Days following the Holding Period End Date an additional number of shares of Common Stock (after giving effect to any adjustment to eliminate any fractional shares of Common Stock) equal to the quotient obtained by dividing (A) an amount equal to two times the difference between the Volume Limitation as of the Holding Period End Date and the Volume Limitation as of the Restricted Stock Delivery Date by (B) the closing price on the NASDAQ Stock Market of a share of Common Stock on the Holding Period End Date.
(g)    Any certificate or certificates representing the shares of Common Stock not subject to an effective registration statement shall bear the following legend or a legend similar to the following, in addition to any legend that may be required by the “blue sky” laws of any state, until such time as the applicable shares are registered following the effectiveness of the Registration Statement or tradable without restriction pursuant to Rule 144 under the Securities Act and under other applicable Legal Requirement:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE

SECURITIES ACTS (THE “STATE ACTS”) NOR IS SUCH REGISTRATION CONTEMPLATED. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT AND THE STATE ACTS, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE BOARD OF DIRECTORS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE BOARD OF DIRECTORS OF THE COMPANY OF EVIDENCE SATISFACTORY TO THE BOARD TO THE EFFECT THAT ANY SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE ACT OR STATE ACTS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.
7.    CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE.
The obligation of Purchaser to pay the Purchase Price and to assume, pay, discharge and perform the Assumed Liabilities and take the other actions required to be taken by Purchaser at the Closing to complete the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):
7.1.    Accuracy of Representations. The representations and warranties of Sellers set forth in each of
(d)    Sections 3.1, 3.2, and 3.5 shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date; and
(e)    (i) Section 3.12(b) (but only insofar as the representations and warranties set forth in Section 3.12(b) pertain to those Material Contracts consisting of Service Agreements), except that any termination notices that are delivered under any Service Agreements after the date hereof shall be ignored for purposes of determining the accuracy of the representations and warranties of Section 3.12(b), (ii) Section 3.20(a) and (iii) Section 3.20(c) shall have been accurate in all material respects as of the date of this Agreement,
(and all such representations and warranties which are qualified by materiality or Material Adverse Effect shall be accurate in all respects). If any of the representations and warranties of Sellers (including those identified above in this Section 7.1) are inaccurate in any respect as of the Closing Date and such inaccuracy results, or would result, in a Breach of such representation or warranty, such Breach or potential Breach (even if Purchaser has Knowledge of, or is otherwise capable of acquiring Knowledge of, such Breach or potential Breach) will not be deemed waived, and all of Purchaser’s rights and remedies with respect to such Breach or potential Breach (including any rights under Section 10) will survive, notwithstanding the occurrence of the Closing hereunder.

7.2.    Company’s Performance.
(h)    All of the covenants and obligations set forth in Sections 5.12, 5.14, 5.15, 5.16(a), 5.17 and 5.18 of this Agreement that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.
(i)    Sellers shall have delivered, or caused the delivery of, each of the documents required to be delivered by Sellers pursuant to Section 2.6(a).
7.3.    Intentionally Omitted.
7.4.    No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would have the effect of preventing, materially delaying or making illegal any of the Contemplated Transactions.
7.5.    No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Purchaser to suffer any material adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.
7.6.    Client Meetings. Company and Platinum PEO will have used commercially reasonable efforts to (a) contact each of their respective clients identified on Schedule 7.6 for purposes of scheduling meetings between each such client and Purchaser to disclose the Contemplated Transactions and to attempt to obtain any Consents required from such clients and (b) cause Mr. Gribetz or another Representative of Company or Platinum PEO reasonably acceptable to Purchaser to participate jointly with Purchaser’s designated Representative in any such meetings so scheduled with any of such clients.
8.    CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE.
The obligation of Sellers to take the actions required to be taken by Sellers at the Closing to complete the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):
8.1.    Accuracy of Representations. All of the representations and warranties of Purchaser in this Agreement or in any of the Related Agreements shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (and all such representations and warranties which are qualified by materiality shall be accurate in all respects).

8.2.    Purchaser’s Performance.
(h)    All of the covenants and obligations which Purchaser is required to perform or to comply with pursuant to this Agreement or any of the Related Agreements at or prior to the Closing, shall have been performed and complied with in all material respects.
(i)    Purchaser shall have delivered, or caused the delivery of, each of the documents or other items required to be delivered by Purchaser pursuant to Section 2.6(b) including the delivery of that portion of the Purchase Price required to be paid by Purchaser to Company pursuant to Section 2.3(a).
8.3.    No Prohibition. Neither the completion nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, or conflict with, or result in a material violation of, or cause Company or any of the Members to suffer any material adverse consequence under, any applicable Legal Requirement or Order which was not in effect or outstanding, as appropriate, prior to the date of this Agreement.
8.4.    No Proceedings. Since the date of this Agreement, there shall not have been commenced or Threatened against Company or any of the Members, any Proceeding by any Person (other than Purchaser or another Purchaser Indemnitee) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (b) that would have the effect of preventing, materially delaying or making illegal, any of the Contemplated Transactions.
9.    TERMINATION.
9.1.    Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(j)    by Purchaser, if any Breach has occurred with respect to any of the covenants of any of the Sellers set forth in Sections 5.12, 5.14, 5.15, 5.16(a), 5.17 and 5.18 of this Agreement and such Breach has not been (i) waived by Purchaser or (ii) cured by Sellers upon the earlier to occur of (A) the expiration of the two (2) day period immediately following Company’s receipt of written notice of such Breach from Purchaser or (B) the Closing Date;
(k)    by Company, if any Breach has occurred with respect to any of the covenants of Purchaser set forth in this Agreement and such Breach has not been (i) waived by Sellers or (ii) cured by Purchaser on or before the earlier to occur of (A) the expiration of the two (2) day immediately following Purchaser’s receipt of written notice of such Breach from Company or (B) the Closing Date;
(l)    by Purchaser, if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than by reason of the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date;

(m)    by Company, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than by reason of the failure of any of the Sellers to comply with their obligations under this Agreement) and Company has not waived such condition on or before the Closing Date;
(n)    by mutual consent of Purchaser and Company; or
(o)    by either Purchaser or Company, if the Closing has not occurred (other than by reason of the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before Tuesday, July 16, 2013, or such later date as the parties may mutually agree upon in writing.
9.2.    Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all of the respective rights, duties and obligations of Purchaser and Sellers hereunder shall cease and terminate, except that (a) the obligations in Sections 12.2 and 12.3 will survive, and (b) if this Agreement is terminated by a party because one or more of the conditions to the performance of a party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all of the rights and remedies with respect to any such Breach or failure to comply (whether under this Agreement or otherwise) will survive any such termination unimpaired.
10.    INDEMNIFICATION; REMEDIES.
10.1.    Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules or in any approved supplements to the Schedules will survive the Closing and the execution and delivery of any bill of sale or other instrument of transfer, but only to the extent of the applicable time periods set forth in Sections 10.5 and 10.10 or as otherwise provided in Section 10.13.
10.2.    General Indemnification and Reimbursement by Company Control Group. Subject to the limitations set forth in Section 10.6 (including those set forth in Sections 10.6(d) and 10.6(e) relating to the several nature of certain of the indemnity obligations of the members of the Company Control Group under this Section 10), the members of the Company Control Group will, jointly and severally, indemnify, defend and hold harmless Purchaser, its Affiliates and the respective officers, directors, shareholders, successors and transferees and assigns of Purchaser and its Affiliates (collectively, the “Purchaser Indemnitees”) from and against, and will reimburse the Purchaser Indemnitees for, any Damages arising from or in any way relating to any of the following:
(c)    any Breach of any representation or warranty by any of the members of the Company Control Group in this Agreement or any other Related Agreements delivered by any of them pursuant to or in connection with this Agreement; provided, however, that for purposes of determining whether there has been a Breach of any representation or warranty hereunder and for purposes of calculating Damages hereunder, any materiality, Material Adverse Effect or other similar qualifications shall be disregarded;

(d)    any Breach of any covenant or obligation of any of the members of the Company Control Group in this Agreement or any Related Agreement;
(e)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with any of the members of the Company Control Group (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;
(f)    any of the Excluded Liabilities; and
(g)    (i) the Damages solely and directly attributable to the Proceeding consisting of the unfair labor practice charge Threatened by the National Labor Relations Board against Company and Platinum PEO, and any related Proceeding which may be brought after the Closing, regarding an allegedly impermissible reduction in benefits with respect to certain employees of Company and Platinum PEO, which matter is more fully described in Paragraph 2 of Schedule 3.16; (ii) any claims made by, or Liabilities to, any of the Pension Plans, any Governmental Body or any other Person which are in any way attributable to the failure of Company or Platinum PEO to make, prior to the Closing, any contributions required with respect to any of the Pension Plans, including any claims for the payment of such contributions and any interest or penalties thereon, as well as any withdrawal liability or partial liability associated with the failure of Company or Platinum PEO to make any such contributions; (iii) the pending or Threatened claims or Proceedings identified in Schedule 3.10(c); and (iv) the matters disclosed in Schedule 3.14(a).
10.3.    General Indemnification and Reimbursement by Purchaser. Purchaser will indemnify, defend and hold harmless Company and its respective officers, directors, managers, members (including the Members), successors and permitted transferees and assigns of Company and its Affiliates (collectively, the “Company Indemnitees”) from and against, and will reimburse the Company Indemnitees for, any Damages arising from or relating to any of the following:
(d)    any Breach of any representation or warranty made by Purchaser in this Agreement or in any Related Agreement delivered by Purchaser pursuant to or in connection with this Agreement;
(e)    any Breach by Purchaser of any covenant or obligation of Purchaser in this Agreement or any Related Agreement;
(f)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;
(g)    losses resulting from (i) Purchaser’s failure to comply after the Closing Date with Legal Requirements consisting of labor laws or its obligations to any union with respect to any Healthcare Facilities covered by any of the Service Agreements which constitute Assumed Contracts, (ii) claims that Company has obligations to unions or their members as a result of any such subsequent actions or omissions of Purchaser for periods after the Closing Date, or (iii) subject to Company’s compliance in all respects with its obligations under Section 5.19, and subject to Section

10.6(f), claims that Company has obligations to any unions or their respective members or to any Pension Funds solely by reason of the sale and transfer of the Acquired Assets pursuant to this Agreement, and not by reason of any acts or omissions of Company or any member of the Company Control Group prior to the Closing; and
(h)    any of the Assumed Liabilities.
10.4.    Tax Indemnification.
(c)    The members of the Company Control Group will, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnitees from any and all Taxes in respect of Company’s or Platinum PEO’s income, the Business, or their respective property or operations or for which Company, Platinum PEO or the Members may otherwise be liable (i) for any taxable period or portion thereof ending prior to or on the Closing Date or in connection with the transfer of the Acquired Assets pursuant to this Agreement, including any Tax arising under § 1374 of the Code, but excluding Purchaser’s portion of any Transfer Tax paid pursuant to Section 2.2(b), (ii) arising out of a Breach of the representations and warranties contained in Section 3.7, or (iii) for any reasonable costs or expenses incurred by any of the Purchaser Indemnitees with respect to any Taxes for which the Purchaser Indemnitees are indemnified by the members of the Company Control Group pursuant to this Section 10.4(a).
(d)    The members of the Company Control Group and Purchaser agree that any payment made under Sections 10.2, 10.3 or 10.4 shall be treated by such parties as an adjustment to the Purchase Price.
10.5.    Time Limitations.
(d)    Except as otherwise specifically provided in Sections 10.5(b), 10.5(c) or 10.5(d), the members of the Company Control Group will have no liability to the Purchaser Indemnitees under, or in connection with, this Agreement pursuant to Section 10.2, unless on or before the expiration of the eighteen (18) month period immediately following the Closing Date, Company is given a Claim Notice with respect to an indemnity claim arising under Section 10.2; provided, however, that with respect to any such claim for which a Claim Notice has been given to Company prior to the expiration of such eighteen (18) month period, the liability of the members of the Company Control Group to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.
(e)    Notwithstanding the provisions of Section 10.5(a), the members of the Company Control Group will have no liability to the Purchaser Indemnitees under, or in connection with, any claims made pursuant to Section 10.4, unless prior to the expiration of the sixty (60) day period following the expiration of the applicable Tax statute of limitations, Company is given a Claim Notice for a claim arising under Section 10.4 (a “Tax Claim”); provided, however, that with respect to any such Tax Claim for which a Claim Notice has been given to Company prior to the expiration of such sixty (60) day period, the liability of the members of the Company Control Group to the Purchaser Indemnitees for such Tax Claim shall survive without limitation as to time until such claim is resolved. The term “applicable Tax statute of limitations,” as used in this Section 10.5(b), shall mean, with respect to any particular type of Tax, a period of time equal to the applicable statute of limitations established pursuant to any Legal Requirement pertaining to such Tax.
(f)    Notwithstanding the provisions of Section 10.5(a):
(i)    the members of the Company Control Group will have no liability to the Purchaser Indemnitees under, or in connection with, a Breach of any of the representations or warranties set forth in Section 3.8 (relating to Company’s employees and any Employee Benefit Plans) unless on or before the expiration of the sixty (60) month period immediately following the Closing Date, Company is given a Claim Notice for a claim arising under Section 10.2(a) with respect to any such representations or warranties; provided, however, that with respect to any such claim for which a Claim Notice has been given to Company prior to the expiration of such sixty (60) month period, the liability of the members of the Company Control Group to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved; and
(ii)    the members of the Company Control Group will have no liability to the Purchaser Indemnitees under, or in connection with, a Breach of any of the representations or warranties set forth in Section 3.16 (relating to, among other things, labor disputes) unless on or before the expiration of the thirty-six (36) month period immediately following the Closing Date, Company is given a Claim Notice for a claim arising under Section 10.2(a) with respect to any such representations or warranties; provided, however, that with respect to any such claim for which a Claim Notice has been given to Company prior to the expiration of such thirty-six (36) month period, the liability of the members of the Company Control Group to the Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.
(g)    Notwithstanding the provisions of Section 10.5(a), Section 10.5(a) shall not apply to (i) any indemnity claims which are made by any Purchaser Indemnitee pursuant to Sections 10.2(b), 10.2(c), 10.2(d) or 10.2(e), (ii) any Breach of any of the covenants set forth in Sections 11.1 or 11.6 (each relating to, among other things, restrictions against competition) or 11.2 (relating to Confidential Information), (iii) any Breach of any of the representations or warranties set forth in (A) Section 3.2 (relating to, among other things, the authority of Company and the Members regarding this Agreement, the Related Agreements and the Contemplated Transactions), (B) Section 3.5(a) (relating to, among other things, title to the Acquired Assets), or (C) Section 3.23 (relating to, among other things, investor accreditation) and (iv) any Breach based on the fraud of any of the members of the Company Control Group, and the liability of the members of the Company Control Group to the Purchaser Indemnitees for any such claims shall survive without limitation as to time until such claim is resolved.
10.6.    Limitations on Amount of Liability.
(e)    Except as otherwise provided in Section 10.6(c), the members of the Company Control Group will have no liability to the Purchaser Indemnitees, under, or in connection with, this Agreement or any of the Related Agreements pursuant to indemnity claims made pursuant to Section 10.2, until the total of all Damages with respect to such claims exceeds an amount equal to Two Hundred Seventy Thousand Dollars ($270,000.00) (the “Basket”), in which event the members of the Company Control Group shall be liable to the Purchaser Indemnitees for all such Damages from the first Dollar of such Damages in excess of Two Hundred Ten Thousand Dollars ($210,000.00) (the “Deductible”), provided, however, that in the event the Selected Service Agreement Earn Out is distributed pursuant to Section 2.4(e)(iv), the Basket shall automatically be increased to Three Hundred Twenty-Five Thousand Dollars ($325,000.00) and the Deductible shall automatically be increased to Two Hundred Fifty Thousand Dollars ($250,000.00).
(f)    Except as otherwise provided in Section 10.6(c), the maximum amount of Damages that the members of the Company Control Group shall, in the aggregate, be required to pay to Purchaser Indemnitees pursuant to Section 10.2 shall be an amount equal to Three Million Five Hundred Six Thousand Two Hundred Fifty ($3,506,250.00), provided, however, that in the event the Selected Service Agreement Earn Out is distributed pursuant to Section 2.4(e)(iv), such amount shall increase to Four Million Two Hundred Fifty Thousand Dollars ($4,250,000.00).
(g)    Notwithstanding the provisions of Sections 10.6(a) and 10.6(b), Sections 10.6(a) and 10.6(b) shall not apply to (i) any indemnity claims which are made by any Purchaser Indemnitee pursuant to Sections 10.2(b), 10.2(c), 10.2(d) or 10.2(e), (ii) any Breach of any of the covenants set forth in Sections 11.1 or 11.6 (each relating to, among other things, restrictions against competition) or 11.2 (relating to Confidential Information), (iii) any Breach of any of the representations or warranties set forth in (A) Section 3.2 (relating to, among other things, the authority of Company and the Members regarding this Agreement, the Related Agreements and the Contemplated Transactions), (B) Section 3.5(a) (relating to, among other things, title to the Acquired Assets) or (C) Section 3.23 (relating to, among other things, investor accreditation), (iv) any Breach based on the fraud of any of the members of the Company Control Group, and (v) any Tax Claims, with respect to which the maximum amount of Damages that the members of the Company Control Group shall, in the aggregate, be required to pay to Purchaser Indemnitees shall not exceed an amount equal to the Purchase Price; provided, however, that notwithstanding the foregoing or the provisions of Section 10.6(d), the Liability of the members of the Company Control Group with respect to (I) any claims asserted by any Purchaser Indemnitees based on fraud of any member of the Company Control Group or pursuant to Section 10.2(d) or 10.2(e), (II) any Tax Claim and (III) any claim based on a Breach of any covenant set forth in Sections 11.1, 11.2 or 11.6 shall, in each case, and subject only to the applicable provisions of Section 10.6(e), be unlimited.
(h)    Anything to the contrary set forth in this Section 10 notwithstanding, but subject in all respects to the last paragraph of this Section 10.6(d):
(i)    in no event shall the maximum amount of Damages which any of the following members of the Company Control Group shall be required to pay to the Purchaser Indemnitees with respect to any given claim for indemnity pursuant to Sections 10.2 or 10.4 exceed an amount equal to (A) the amount of such indemnifiable Damages multiplied by (B) the percentage set forth below opposite the name of such member of the Company Control Group:

(1) Mr. Foy                    - 2.93%
(2) SG Equities and     Mr. Ganz, collectively    - 63.21%
(3) Walnut Court and Mr. Gribetz, collectively    - 31.60%
(4) Z Capital                    - 2.26%
(ii)    in no event shall the maximum aggregate amount of Damages which any of the following members of the Company Control Group shall be required to pay to the Purchaser Indemnitees pursuant to Sections 10.2 or 10.4 exceed an amount equal to (A) the maximum aggregate Purchase Price actually paid to, or for the account of, Company hereunder multiplied by (B) the percentage set forth below opposite the name of such member of the Company Control Group:
(1) Mr. Foy                    - 2.93%
(2) SG Equities and     Mr. Ganz, collectively    - 63.21%
(3) Walnut Court and Mr. Gribetz, collectively    - 31.60%
(4) Z Capital                    - 2.26%
Nothing set forth in this Section 10.6(d) will alter or affect, or be deemed or construed to alter or affect, (I) the joint and several liability of the remaining members of the Company Control Group, consisting of Company and Platinum PEO; (II) the rights of the Purchaser Indemnitees to pursue indemnity claims against all of the members of the Company Control Group on a joint and several basis, subject, however, to the limits on liability set forth in clauses (i) and (ii) of this Section 10.6(d) pertaining to Mr. Foy, SG Equities, Walnut Court, Mr. Ganz, Mr. Gribetz, and Z Capital; (III) any of the rights of the Purchaser Indemnitees under the Escrow Agreement; and (IV) the Liability of Mr. Foy, SG Equities, Walnut Court, Mr. Ganz, Mr. Gribetz, Z Capital, and any other member of the Company Control Group, with respect to (x) any claims asserted by any Purchaser Indemnitees based on fraud of any member of the Company Control Group or pursuant to Section 10.2(d), (y) any Tax Claim or (z) any claim based on a Breach of any covenant set forth in Sections 11.1, 11.2 or 11.6 , for which the Liability of the members of the Company Control Group in each case shall, subject only to the provisions of Section 10.6(e), be unlimited. For purposes of the provisions of clause (ii)(A) of this Section 10.6(d), the Purchase Price will include the Fair Market Value of the Initial Stock Consideration and any Contingent Stock Consideration paid to, or for the account of, Company and Platinum PEO.
(i)    Anything to the contrary set forth in this Section 10 notwithstanding, in no event shall any member of the Company Control Group be liable to any of the Purchaser Indemnitees for, or with respect to, Damages solely and directly attributable to any Breach of any of the covenants or agreements set forth in Sections 11.1 or 11.6 (each relating to, among other things, restrictions against competition) or 11.2 (relating to Confidential Information) by any other member of the Company Control Group (except that Mr. Ganz shall be liable for any such Breach by SG Equities and vice versa, and Mr. Gribetz shall be liable for any such Breach by Walnut Court and vice versa), it being acknowledged, subject the foregoing exception, that the respective liability of each member of the Company Control Group with regard to any such Breach shall be several, but not joint.
(j)    The parties expressly agree that the provisions of this Section 10.6(f) shall provide the sole and exclusive method for satisfying any Specified Withdrawal Liability (as hereinafter defined). Provided that Company is in compliance in all respects with its obligations under Section 5.19, in the event of any withdrawal liability which arises under Part 1 of Title IV, Subtitle E of ERISA as a result of the sale and transfer of the Acquired Assets pursuant to this Agreement to the extent that such withdrawal liability is assessed or otherwise claimed by any Pension Fund to which Company or Platinum PEO failed to make any required contributions for periods occurring prior to the Closing (the “Specified Withdrawal Liability”) any such Specified Withdrawal Liability (as finally determined by mutual agreement with the affected Pension Plans in accordance with Section 10.7 or, if applicable, the Pension Benefit Guaranty Corporation or any other applicable Governmental Body) (the “Specified Withdrawal Liability Amount”) shall be satisfied in the following manner: (i) the first Two Hundred Fifty Thousand Dollars in the aggregate ($250,000.00) of Specified Withdrawal Liability Amount shall be paid by Company, (ii) the second Two Hundred Fifty Thousand Dollars in the aggregate ($250,000.00) of Specified Withdrawal Liability Amount shall be paid by Purchaser, and (iii) with respect to the next Five Hundred Thousand Dollars ($500,000.00) of Specified Withdrawal Liability Amount, each of Company and Purchaser shall be responsible for an amount equal to fifty percent (50%) of such portion of the Specified Withdrawal Liability Amount. If the Specified Withdrawal Liability Amount exceeds One Million Dollars ($1,000,000.00), Purchaser shall be responsible for all amounts in excess of One Million Dollars ($1,000,000.00). In no event will the Specified Withdrawal Liability Amount include the amount of any delinquent contributions or any interest or penalties thereon attributable to the failure of Company or Platinum PEO to make any such contributions to any Pension Fund for periods which occurred prior to the Closing. The Liability of the Company Control Group with respect to that portion of the Specified Withdrawal Liability Amount for which it is responsible pursuant to this Section 10.6(f) shall constitute an Excluded Liability for the purposes of this Section 10.
10.7.    Procedure for Indemnification ‑ Third Party Claims.
(c)    All claims for indemnification under this Agreement shall be governed by the procedures set forth in this Section 10.7.
(d)    When a party seeking indemnification under Sections 10.2, 10.3 or 10.4 (the “Indemnified Party”) receives notice of any claims made by a third party (“Third Party Claims”) or has any other claim for indemnification other than a Third Party Claim, which is or may be the basis of a claim for indemnification hereunder, the Indemnified Party shall promptly deliver to the other party (the “Indemnifying Party”) a written notice thereof specifying the factual basis of such claim in reasonable detail (a “Claim Notice”); provided, however, that the failure of the Indemnified Party to promptly deliver a Claim Notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless, and then only to the extent that, the Indemnifying Party shall have been materially prejudiced thereby.
(e)    Upon receipt of a Claim Notice from the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party may, but shall not be required to, assume the defense of such Third Party Claim. Should the Indemnifying Party elect to undertake the defense of any Third Party Claim, it shall use counsel of its choice but reasonably acceptable to the Indemnified Party, and the Indemnifying Party shall pay all costs and expenses thereof (including the costs and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim prior to the assumption of such defense by the Indemnifying Party) and shall be fully responsible for the outcome thereof, subject to the applicable limitations, if any, set forth in Section 10.6. An Indemnifying Party’s right to assume the defense of any Third Party Claim is conditioned upon (i) the Indemnifying Party acknowledging, in writing, to the Indemnified Party, without qualification or limitation (other than the applicable limitations, if any, set forth in Section 10.6), its obligation to indemnify the Indemnified Party for all Damages arising from such Third Party Claim and (ii) the Indemnifying Party providing the Indemnified Party with security or other satisfactory assurances that it has the financial ability to fully indemnify the Indemnified Party for such Damages, subject to the applicable limitations, if any, set forth in Section 10.6.
(f)    No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(g)    The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any Third Party Claims within twenty (20) days after the date of receipt of the Indemnified Party’s Claim Notice in respect of such Third Party Claims. If an Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s Claim Notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its right to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claims because of the failure of the Indemnifying Party to do so in accordance with this Section 10.7(e), it may do so in such manner as it may deem appropriate, and the Indemnifying Party shall (i) pay all costs and expenses of such defense (subject to the applicable limitations, if any, set forth in Section 10.6) and (ii) be liable to the Indemnified Party for any Damages to which it may become subject as a result of any Proceeding relating to such Third Party Claim, including any compromise or settlement of any such Third Party Claims (subject to the applicable limitations, if any, set forth in Sections 10.6).
(h)    In addition to an Indemnified Party’s right to approve an Indemnifying Party’s choice of counsel pursuant to Section 10.7(c), with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel, but only if, and to the extent that (i) there is a conflict of interest that makes it reasonably necessary for separate counsel to represent the Indemnified Party and the Indemnifying Party; or (ii) the actual or potential defendants in, or targets of, any such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that meritorious legal defenses are available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which may not be legally asserted by the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim on behalf of the Indemnified Party); or (iii) the Indemnifying Party shall not have engaged counsel reasonably satisfactory to the Indemnified Party to represent the Indemnifying Party within a reasonable amount of time after the Indemnified Party’s Claim Notice is given; or (iv) the Indemnifying Party shall authorize, in writing, the Indemnified Party to engage separate counsel at the Indemnifying Party’s expense.
(i)    The Indemnifying Party may settle any Third Party Claim only if it has agreed to contest the claim in accordance with Section 10.7(e). If any Indemnifying Party desires to settle any Third Party Claim, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, (i) settle or compromise such Proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Proceeding, claim or demand or (ii) settle or compromise any such Proceeding, claim or demand, in any manner that would be reasonably likely to adversely affect the Indemnified Party other than as a result of money Damages or other money payments which are fully indemnified against by the Indemnifying Party in cash.
10.8.    Set‑Off. The Purchaser Indemnitees are hereby irrevocably authorized to set‑off against, reduce, recoup or otherwise appropriate any payments or other amounts or property which may be owing from any Purchaser Indemnitee to any of the members of the Company Control Group from time‑to‑time, whether pursuant to this Agreement or any of the Related Agreements and whether such payments or other amounts are then due and payable (including the shares of Common Stock which comprise the Initial Stock Consideration or Contingent Stock Consideration (if any) to which Company is entitled), for any claims which Purchaser, or any of the other Purchaser Indemnitees, may have against any of the members of the Company Control Group from time‑to‑time under this Section 10 or any of the other Related Agreements or otherwise, but only if (a) the Member Representative specifically authorizes such action in writing with respect to such claim, (b) a final determination is made by a court of competent jurisdiction in favor of Purchaser or any of the other Purchaser Indemnitees establishing the liability of the Company Control Group, or any member thereof, with respect to such claim and establishing the amount of the liability of the Company Control Group, or any member thereof, for such claim, or (c) with respect to any other claim: (i) Purchaser provides Company and the Member Representative with at least ten (10) days’ prior written notice of the Purchaser Indemnitees’ intention to exercise their rights under this Section 10.8 and setting forth in reasonable detail the good faith basis for such claim and the amount proposed to be set‑off by the Purchaser Indemnitees, (ii) the amount of any cash payment set‑off by the Purchaser Indemnitees is (A) promptly deposited by the Purchaser Indemnitees in escrow in an interest-bearing money market account established by, and in the name of, Purchaser with either a bank or other financial institution reasonably acceptable to the Member Representative or the Escrow Holder, and (B) held in escrow in such account, together with all accrued interest thereon, pending the final resolution of such claim, and (iii) promptly following the final resolution of such claim (whether by agreement of Purchaser and the members of the Company Controlled Group or pursuant to a final, nonappealable determination of a court of competent jurisdiction, or otherwise), the amount set‑off by the Purchaser Indemnitees and deposited in escrow, together with all accrued, unpaid interest thereon, shall be released from escrow and delivered to (1) Purchaser or (2) Company or the Member Representative (as appropriate) as required by the terms of the final resolution of such claim. Anything to the contrary set forth above in this Section 10.8 notwithstanding, if Purchaser exercises its right of set‑off with respect to any of the shares of Common Stock which comprise the Initial Stock Consideration or the Contingent Stock Consideration (collectively, the “Set‑Off Shares”), such Set‑Off Shares will not be deposited in escrow, but will instead be retained by Purchaser pending the final resolution of the indemnity claims with respect to which such right of set‑off was exercised. Upon the final resolution of any such claim as provided above in this Section 10.8, the Set-Off Shares (or, if applicable, a portion thereof) will be either retained permanently by Purchaser or original certificates evidencing such Set-Off Shares (or, if applicable, any portion thereof) registered in the name of Company (or in the name of such Member or Members as may be designated by Company in advance and in writing) will be delivered to Company or the Member or Members designated by Company, as appropriate, as required by the terms of any such final resolution, and any such Set-Off Shares delivered to Company or any Member or Members, as appropriate, will be accompanied by any dividends or other distributions which were made with respect to such Set-Off Shares (whether in cash or in‑kind) while such Set-Off Shares were being retained by Purchaser, without interest thereon, but only to the extent, with respect to any shares of Common Stock comprising the Contingent Stock Consideration, such shares would have been outstanding in accordance with Sections 2.4(b), 2.4(c), 2.4(d), and 2.4(e) as of any applicable record date with respect to any such dividend or other distribution thereon. Any Set‑Off Shares permanently retained by Purchaser in full or partial satisfaction of any such indemnity claim as contemplated in this Section 10.8 will, for all purposes, be deemed to have a value equal to their applicable Fair Market Value. Any Set-Off Shares, until issued or released to Company (or any of its designees), will be treated as unissued treasury shares reserved on account of the indemnity claims to which such Set-Off Shares relate.
10.9.    Exclusive Remedy; Etc.
(g)    Except as specifically set forth in Section 10.9(b), the sole and exclusive remedy of Purchaser and the other Purchaser Indemnitees and the Sellers and the other Company Indemnitees for any and all claims or Damages relating to or arising out of or in connection with this Agreement (whether any such claim may be made in contract, breach of warranty, tort or otherwise) shall be an action for indemnity pursuant to this Section 10 which shall be governed and limited by this Section 10.
(h)    Notwithstanding the provisions of Sections 10.9(a), each party shall be entitled to pursue those legal, statutory, equitable and other remedies which may otherwise be available to it (i) for any claims based on fraud (including the right to seek specific performance, rescission or restitution) or (ii) pursuant to the provisions of Section 11.4.
10.10.    Time Limitations Applicable to Claims Against Purchaser. Purchaser will have no liability to the Company Indemnitees under, or in connection with, this Agreement pursuant to Section 10.3(a), unless on or before the expiration of the eighteen (18) month period immediately following the Closing Date, Purchaser is given a Claim Notice with respect to an indemnity claim arising under Section 10.3(a); provided, however, that with respect to any such claim for which a Claim Notice has been given to Purchaser prior to the expiration of such eighteen (18) month period, Purchaser’s liability to the Company Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.
10.11.    Claims Taken Into Account in Determining Adjusted Working Capital. Neither Purchaser nor any members of the Company Control Group will have any indemnification obligations hereunder, due to the existence of any liability which was taken into account in the determination of

Final Closing Adjusted Working Capital and fully included in the final adjustment thereof pursuant to Section 2.5.
10.12.    No Double Recovery; Insurance. Notwithstanding anything contained herein to the contrary, the amount of any Damages incurred or suffered by any Indemnified Party shall be calculated after giving effect to (a) any insurance proceeds actually received by the Indemnified Party with respect to such Damages, the amount of which insurance proceeds will be calculated net of (i) any demonstrable increase that has occurred, or will occur, in insurance premiums payable by the Indemnified Party, whether by retrospective premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy, but only to the extent that such increase results directly from such insurance claim, (ii) any self-insured retention or deductible and (iii) any costs of collecting such insurance proceeds and (b) any recoveries obtained by the Indemnified Party from any other third party with respect to such Damages, which recoveries shall be calculated net of any costs of collecting such recoveries.  Each Indemnified Party shall exercise commercially reasonable efforts to obtain any such proceeds and recoveries, provided that an Indemnified Party may assert a claim for indemnification pursuant to this Section 10 prior to obtaining or attempting to obtain any such proceeds or recoveries and an Indemnified Party may continue to pursue such claim for indemnification while pursuing collection of such proceeds or recoveries. If any Damages are recoverable from a third party pursuant to an indemnification, hold harmless or other provision, then the Indemnified Party shall seek full recovery under all such third party rights covering any such Damages to the same extent as they would if such Damages were not subject to indemnification hereunder (and shall refund amounts received from such third parties up to the amount of indemnification actually received) with respect to such Damages to the extent, and only to the extent, of the amount by which the payment in fact recovered by the Indemnified Party in respect of such third party claim exceeds all costs and expenses incurred in connection with such recovery and any efforts relating thereto.
10.13.    Pre-Closing Breaches.  Purchaser may, but is not obligated to, send a Claim Notice to Company and the Member Representative between the date hereof and the Closing that Purchaser has reason to believe that a Breach has occurred with respect to one or more of the representations, warranties or covenants of the Company Control Group, or any member thereof, under this Agreement. Such Claim Notice shall describe in reasonable detail the alleged Breaches of such representations and warranties (all such alleged Breaches disclosed in any such Claim Notice shall be collectively referred to as “Purchaser Identified Pre-Closing Breaches”). Except for matters disclosed to Purchaser by Sellers pursuant to, and in accordance with, Section 5.17, and to which Purchaser has specifically consented, in writing, pursuant to Section 5.17, between the date of this Agreement and the Closing Date, Sellers will promptly notify Purchaser, in writing, if any Seller becomes aware of (a) any fact, matter or condition that causes or constitutes a Breach of any of the Company Control Group’s representations or warranties as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact, matter or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of the occurrence or discovery of such fact, matter or condition (all such alleged breaches disclosed to Purchaser shall be collectively referred to as “Seller Identified Pre-Closing Breaches”). Subject to Section 9.2 regarding claims which survive the termination of this Agreement, if Closing occurs, Purchaser’s indemnification claims with respect to all Purchaser Identified Pre-Closing Breaches and Seller

Identified Pre-Closing Breaches (collectively, “Pre-Closing Breaches”) shall (i) survive the Closing, without limitation as to time and (ii) be subject to the limitations of liability in Section 10.6 (if any) which are applicable to such Pre-Closing Breaches.
10.14.    Procedure Regarding Known Specific Indemnity Claim. Purchaser and Sellers acknowledge that the matters referred to in Section 10.2(e) will, for purposes of Section 10.7, be deemed to constitute Third Party Claims with respect to which the Member Representative has, in accordance with Section 10.7(b), exercised its right to assume the defense thereof using counsel of its choice reasonably acceptable to Purchaser and that Sellers will (with the reasonable cooperation and assistance of Purchaser) conduct the defense and settlement or other resolution of such Third Party Claims, all in accordance with, and subject to, the provisions of Section 10.7.
11.    AGREEMENT NOT TO COMPETE; ETC.
11.1.    Noncompetition. Each member of the Company Control Group hereby acknowledges and recognizes the highly competitive nature of the Business and, accordingly, each member of the Company Control Group hereby agrees severally, for its or his own account, and not jointly, that such member of the Company Control Group will not, during the Noncompetition Period (subject to extension as provided in Section 11.5), directly or indirectly, (a) engage in any Competing Business, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a passive investor in less than five percent (5%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, representative, independent contractor, creditor or otherwise anywhere in the Restricted Territory; or (b) assist others in engaging in any Competing Business in the manner described in clause (a) of this Section 11.1; or (c) solicit the business of, or trade with, any clients of Company or Platinum PEO with respect to any of the products sold or services provided by Company or Platinum PEO during the two (2) year period immediately preceding the Closing Date; or (d) induce, or otherwise solicit, any clients, vendors or suppliers with whom Company has done business to terminate or otherwise curtail or impair their business relationship with Company, Platinum PEO, Purchaser or Purchaser’s Affiliates; or (e) solicit or induce any individual who was an employee of Company or Platinum PEO immediately prior to the Closing, or who is an employee of Purchaser during the Noncompetition Period, to terminate his or her employment or offer employment to or hire or otherwise engage any such individual whether as a consultant, independent contractor or otherwise, provided, however, that the provisions of this Section 11.1(e) shall not preclude a member of the Company Control Group from (i) making good faith general solicitations for employees through advertisements in publications of general circulation or search firms and hiring any persons through such solicitations; provided, that no member of the Company Control Group encourages or advises such firm to approach any such employee of Purchaser, or (ii) responding to or hiring any employee of Purchaser who contacts such member of the Company Control Group at its or his own initiative without any prior direct or indirect encouragement or solicitation (other than as permitted by clause (i) of this proviso).
11.2.    Confidentiality. Each member of the Company Control Group expressly acknowledges and agrees that Company’s or Platinum PEO’s records, books, data and other confidential information concerning Company’s or Platinum PEO’s products, accounts, customer development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving Company or Platinum PEO are considered by Purchaser to be confidential and in the nature of trade secrets and are valuable, special and unique assets of Purchaser, access to and knowledge of which are essential to preserve the good will and going business value of Company for the benefit of Purchaser and Purchaser’s Affiliates. In recognition of the highly competitive nature of the industry in which Purchaser’s business will be conducted, each member of the Company Control Group further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this or any other confidentiality agreement) and heretofore obtained by Company, Platinum PEO or the Members shall be considered confidential information (collectively, the “Confidential Information”). In recognition of the foregoing, each member of the Company Control Group hereby agrees severally, for its or his own account, and not jointly, that such member of the Company Control Group will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, at any time during the Noncompetition Period, except and to the extent such disclosure is required by law or appropriate court order and written notice thereof, if practicable, is provided to Purchaser not less than ten (10) days prior to such disclosure, nor shall any of the members of the Company Control Group make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this or any other confidentiality agreement), for his, her or its own purposes or for the benefit of any Person (except Purchaser or Purchaser’s Affiliates) under any circumstances.
11.3.    Reformation. It is expressly understood and agreed that, although members of the Company Control Group and Purchaser consider the restrictions set forth in Sections 11.1, 11.2 and 11.6 to be reasonable for the purpose of preserving for Purchaser the goodwill, proprietary rights and going business value of the Business, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in Sections 11.1, 11.2 or 11.6 is an unreasonable or otherwise unenforceable restriction against members of the Company Control Group, the parties hereto do hereby authorize such court to revise and amend the provisions of Sections 11.1, 11.2 and 11.6 so as to produce legally enforceable restrictions, and, if the court refuses to do so, the parties hereto agree that the provisions of Sections 11.1 and 11.2, as appropriate, shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.
11.4.    Equitable Relief. The members of the Company Control Group each acknowledge and agree that Purchaser’s remedy at law for a Breach or attempted Breach of any of the provisions of Sections 11.1, 11.2 and 11.6 would be inadequate and, in recognition of that fact, in the event of a Breach or attempted Breach by a member of the Company Control Group of the provisions of Sections 11.1, 11.2 and 11.6, it is agreed that, in addition to its remedy at law, Purchaser and any other Purchaser Indemnitee shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available, without requiring any such Purchaser Indemnitee to post any bond or other security (other than a nominal bond or other nominal security) or having to prove any Damages. The members of the Company Control Group agree not to oppose any such request for any of the above relief on the grounds that such relief is inappropriate. Nothing set forth in this Section 11.4 shall be construed as prohibiting the Purchaser Indemnitees from pursuing any other rights and remedies available to them for such Breach or threatened Breach pursuant to Section 10.2 or otherwise.
11.5.    Extension of Noncompetition Period. The Noncompetition Period shall be automatically extended with respect to any member of the Company Control Group who has Breached, or attempted to Breach, any of the covenants set forth in Sections 11.1 or 11.6 by a period of time equal to the period of time during which such member of the Company Control Group Breached, or attempted to Breach, Sections 11.1 or 11.6.
11.6.    PEO Noncompetition. In recognition of the fact that (a) Platinum PEO engages in the business of providing PEO Services to clients in connection with the Business and (b) the providing of such PEO Services by any member of the Company Control Group would be likely to materially and adversely affect Purchaser’s ability to operate the Business following the Closing, each member of the Company Control Group, as a material inducement to Purchaser to enter into this Agreement and complete the Contemplated Transactions and to preserve for the benefit of Purchaser and Purchaser’s Affiliates the good will and going business value of Company, hereby agrees severally, for its or his own account, and not jointly, that such member of the Company Control Group will not, at any time during the Noncompetition Period (subject to extension as provided in Section 11.5), directly or indirectly (i)  engage in the business of providing PEO Services to any particular housekeeping, janitorial, laundry, linen, maintenance, food, dietary or nutritional unit or department of any Healthcare Facility if any member of the Purchaser Group is then providing services to such particular unit or department at such Healthcare Facility or (ii) until the earlier of the end of the Restricted Period or twelve (12) months after any such member of the Purchaser Group ceases to provide such services to such particular unit or department, solicit for or engage in the business of providing PEO Services to such particular unit or department.
12.    GENERAL PROVISIONS.
12.1.    Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.
12.2.    Public Announcements. Except as otherwise required by applicable Legal Requirements or the rules of the NASDAQ Market System or any other applicable securities exchange, any public announcement or similar publicity with respect to this Agreement, the Contemplated Transactions or any of the terms thereof will be issued at such time, in such manner and shall include only such information as Purchaser and Company shall mutually agree upon in writing.
12.3.    Confidentiality. Between the date of this Agreement and the Closing Date, Purchaser and each member of the Company Control Group will maintain in confidence, and the parties will cause the respective Related Persons and Representatives of Purchaser and each member of the Company Control Group to maintain in confidence any confidential or proprietary written, oral, or other information obtained from the other party or such parties’ Related Persons or Representatives in connection with this Agreement or the Contemplated Transactions (it being understood that, in all events, such information may be disclosed to a party’s Affiliates, Representatives and financing providers), unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by a Legal Requirement, Proceeding or the rules of the NASDAQ Market System or any other applicable securities exchange; provided, however, that before making any such disclosure, the disclosing party will, if practicable, give the other Persons party hereto not less than ten (10) days prior written notice of such required disclosure so as to afford to such Persons an opportunity to obtain an appropriate protective order. If the Contemplated Transactions are not completed, each party will return or destroy as much of such information (in whatever form or media) as the other party may reasonably request.
12.4.    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt) or (b) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Company, Platinum PEO, Mr. Ganz, Mr. Gribetz or the Members:	Platinum Health Services, LLC 4512 Farragut Road Brooklyn, NY 11203 Attention: Seth E. Gribetz, President and Chief Executive Officer
with a copy to:	Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103‑4196 Attention: Richard P. Jaffe, Esquire
If to Member Representative:	Seth E. Gribetz 70 Walnut Court Englewood, NJ 07631
with copies to:	Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103‑4196 Attention: Richard P. Jaffe, Esquire
Platinum Health Services, LLC 4512 Farragut Road Brooklyn, NY 11203 Attention: Simon Ganz
If to Purchaser:	Healthcare Services Group, Inc. 3220 Tillman Drive, Suite 300 Bensalem, PA 19020 Attention: Theodore Wahl, President and Chief Operating Officer, and John C. Shea, Chief Financial Officer and Secretary
with a copy to:	Stevens & Lee, P.C. 111 North Sixth Street P.O. Box 679 Reading, PA 19603‑0679 Attention: John A. Harenza, Esquire

12.5.    Governing Law; Jurisdiction; Service of Process. This Agreement will be governed by, and construed in accordance with, the domestic, internal laws of the Commonwealth of Pennsylvania without regard to its principles pertaining to conflict of laws. Any Proceeding seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement shall be brought only in the United States District Court for the Eastern District of Pennsylvania in Philadelphia, Pennsylvania. Each party hereby irrevocably consents and submits to the exclusive jurisdiction and venue of such courts and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any Proceeding brought in such court and any claim that such suit, action or Proceeding brought in such court has been brought in an inconvenient forum or that such court lacks jurisdiction.
12.6.    Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.
12.7.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
12.8.    Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Related Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. Except as specifically provided in Section 11.3, this Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
12.9.    Assignments, Successors, and No Third‑Party Rights. None of the parties may assign or otherwise transfer or delegate any of their respective rights, duties or obligations under this Agreement without the prior written consent of the other parties; provided, however, that Purchaser, without the consent of any member of the Company Control Group, shall be permitted to pledge or assign any or all of Purchaser’s rights hereunder to any Affiliate of Purchaser. Any attempted assignment or delegation in contravention of the foregoing restrictions on assignment or transfer shall be null and void. Subject to the two preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Except for the obligations of the Company Control Group and Purchaser to indemnify, defend and reimburse the Purchaser Indemnitees and the Company Indemnitees pursuant to the provisions of Sections 10.2 and 10.3, respectively, and as provided in this Section 12.8, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, permitted assigns, heirs, executors, and personal representatives.

12.10.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
12.11.    General Provisions; Section Headings, Construction. Unless expressly provided otherwise in this Agreement, or in the Related Agreements, or unless the context requires otherwise: (a) all capitalized terms used in the Related Agreements that are defined in this Agreement shall have the respective meanings assigned to them herein; (b) all accounting terms used in this Agreement and in the Related Agreements shall have the meanings given to them in accordance with GAAP; (c) the singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include both genders, and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, and (except as otherwise provided in Sections 11.1, 11.2 and 11.6), jointly and severally, as though each were named wherever the applicable defined term is used; (d) all references to “Sections” shall be deemed to refer to the provisions of this Agreement and all references to “Schedules” and “Exhibits” shall be deemed to refer to the schedules and exhibits annexed to this Agreement; (e) all references to time herein shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect; (f) all references to sections (“§”), subsections (“§§”), paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation, statute or treaty, shall be deemed to include successor, amended, renumbered and replacement provisions thereof; (g) the word “including” or any variation thereof shall not limit the preceding words or terms; (h) any reference to “Dollars” and “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America; (i) the terms “hereof,” “hereby,” “hereunder,” “herein” and similar terms shall refer to this Agreement as a whole. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation; and (j) with respect to those Sections of this Agreement by which Mr. Ganz and Mr. Gribetz are bound, the term “Sellers” shall, unless the context otherwise requires, be deemed to include all members of the Company Control Group.
12.12.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed copy hereof or of any of the Related Agreements by facsimile transmission or electronically in Portable Document Format (PDF) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of any other Related Agreement.
12.13.    Records Retention. For a period of seven (7) years after the Closing Date, Purchaser shall afford to Sellers reasonable access to, and Purchaser shall retain and shall not destroy, that portion of the Acquired Assets consisting of all of the books, records, Governmental Authorizations, reports, data, materials, and documents which relate to the Business prior to the Closing Date for purposes of Sellers complying with any Order or Legal Requirement including responding to any audit or similar proceeding; provided, however, that Purchaser may dispose of any of such material at any time and from time to time if it first shall have afforded Company the opportunity, upon not less than sixty (60) days prior written notice to Company and at Company’ expense, to take possession of any such material.
12.14.    Risk of Loss. Legal title, equitable title and risk of loss with respect to all of the Acquired Assets shall only pass to Purchaser upon the Closing.
12.15.    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.16.    Member Representative; Etc.
(a)    Appointment of Member Representative. Company, Platinum PEO and each of the Members hereby irrevocably make, constitute, and appoint Mr. Gribetz as their representative (the “Member Representative”) and authorizes and empowers the Member Representative to receive all demands, notices and other communications on or with respect to Company, Platinum PEO and each of the Members hereunder as each such Person’s true and lawful attorney‑in‑fact and agent, and for such Person and in such Person’s name, to (i) receive all demands, notices or other communications directed to such Person under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as the Member Representative may deem appropriate as effectively as such Person could act for itself (including, without limitation, the defense of any indemnity claims or the negotiation, settlement or compromise of any dispute or controversy), (ii) give all notices, demands and other communications to Purchaser or other Persons for and on behalf of Company, Platinum PEO and each of the Members, (iii) authorize and direct the release to Purchaser or any other indemnified party hereunder of cash from the Indemnification Escrow in satisfaction of claims made by any such indemnified parties or to object to any such release of funds requested by such indemnified parties, (iv) perform the obligations set forth in Sections 2.4 and 2.5 for and on behalf of Company, Platinum PEO and each of the Members, and (v) take all actions necessary or appropriate in the judgment of the Member Representative to accomplish or otherwise effect any of the foregoing including the execution and delivery of the Related Agreements and all instruments and documents of every kind incident to any of the foregoing duties with the same effect as if such Person had executed and delivered such Related Agreements and other instruments and documents personally. Accordingly, any demands, notices or other communications directed to Company, Platinum PEO and any of the Members hereunder shall be deemed effective if given to the Member Representative. Upon the death, resignation or incapacity of the Member Representative, a successor shall be appointed by Company, Platinum PEO and a majority of the Members which appointment shall be made within the thirty (30) day period immediately following the date of such death, resignation or incapacity, and such successor shall either be one of the remaining Members or any other Person reasonably acceptable to Purchaser who shall agree in writing to accept such appointment in accordance with the terms hereof. The resignation of any Member Representative shall not be effective until a successor Member Representative has been appointed, and has accepted such appointment in accordance with the provisions of this Section 12.16(a). The selection of a successor Member Representative appointed in any manner permitted in this Section 12.16(a) shall be final and binding upon Company, Platinum PEO and all of the Members and written notice of such selection and appointment shall be provided to Purchaser promptly.

(b)    Decisions, Acts, Etc. of Member Representative. Any decision, act, consent or instruction of the Member Representative with respect to matters contemplated by this Section 12.16 shall constitute a decision, act, consent or instruction of Company, Platinum PEO and all of the Members and shall be final, binding and conclusive upon Company, Platinum PEO and each of the Members, and Purchaser and the Escrow Holder may rely on each such decision, act, consent or instruction of the Member Representative as being the decision, act, consent or instruction of Company, Platinum PEO and each of the Members. Purchaser and Escrow Holder are hereby relieved from any liability to any Person for any acts done by them in reliance upon, or in accordance with, any such decision, act, consent or instruction of the Member Representative.
(c)    Acceptance of Appointment by Member Representative. Mr. Gribetz, by his execution of this Agreement, hereby accepts his appointment as the Member Representative pursuant to Section 12.16(a).
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Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HEALTHCARE SERVICES GROUP, INC.

By:	/s/ Theodore Wahl
Name:	Theodore Wahl
Title:	President and Chief Operating Officer

Attest:	/s/ John C. Shea
Name:	John C. Shea
Title:	Chief Financial Officer and Secretary

"Purchaser"

PLATINUM HEALTH SERVICES, LLC

By:	/s/ Seth E. Gribetz
Name:	Seth E. Gribetz
Title:	President and Chief Executive Officer

Attest:	/s/ Howard Kamins
Name:	Howard Kamins
Title:	Secretary

"Company"

PLATINUM HEALTH SERVICES PEO, LLC

By:	/s/ Seth E. Gribetz
Name:	Seth E. Gribetz
Title:	President and Chief Executive Officer

Attest:	/s/ Howard Kamins
Name:	Howard Kamins
Title:	Secretary

"Platinum PEO"

/s/ Joseph Foy
Joseph Foy

Signature Page to Asset Purchase Agreement

PLATINUM SG EQUITIES LLC

By:	/s/ Simon Ganz
Name:	Simon Ganz
Title:	Managing Member

WALNUT COURT CAPITAL ADVISORS, LLC

By:	/s/ Seth E. Gribetz
Name:	Seth E. Gribetz
Title:	Managing Member

Z CAPITAL, LLC

By:	/s/ Marc Zimmet
Name:	Marc Zimmet
Title:	President

"Members"

/s/ Simon Ganz

Simon Ganz, (a) in his personal capacity, and for his own account, solely for the purposes of (a) making the representations and warranties set forth in Section 3 jointly and severally with the Sellers, (b) agreeing to perform the covenants set forth in Section 5 jointly and severally with the Sellers, and (c) agreeing to be bound by Sections 7, 9, 10, 11, and 12.

/s/ Seth E. Gribetz

Seth E. Gribetz, (a) in his capacity as the Member Representative hereunder solely for the purpose of agreeing to be bound by the provisions of Sections 2.4, 2.5, 2.7, and 12.16 and (b) in his personal capacity, and for his own account, solely for the purposes of (i) making the representations and warranties set forth in Section 3 jointly and severally with the Sellers, (ii) agreeing to perform the covenants set forth in Section 5 jointly and severally with the Sellers, and (iii) agreeing to be bound by Sections 7, 9, 10, 11, and 12.

Signature Page to Asset Purchase Agreement